     As filed with the Securities and Exchange Commission on March 14, 2001
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    Form S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                                  INERGY, L.P.
             (Exact name of registrant as specified in its charter)

           Delaware                           5984                         Applied For
 (State or other jurisdiction     (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or
         organization)            Classification Code Number)          Identification No.)

                            1101 Walnut, Suite 1500
                          Kansas City, Missouri 64106
                                 (816) 842-8181
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                                John J. Sherman
                            1101 Walnut, Suite 1500
                          Kansas City, Missouri 64106
                                 (816) 842-8181
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:

        David P. Oelman                Paul E. McLaughlin                Joshua Davidson
    Catherine S. Gallagher        Stinson, Mag & Fizzell, P.C.         Baker Botts L.L.P.
    Vinson & Elkins L.L.P.          1201 Walnut, Suite 2800              One Shell Plaza
    1001 Fannin, Suite 2300       Kansas City, Missouri 64106             910 Louisiana
   Houston, Texas 77002-6760             (816) 842-8600               Houston, Texas 77002
        (713) 758-2222                                                   (713) 229-1234

                                ----------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                Proposed
   Title of Each Class of                  Maximum  Aggregate     Amount of
Securities to be Registered               Offering Price(1)(2) Registration Fee
-------------------------------------------------------------------------------
Common units representing limited
 partnership interests..................      $36,225,000           $9,057

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Includes 225,000 common units issuable upon exercise of the underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the Registration Statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities, and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 14, 2001

PROSPECTUS

                             1,500,000 Common Units
                              [INERGY, L.P. LOGO]
                     Representing Limited Partner Interests

                                 ------------

  We are offering 1,500,000 common units representing limited partner interests. This is the initial public offering of our common units. We expect the initial public offering price to be between $19.00 and $21.00 per unit. We intend to distribute a minimum quarterly distribution of $0.60 per unit, or $2.40 per unit each year, to the extent we have sufficient cash from our operations after payment of fees and expenses, including reimbursements to our general partner. We have applied to list the common units on the Nasdaq National Market under the symbol "NRGY."


                                 ------------

                          PRICE $     PER COMMON UNIT

                                 ------------

                 Investing in our common units involves risks.
                    See "Risk Factors" beginning on page 11.

  These risks include the following:

  . We may not be able to generate sufficient cash from operations to allow us to pay the minimum quarterly distribution on the common units every quarter.

  . Our financial results will depend on our ability to maximize profits from propane sales, which are affected by weather conditions, product prices and competition.

  . Conflicts of interest may arise between our general partners and their affiliates, on the one hand, and us and our unitholders, on the other hand. The legal duties of our general partners to you are limited.

  . Our managing general partner manages our business. You will have limited voting rights and limited ability to remove the managing general partner.

  . You will experience immediate and substantial dilution in net tangible book value of $15.91 per common unit.

  . You may be required to pay taxes on income from us even if you do not receive any cash distributions.

  .   An active trading market may not develop for the common units.

                                                                   Per
                                                               Common Unit Total
                                                               ----------- -----
Initial public offering price.................................     $          $
Underwriting discount.........................................     $        $
Proceeds, before expenses, to Inergy, L.P.....................     $        $

  We have granted the underwriters a 30-day option to purchase up to an additional 225,000 common units to cover over-allotments. The underwriters
expect to deliver the common units to purchasers on     , 2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

A.G. Edwards & Sons, Inc.
                   First Union Securities, Inc.
                                                                  Raymond James

                         Prospectus dated        , 2001

                   [PHOTOGRAPHS OF INERGY, L.P.'S OPERATIONS]

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy our common units in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common units.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................   1
  Inergy, L.P..............................................................   1
  Summary of Conflicts of Interest and Fiduciary Responsibilities..........   4
  Partnership Structure and Management.....................................   4
  The Offering.............................................................   6
  Summary Historical and Pro Forma Financial and Operating Data............   9

RISK FACTORS...............................................................  11
  Risks Inherent in our Business...........................................  11
  Risks Inherent in an Investment in Inergy, L.P...........................  15
  Tax Risks To Common Unitholders..........................................  18

USE OF PROCEEDS............................................................  20

CAPITALIZATION.............................................................  21

DILUTION...................................................................  22

CASH DISTRIBUTION POLICY...................................................  23
  Distributions of Available Cash..........................................  23
  Operating Surplus and Capital Surplus....................................  23
  Subordination Period.....................................................  24
  Distributions of Available Cash from Operating Surplus during the
   Subordination Period....................................................  26
  Distributions of Available Cash from Operating Surplus after the
   Subordination Period....................................................  26
  Incentive Distribution Rights--Hypothetical Annualized Yield.............  26
  Distributions from Capital Surplus.......................................  27
  Adjustment to the Minimum Quarterly Distribution and Target Distribution
   Levels..................................................................  28
  Distributions of Cash Upon Liquidation...................................  28

CASH AVAILABLE FOR DISTRIBUTION............................................  31

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS......................  33

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA...........................  39

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................  43
  General..................................................................  43
  Inergy Partners..........................................................  45
  Hoosier Propane Group....................................................  47
  Country Gas Company, Inc.................................................  51
  Liquidity and Capital Resources..........................................  51
  Quantitative and Qualitative Disclosure about Market Risk................  53

BUSINESS...................................................................  54
  General..................................................................  54
  Industry Background and Competition......................................  55
  Competitive Strengths....................................................  56

  Retail Operations........................................................  58
  Wholesale Supply and Distribution Operations.............................  60
  Transportation Assets, Truck Fabrication and Maintenance.................  60
  Supply...................................................................  60
  Pricing Policy...........................................................  61
  Billing and Collection Procedures........................................  61
  Properties...............................................................  61
  Trademark and Tradenames.................................................  62
  Employees................................................................  62
  Government Regulation....................................................  62
  Litigation...............................................................  63
MANAGEMENT.................................................................  64
  Our Managing General Partner Manages Inergy, L.P.........................  64
  Directors, Executive Officers and Other Key Employees of Inergy GP, LLC..  64
  Reimbursement of Expenses of the Managing General Partner................  66
  Compensation of Directors................................................  66
  Employment Agreements....................................................  67
  Long-Term Incentive Plan.................................................  67
  Unit Purchase Plan.......................................................  68

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  69

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  71
  Related Party Transactions...............................................  71
  Distributions and Payments to the Managing General Partner and the Non-
   managing General Partner................................................  72
  Rights of our Managing General Partner and our Non-managing General
   Partner.................................................................  73
  Agreements Governing the Transactions....................................  73

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES.......................  74
  Conflicts of Interest....................................................  74

DESCRIPTION OF THE COMMON UNITS............................................  78
  The Units................................................................  78
  Transfer Agent and Registrar.............................................  78

DESCRIPTION OF THE SUBORDINATED UNITS......................................  80
  Conversion of Subordinated Units.........................................  80
  Limited Voting Rights....................................................  81
  Distributions Upon Liquidation...........................................  82

THE PARTNERSHIP AGREEMENT..................................................  83
  Organization.............................................................  83
  Purpose..................................................................  83
  Power of Attorney........................................................  83
  Capital Contributions....................................................  83
  Limited Liability........................................................  83
  Issuance of Additional Securities........................................  84
  Amendment of the Partnership Agreement...................................  85
  Merger, Sale or Other Disposition of Assets..............................  87
  Termination and Dissolution..............................................  88
  Liquidation and Distribution of Proceeds.................................  88
  Withdrawal or Removal of the General Partners............................  88
  Transfer of General Partner Interests and Incentive Distribution Rights..  90
  Change of Management Provisions..........................................  90

  Limited Call Right...........................................    91
  Meetings; Voting.............................................    91
  Status as Limited Partner or Assignee........................    92
  Non-Citizen Assignees; Redemption............................    92
  Indemnification..............................................    93
  Books and Reports............................................    93
  Right to Inspect our Books and Records.......................    93
  Registration Rights..........................................    94

UNITS ELIGIBLE FOR FUTURE SALE.................................    95
TAX CONSIDERATIONS.............................................    97
  Partnership Status...........................................    97
  Limited Partner Status.......................................    98
  Tax Consequences of Unit Ownership...........................    99
  Tax Treatment of Operations..................................   104
  Disposition of Common Units..................................   104
  Uniformity of Units..........................................   106
  Tax-Exempt Organizations and Other Investors.................   107
  Administrative Matters.......................................   108
  State, Local and Other Tax Considerations....................   110

INVESTMENT IN INERGY, L.P. BY EMPLOYEE BENEFIT PLANS...........   111

UNDERWRITING...................................................   112

VALIDITY OF THE COMMON UNITS...................................   115

EXPERTS........................................................   115

WHERE YOU CAN FIND MORE INFORMATION............................   115

FORWARD-LOOKING STATEMENTS.....................................   116

INDEX TO FINANCIAL STATEMENTS..................................   F-1

Appendix A--
 Form of Amended and Restated Agreement of Limited Partnership..  A-1

Appendix B--Form of Application For Transfer of Common Units...   B-1

Appendix C--Glossary of Terms..................................   C-1

Appendix D--Pro Forma Available Cash From Operating Surplus....   D-1

   Until         , 2001, all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements. The information presented in this prospectus assumes that the underwriters' over-allotment option is not exercised. You should read "Summary of Risk Factors" beginning on page 3 and "Risk Factors" beginning on page 11 for more information about important factors that you should consider before buying common units. We include a glossary of some of the terms used in this prospectus as Appendix C.

                                  INERGY, L.P.

   We own and operate a rapidly growing retail and wholesale propane marketing and distribution business. Since our inception in November 1996, we have acquired eleven propane companies for an aggregate purchase price of approximately $110 million. For the fiscal year ended September 30, 2000, on a pro forma combined basis:

  . we sold approximately 50 million gallons of propane to retail customers and approximately 210 million gallons of propane to wholesale customers, and

  . we had operating income plus depreciation and amortization, other income and non-cash charges of approximately $12.8 million.

   Our retail business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. We market our propane products under four regional brand names: Bradley Propane, Country Gas, Hoosier Propane and McCracken. We serve approximately 71,000 retail customers from 30 customer service centers, including approximately 1.8 million gallons of above-ground propane storage capacity, in Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Tennessee, Virginia and Wisconsin. In addition to our retail business, we operate a wholesale supply and distribution business providing propane procurement, transportation, supply and price risk management services to our customer service centers, as well as to independent dealers and multistate marketers and, to a lesser extent, selling propane as standby fuel to industrial end-users. We currently provide wholesale supply and distribution services to approximately 350 customers in 24 states, primarily in the Midwest and Southeast.

Our Competitive Strengths

   We believe that we are well positioned to compete in the propane industry. Our competitive strengths include:

  . Proven Acquisition Expertise. Our executive officers and key employees, who average more than fifteen years experience in the propane industry, have significant industry contacts that have enabled us to negotiate all eleven of our acquisitions on an exclusive basis. This acquisition expertise should allow us to continue to grow through strategic and accretive acquisitions that complement our existing operations.

  . Internal Growth. We consistently promote internal growth in our retail operations through a combination of marketing programs and employee incentives. We also provide various financial and other services, including level payment, fixed price and price cap programs, supply, repair and maintenance contracts, and 24-hour customer service, in order to attract new customers and retain existing customers.

  . Operations in High Growth Markets. Our Southeastern operations, which accounted for approximately 33% of our pro forma retail volumes for the fiscal year ended September 30, 2000, are concentrated in higher-than-average population growth areas, where natural gas distribution is not cost effective. We intend to continue to focus our acquisitions in high growth markets.

  . Regional Branding. We believe that our success in generating internal growth at our customer service centers results from our established, locally recognized trade names. We attempt to capitalize on the reputation of the companies we acquire by retaining their local brand names and employees, thereby preserving the goodwill of the acquired business and fostering employee loyalty and customer retention.

  . High Percentage of Retail Sales to Residential Customers. Our retail propane operations concentrate on sales to residential customers who generate higher margins and are generally more stable purchasers than other customers. For the fiscal year ended September 30, 2000, sales to residential customers represented approximately 70% of our retail propane gallons sold and approximately 77% of our retail gross profits, on a pro forma combined basis.

  . Strong Wholesale Supply, Marketing and Distribution Business. One of our distinguishing strengths is our procurement and distribution expertise and capabilities. For the fiscal year ended September 30, 2000, on a pro forma combined basis, we sold approximately 210 million gallons of propane on a wholesale basis to independent dealers and multistate marketers. We also offer transportation services to these distributors through our fleet of transport vehicles and price risk management services to our customers through a variety of financial and other instruments. Our wholesale business provides us with a growing income stream as well as valuable market intelligence and awareness of potential acquisition opportunities. In addition, these operations help us achieve a secure, efficient source of supply and product cost advantages for our customer service centers. Moreover, the presence of our trucks across the Midwest and Southeast allows us to take advantage of various pricing and distribution inefficiencies that exist in the market from time to time.

  . Flexible Financial Structure. We believe that our ability to make acquisitions will be enhanced following the completion of this offering. Concurrently with the closing of the offering, we intend to amend and restate our bank credit facility to provide for a $75 million credit facility to be used for acquisitions and a $30 million revolving credit facility to be used for working capital and other general partnership purposes. We will also have the ability to fund acquisitions through the issuance of additional partnership interests.

   Our primary objective is to increase distributable cash flow for our unitholders, while maintaining the highest level of commitment and service to our customers. We intend to pursue this objective by capitalizing on our competitive strengths.

Industry Background

   Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. Our retail propane business consists principally of transporting propane to our customer service centers and other distribution areas and then to tanks located on our customers' premises. Retail propane falls into three broad categories: residential, industrial and commercial and agricultural. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control.

   According to the American Petroleum Institute, the domestic retail market for propane is approximately 11.2 billion gallons annually. This represents approximately 5% of household energy consumption in the United States. The propane distribution industry is characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of these local distributors have sought to sell their businesses for reasons that include retirement and estate planning. In addition, the propane industry faces increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer-oriented technologies. Primarily as a result of these factors, the industry is undergoing consolidation, and we, as well as other national and regional distributors, have been active consolidators in the propane market. In recent years, an active, competitive market has existed for the acquisition of propane assets and businesses. We expect this acquisition market to continue for the foreseeable future.

Summary of Risk Factors

 Risks Inherent in our Business

  . We may not be able to generate sufficient cash from operations to allow us to pay the minimum quarterly distribution.

  . Our assumptions concerning future operations may not be realized.

  . Since weather conditions may adversely affect the demand for propane, our financial condition is vulnerable to warm winters.

  . Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect our operating results.

  . Our future financial performance will be limited, if we do not make acquisitions on economically acceptable terms.

  . Our indebtedness may limit our ability to borrow additional funds, make distributions to you or capitalize on acquisition or other business opportunities.

  . Because of the highly competitive nature of the retail propane business, we may not be able to maintain existing customers or acquire new customers.

 Risks Inherent in an Investment in Inergy, L.P.

  . Unitholders have limited voting rights and do not control our managing general partner.

  . Our ability to make distributions may be adversely affected by our obligation to first reimburse our general partners.

  . You will experience immediate and substantial dilution in net tangible book value of $15.91 per common unit.

  . We may issue additional common units without your approval, which would dilute your existing ownership interests.

  . Our general partners have conflicts of interest and limited fiduciary responsibilities, which may permit our general partners to favor their own interests to the detriment of unitholders.

  . An active trading market may not develop for the common units.

 Tax Risks to Common Unitholders

  . The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

  . A successful IRS contest of the federal income tax positions we take may adversely impact the market for common units.

  . You may be required to pay taxes even if you do not receive any cash distributions.

        SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

   Inergy GP, LLC, our managing general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary" duty. However, because our managing general partner is a subsidiary of Inergy Holdings, LLC, generally referred to as Inergy Holdings in this prospectus, its officers and directors also have fiduciary duties to manage our managing general partner's business in a manner beneficial to the members of Inergy Holdings. As a result of these relationships and others, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partners and their affiliates, on the other. For a more detailed description of the conflicts of interest and fiduciary responsibilities of our general partners, please read "Conflicts of Interest and Fiduciary Responsibilities."

   Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partners to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partners' fiduciary duties. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

                      PARTNERSHIP STRUCTURE AND MANAGEMENT

   Our operations will be conducted through, and our operating assets will be owned by, our subsidiaries. We will own our interests in our subsidiaries through our operating company, Inergy Propane, LLC. Upon consummation of the offering of the common units and the related transactions:

  . We will own a 98.9899% membership interest in Inergy Propane, LLC.

  . Inergy GP, LLC, our managing general partner, will have sole responsibility for conducting our business and managing our operations. Our managing general partner has no ownership interest in us and does not receive any management fee or other compensation in connection with its management of our business, but it is reimbursed for direct and indirect expenses incurred on our behalf.

  . Inergy Partners, LLC, our non-managing general partner, will own a 1% general partner interest in us and a 1.0101% membership interest in our operating company. Our non-managing general partner will have no operational or managerial responsibilities under our partnership agreement. Our non-managing general partner will own a 2% interest in us and our operating company on a combined basis. In this prospectus, we refer to this interest owned by the non-managing general partner as its combined 2% interest. Our non-managing general partner is entitled to distributions on its combined 2% interest.

  . Inergy Holdings will own 100% of our managing general partner, substantially all of our non-managing general partner and all of the incentive distribution rights, which entitle it to receive increasing percentages, up to 48%, of any cash we distribute in excess of $0.66 per unit in any quarter.

  . New Inergy Propane, LLC, a wholly-owned subsidiary of our non-managing general partner, owns 1,106,266 senior subordinated units and 572,542 junior subordinated units, representing an aggregate limited partner interest in us of approximately 31%.

   Our principal executive offices are located at 1101 Walnut, Suite 1500, Kansas City, Missouri 64106, and our phone number is (816) 842-8181.

   The chart on the following page depicts the organization and ownership of us and our operating company, after giving effect to the offering and the related transactions. The percentages reflected in the organization chart represent the approximate ownership interests in Inergy, L.P. and Inergy Propane, LLC, individually and not on a combined basis, unlike the other presentations in this prospectus.

[FLOW CHART APPEARS HERE]

                                  THE OFFERING

Common units offered......    1,500,000 common units.

                              1,725,000 common units if the underwriters exercise their over-allotment option in full.

Units outstanding after
this offering.............
                              1,500,000 common units, representing a 27.3% limited partner interest in Inergy, L.P.; 3,313,367 senior subordinated units, representing a 60.3% limited partner interest in Inergy, L.P.; and 572,542 junior subordinated units, representing a 10.4% limited partner interest in Inergy, L.P.

Cash distributions........    We intend to make minimum quarterly distributions
                              of $0.60 per unit. In general, we will pay any cash distributions we make each quarter in the following manner:

                              . first, 98% to the common units and 2% to the
                                non-managing general partner, until each common unit has received a minimum quarterly distribution of $0.60 plus any arrearages from prior quarters;

                              . second, 98% to the senior subordinated units
                                and 2% to the non-managing general partner, until each senior subordinated unit has received a minimum quarterly distribution of $0.60; and

                              . third, 98% to the junior subordinated units and
                                2% to the non-managing general partner, until each junior subordinated unit has received a minimum quarterly distribution of $0.60.

                              If cash distributions exceed $0.66 per unit in any quarter, Inergy Holdings will receive increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to Inergy Holdings' right to receive these higher amounts of cash as "incentive distribution rights."

                              We must distribute all of our cash on hand at the end of each quarter, less reserves established by our managing general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement and in the glossary in Appendix C. The amount of available cash may be greater than or less than the minimum quarterly distribution.

                              We believe that, based on the assumptions listed on page 31 of the prospectus, we will have sufficient available cash from operating surplus for each quarter to make the minimum quarterly distribution of $0.60 on all units for each quarter through June 30, 2002. Our pro forma available cash from operating surplus for the fiscal year ended September 30, 2000 would have been sufficient to allow us to pay the minimum quarterly distribution on all of our common units and approximately 33% of the minimum quarterly distribution on the senior subordinated units. Our pro forma available cash from operating surplus for the twelve months ended

                              December 31, 2000 would have been sufficient to allow us to pay the minimum quarterly distribution on all of the common units and approximately 75% of the minimum quarterly distribution on the senior subordinated units. Please read "Cash Available for Distribution."

Subordination periods.....    The subordination period will end once we meet
                              the financial tests in the partnership agreement, but it generally cannot end before June 30, 2006 with respect to the senior subordinated units and June 30, 2008 with respect to the junior subordinated units.

                              When the applicable subordination period ends, all remaining senior or junior subordinated units, as applicable, will convert into common units on a one-for-one basis. Once all subordinated units have been converted into common units, the common units sold in this offering will no longer be entitled to arrearages.

Early conversion of
subordinated units........
                              If we meet the applicable financial tests in the partnership agreement for any quarter ending on or after June 30, 2004, 25% of the senior subordinated units will convert into common units. If we meet these tests for any quarter ending on or after June 30, 2005, an additional 25% of the senior subordinated units will convert into common units. The early conversion of the second 25% of the senior subordinated units may not occur until at least one year after the early conversion of the first 25% of the senior subordinated units.

                              If we meet the applicable financial tests in the partnership agreement for any quarter ending on or after June 30, 2006, 25% of the junior subordinated units will convert into common units. If we meet such tests for any quarter ending on or after June 30, 2007, an additional 25% of the junior subordinated units will convert into common units. The early conversion of the second 25% of the junior subordinated units may not occur until at least one year after the early conversion of the first 25% of the junior subordinated units.

                              Notwithstanding the foregoing, all outstanding junior subordinated units may convert into common units on a one-for-one basis on or after June 30, 2006, if we have paid a distribution of at least $2.80 on each outstanding unit for each of the three preceding non-overlapping four-quarter periods, all of the senior subordinated units have been converted into common units, and we have met other applicable financial tests in the partnership agreement.

Issuance of additional        In general, while any senior subordinated units
units.....................    remain outstanding, we can issue up to 750,000
                              additional common units, or 50% of the common units outstanding immediately after this offering, without obtaining unitholder approval.
                              We can also issue an unlimited number of common units for acquisitions that increase cash flow from operations per unit on a pro forma basis. We refer to acquisitions which increase cash flow from operations on a per unit basis as "accretive."

Voting rights.............    Unlike the holders of common stock in a
                              corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our managing general partner or its directors on an annual or other continuing basis. The managing general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding units, including units owned by the general partners and their affiliates.

Limited call right........    If at any time not more than 20% of the
                              outstanding common units are held by persons other than our general partners and their affiliates, our managing general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then current market price of the common units.

Estimated ratio of
taxable income to
distributions.............
                              We estimate that if you own the common units you purchase in this offering through June 30, 2004, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period
                              that will be approximately      % of the cash
                              distributed to you with respect to that period.

                              Please read "Tax Considerations--Tax Treatment of Unitholders--Ratio of Taxable Income to Distributions" for the basis of this estimate.

Exchange listing..........    We have applied to list the common units on the
                              Nasdaq National Market under the symbol "NRGY."

                   SUMMARY HISTORICAL AND PRO FORMA FINANCIAL
                               AND OPERATING DATA

   The following table shows selected historical financial data for our predecessor, Inergy Partners, LLC, and pro forma financial and operating data of Inergy, L.P., in each case for the periods and as of the dates indicated. The selected historical financial data for the years ended September 30, 1998, 1999 and 2000 are derived from the audited financial statements of Inergy Partners, LLC. The selected historical financial data for the three months ended December 31, 1999 and 2000 are derived from the unaudited financial statements of Inergy Partners, LLC. The historical other data is unaudited. The historical financial and other data of Inergy Partners, LLC include the results of operations of Country Gas Company, Inc. from June 1, 2000, the date of acquisition, but do not include the historical results of operations of the Hoosier Propane Group, which was acquired on January 12, 2001.

   The summary pro forma financial and operating data of Inergy, L.P. reflect the consolidated historical operating results of Inergy Partners, LLC., Country Gas Company, Inc. and the Hoosier Propane Group as adjusted for the offering and the related transactions. The summary pro forma financial data are derived from the unaudited pro forma financial statements. The pro forma balance sheet assumes that the Hoosier Propane Group acquisition and the offering and related transactions occurred on December 31, 2000. The pro forma statements of operations assume that the Country Gas acquisition, the Hoosier Propane Group acquisition and the offering and related transactions occurred on October 1, 1999. For a description of all of the assumptions used in preparing the summary pro forma financial data, you should read the notes to the pro forma financial statements for Inergy, L.P. The pro forma financial and operating data should not be considered as indicative of the historical results we would have had or the future results that we will have after the offering.

   "EBITDA" listed in the table below is defined as operating income plus depreciation and amortization, other income and non-cash charges. EBITDA should not be considered an alternative to net income, as an indicator of operating performance, or as an alternative to cash flow, as a measure of liquidity or ability to service debt obligations. Instead EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution. The definition of EBITDA that we use may be different from that used by other corporations or partnerships.

   The following table should be read together with, and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                Inergy Partners, LLC--Historical               Inergy, L.P Pro Forma
                          -------------------------------------------------  --------------------------
                                                       Three Months Ended                  Three Months
                          Years Ended September 30,       December 31,        Year Ended      Ended
                          ---------------------------  --------------------  September 30, December 31,
                           1998      1999      2000      1999       2000         2000          2000
                          -------  --------  --------  ---------  ---------  ------------- ------------
                                          (in thousands, except per unit amounts)
Statement of Operations
 Data:
Revenues................  $ 7,507  $ 19,135  $ 93,595   $ 20,563   $ 72,411    $167,031      $103,952
Cost of product sold....    4,215    13,754    81,636     17,003     63,608     134,566        88,780
                          -------  --------  --------  ---------  ---------    --------      --------
Gross profit............    3,292     5,381    11,959      3,560      8,803      32,465        15,172
Expenses:
 Operating and
  administrative(a).....    2,424     4,119     8,990      1,936      3,958      20,046         6,379
 Depreciation and
  amortization..........      394       690     2,286        426        769       7,746         1,880
                          -------  --------  --------  ---------  ---------    --------      --------
Operating income........      474       572       683      1,198      4,076       4,673         6,913
Other income (expense):
 Interest expense.......     (569)     (962)   (2,740)      (549)      (929)     (5,251)       (1,305)
 Interest income........      --        --        --         --         --          272            57
 Gain on sale of
  property, plant and
  equipment.............      --        101       --         --         --           72            10
 Other..................       60       160       235         49         62         419           152
                          -------  --------  --------  ---------  ---------    --------      --------
Income (loss) before
 income taxes...........      (35)     (129)   (1,822)       698      3,209         185         5,827
Provision for income
 taxes..................      --         56         7        --         --            7           --
                          -------  --------  --------  ---------  ---------    --------      --------
Net income (loss).......  $   (35) $   (185) $ (1,829) $     698  $   3,209    $    178      $  5,827
                          =======  ========  ========  =========  =========    ========      ========
Pro forma net income per
 limited partner unit...                                                       $   0.03      $   1.06
                                                                               ========      ========

Balance Sheet Data (end
 of period):
Current assets..........  $ 2,119  $ 11,390  $ 22,199  $  14,569  $  45,846                  $ 48,121
Total assets............   10,230    38,896    68,924     43,922     93,448                   168,023
Long-term debt,
 including current
 portion................    5,694    22,337    34,927     24,201     38,667                    60,170
Members'
 equity/partners'
 capital................    2,611     5,269    13,868      7,810     16,737                    64,635

Cash Flow Data:
Net cash provided by
 (used in) operating
 activities.............  $   362  $   (847) $   (309) $  (1,543) $  (1,324)
Net cash used in
 investing activities...     (727)  (13,057)  (12,377)    (2,297)    (1,636)
Net cash provided by
 financing activities...      336    14,056    13,907      3,688      3,381

Other Data (Unaudited):
Retail propane gallons
 sold...................    5,612     8,076    15,592      4,900      9,691      48,618        18,272
Wholesale propane
 gallons sold...........      N/A    24,745   142,618     37,192     86,527     211,491       110,213
EBITDA..................  $   928  $  1,500  $  3,283  $   1,692  $   4,926    $ 12,838      $  8,945
Maintenance capital
 expenditures(b)........       61       156       283        103        502       1,234           619

--------
(a) The historical financial statements include non-cash charges related to amortization of deferred compensation of $78,000 and $79,000 for the years ended September 30, 1999 and 2000, respectively, and $19,000 for each of the three month periods ended December 31, 1999 and 2000.
(b) Capital expenditures fall generally into three categories: (1) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of our retail customer base, (2) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (3) acquisition capital expenditures.

                                  RISK FACTORS

   Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in the common units.

   If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in our Business

 We may not be able to generate sufficient cash from operations to allow us to pay the minimum quarterly distribution.

   The amount of cash we can distribute on our common units depends upon the cash we generate from our operations. Because the cash we generate from operations will fluctuate from quarter to quarter, we may not be able to pay the minimum quarterly distribution for each quarter. Our cash distributions will depend primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income. The actual amount of cash available for distribution will also depend on other factors, including required debt service amounts, capital expenditures, fluctuations in working capital, weather patterns and prevailing economic conditions. In addition, the partnership agreement gives our managing general partner discretion in establishing reserves for the proper conduct of our business. These reserves will also affect the amount of cash available for distribution.

   The amount of cash needed to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the general partner interests to be outstanding immediately after the offering is approximately $13.2 million. If we had completed the transactions contemplated in this prospectus on October 1, 1999, pro forma available cash from operating surplus generated during the fiscal year ended September 30, 2000 would have been approximately $6.4 million. This amount would have been sufficient to allow us to pay the minimum quarterly distribution on all of the common units and approximately 33% of the minimum quarterly distribution on the senior subordinated units, but would have been insufficient to allow us to pay any distribution on the junior subordinated units. For a calculation of our ability to make distributions to you based on our pro forma results for the fiscal year ended September 30, 2000 and for the twelve months ended December 31, 2000, please see "Cash Available for Distribution" and Appendix D. The terms "available cash" and "operating surplus" are technical terms which are precisely defined in our partnership agreement. We have included these definitions in our glossary. "Available cash" generally means cash on hand at the end of the quarter, including any working capital borrowings, less appropriate reserves. "Operating surplus" generally means cash received from our operations, as opposed to long-term borrowings or major asset sales, less our operating expenses.

 Our assumptions concerning future operations may not be realized.

   In establishing the terms of this offering, including the number and initial offering price of the common units, the number of common units and subordinated units to be received by affiliates of our general partners, and the minimum quarterly distribution as well as in making the statement that we will have sufficient cash from operating surplus for each quarter to make the minimum quarterly distribution of $0.60 for each quarter through June 30, 2002, we have relied on assumptions concerning our future operations, including assumptions that:

  . The temperatures in our operating areas will be consistent with the average temperatures experienced over the last 15 years as reported by the National Oceanic and Atmospheric Administration.

  . Sales of retail gallons sold will grow approximately 4% and sales of wholesale gallons sold will grow approximately 20%.

  . Our average retail margin will increase approximately $0.02 per gallon and average wholesale margins will remain constant.

  . Our gross profits from freight, tank rentals, heating oil sales and appliance sales and services will increase approximately 5% in the aggregate.

  . We will experience approximately $500,000 of incremental general and administrative expense as a result of becoming a public company, partially offset by the elimination of redundant costs in our acquired businesses.

  . The interest rates on our borrowings will be lower because our debt coverage ratios will improve as a result of the offering.

  . We will experience maintenance capital expenditures of between $1.3 and $1.5 million.

  . No material accidents or other events will occur that disrupt our wholesale or retail marketing and distribution of propane.

  . Market, regulatory and overall economic conditions will not change substantially.

   Although we believe our assumptions are within a range of reasonableness, neither we nor our managing general partner can control whether the assumptions are realized. If our assumptions are not realized, the actual available cash from operating surplus that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make cash distributions in the amounts currently anticipated. Accordingly, we may not be able to pay the minimum quarterly distribution or any other amounts.

 Since weather conditions may adversely affect the demand for propane, our financial condition is vulnerable to warm winters.

   Weather conditions have a significant impact on the demand for propane because our customers depend on propane principally for heating purposes. As a result, weather conditions may adversely impact our operating results and financial condition. During the peak heating season of October through March, sales of propane represent approximately 70% of our annual retail propane volume and over 95% of our EBITDA. Actual weather conditions can substantially change from one year to the next. Furthermore, warmer than normal temperatures in one or more regions in which we operate can significantly decrease the total volume of propane we sell. Consequently, our operating results may vary significantly due to actual changes in temperature. During the fiscal years ended September 30, 1999 and 2000, temperatures were significantly warmer than normal in our areas of operation. We believe that overall levels of EBITDA generated during fiscal 1999 and 2000 were adversely affected primarily due to this abnormally warm weather.

 Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect our operating results.

   The propane industry is a "margin-based" business in which gross profits depend on the excess of sales prices over supply costs. As a result, our profitability will be sensitive to changes in wholesale prices of propane caused by changes in supply or other market conditions. When there are sudden and sharp increases in the wholesale cost of propane, we may not be able to pass on these increases to our customers through retail or wholesale prices. Propane is a commodity and the price we pay for it can fluctuate significantly in response to supply or other market conditions. We have no control over supply or market conditions. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce our gross profits and could, if continued over an extended period of time, reduce demand by encouraging our retail customers to conserve or convert to alternative energy sources.

 If we are not able to purchase propane from our principal suppliers, our operations might be adversely affected.

   During the fiscal year ended September 30, 2000, BP Amoco p.l.c. accounted for approximately 21% of our volume of propane purchases on a pro forma combined basis. Substantially all of these purchases were made under supply contracts that have a term of one year, are subject to annual renewal and provide various pricing formulas. Although we believe that alternative sources of supply are readily available in the market, in the event that we are unable to purchase propane from this supplier, our failure to obtain alternate sources of supply at competitive prices and on a timely basis would have a material adverse effect on our results of operations. Historically, a substantial portion of the propane purchased to support our operations has originated at Conway, Kansas, Hattiesburg, Mississippi and Mont Belvieu, Texas and has been shipped to us through major common carrier pipelines. Any significant interruption in the service at these storage facilities or on the common carrier pipelines we use could have a material adverse effect on our business.

 If we do not make acquisitions on economically acceptable terms, our future financial performance will be limited.

   The propane industry is not a growth industry because of increased competition from alternative energy sources. In addition, as a result of longstanding customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and propane's higher cost as compared to certain other energy sources, we may have difficulty in increasing our retail customer base other than through acquisitions. Therefore, while our business strategy includes internal growth, our ability to grow will depend principally on acquisitions. Our future financial performance depends on our ability to make acquisitions at attractive prices. We cannot assure you that we will be able to identify attractive acquisition candidates in the future or that we will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business has intensified and become more costly. We may not be able to grow as rapidly as we expect through acquiring additional businesses after this offering closes for various reasons, including the following:

  . This offering will not provide us with any cash for acquisitions and we expect we will use our cash from operations primarily for reinvestment in our business and distributions to unitholders. Consequently, the extent to which we are unable to use cash or access capital to pay for additional acquisitions may limit our growth and impair operating results. Further, any debt incurred to finance acquisitions may affect our ability to make distributions to the unitholders.

  . Although we intend to use common units as an acquisition currency, some prospective sellers may not be willing to hold units and their issuance in some circumstances may be dilutive.

   Moreover, any acquisition involves potential risks, including:

  . the inability to integrate the operations of recently acquired businesses,

  . the diversion of management's attention from other business concerns,

  . customer or key employee loss from the acquired businesses, and

  . a significant increase in our indebtedness.

 Our indebtedness may limit our ability to borrow additional funds, make distributions to you or capitalize on acquisition or other business opportunities.

   As of February 28, 2001, our total long-term indebtedness was approximately $91.8 million. Upon completion of the offering, we expect our total long-term indebtedness to be approximately $65.8 million, including approximately $50 million outstanding under our bank credit facility, $14.5 million under our revolving credit facility and $1.3 million of other indebtedness. Our payment of principal and interest on the indebtedness will reduce the cash available for distribution on the units. We will be prohibited by our credit facility from making cash distributions during an event of default under any of our indebtedness. Furthermore, our leverage and various limitations in the credit facility may reduce our ability to incur additional indebtedness, to engage in some transactions and to capitalize on acquisition or other business opportunities. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

 Because of the highly competitive nature of the retail propane business, we may not be able to maintain existing customers or acquire new customers, which would have an adverse impact on our operating results and financial condition.

   If we are unable to compete effectively, we may lose existing customers or fail to acquire new customers, which will have a material adverse effect on our results of operations and financial condition.

   We have competitors and potential competitors who are larger and have substantially greater financial resources than we do, which may provide them with some advantages. Also, because of relatively low barriers to entry into the retail propane business, numerous small retail propane distributors, as well as companies not engaged in retail propane distribution, may enter our markets and compete with us. Competition in the past several years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. Most of our propane retail branch locations compete with several marketers or distributors. The principal factors influencing competition with other retail marketers are:

  . price,

  . reliability and quality of service,

  . responsiveness to customer needs,

  . safety concerns,

  . long-standing customer relationships,

  . the inconvenience of switching tanks and suppliers, and

  . the lack of growth in the industry.

   We can make no assurances that we will be able to compete successfully on the basis of these factors. If a competitor attempts to increase market share by reducing prices, our operating results and financial condition could be materially and adversely affected.

   Competition from alternative energy sources has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity. Propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a less expensive source of energy than propane. The gradual expansion of natural gas distribution systems and availability of natural gas in many areas that previously depended upon propane could cause us to lose customers and materially and adversely affect our operating results.

 Our success will depend on our ability to retain existing personnel, hire additional corporate officers and managers and, when necessary, hire qualified replacements.

   The extent to which we will be able to carry out our business plan will depend on the continuing efforts of our executive officers and the senior management of the businesses we acquire. The failure to retain our executive officers, or the senior management of any significant businesses we acquire, could adversely affect our financial condition or results of operations. Our success will also depend on the continuing efforts of our regional and local managers and customer services representatives. If these individuals do not continue in their roles and we are unable to attract and retain qualified replacements, the resulting vacancies could materially adversely affect our business, financial condition and results of operations.

 We are subject to operating and litigation risks that could adversely affect our operating results to the extent not covered by insurance.

   Our operations are subject to all operating hazards and risks incident to handling, storing, transporting and providing customers with combustible liquids such as propane. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverages and deductibles as we believe are reasonable. However, we cannot assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of a serious accident, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

 Our results of operations and financial condition may be adversely affected by governmental regulation and associated environmental and regulatory costs.

   The propane business is subject to a wide range of federal and state laws and regulations related to environmental and other regulated matters. We have implemented environmental programs and policies designed to avoid potential liability and costs under applicable environmental laws. It is possible, however, that we will have increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental regulations might adversely impact our operations, as well as the storage and transportation of propane. It is possible that material costs and liabilities will be incurred, including those relating to claims for damages to property and persons.

 Energy efficiency and new technology may reduce the demand for propane.

   The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. We cannot predict the materiality of the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on our operations.

Risks Inherent in an Investment in Inergy, L.P.

 Unitholders have limited voting rights and do not control our managing general partner.

   Unitholders have no right to elect our managing general partner or its board of directors on an annual or other continuing basis. Our managing general partner manages and operates our business. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business.

   The managing general partner generally may not be removed except upon the vote of the holders of 66 2/3% of the outstanding units voting together as a single class. Because the general partners and their affiliates own approximately 40% of all the units, the managing general partner currently cannot be removed without the consent of the general partners. Furthermore, if the managing general partner is removed without cause and units held by the general partners and their affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the managing general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our managing general partner.

   In addition, the partnership agreement provides that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partners and their affiliates, cannot be voted on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. The effect of these provisions may be to discourage a person or group from attempting to remove our managing general partner or otherwise change the management of Inergy. As a result, the price at which the common units will trade may be diminished under some circumstances.

   Although the partnership agreement provides that our general partners may not, with specified exceptions, transfer their general partner interests to another person before June 30, 2011 unless approved by the holders of a majority of the common units, excluding the common units held by the general partners and their affiliates, Inergy Holdings may transfer its limited liability company interests in our managing general partner and non-managing general partner to a third party at any time without the approval of the unitholders.

 Our managing general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

   If at any time less than 20% of the outstanding units of any class are held by persons other than our general partners and their affiliates, our managing general partner has the right to acquire all, but not less than all, of those units held by the unaffiliated persons. The price for these units will generally equal the then-current market price of the units. As a consequence, you may be required to sell your common units at an undesirable time or price. Our managing general partner may assign this acquisition right to any of its affiliates or to the partnership.

 Our ability to make distributions may be adversely affected by our obligation to first reimburse our managing general partner.

   Prior to making any distributions on the units, we will reimburse our managing general partner for all expenses it has incurred on our behalf. The reimbursement of those expenses and the payment of reasonable fees charged by our managing general partner for services could adversely affect our ability to make distributions to you. Reimbursable expenses and fees are determined by our managing general partner in its sole discretion.

 You will experience immediate and substantial dilution in net tangible book value of $15.91 per common unit.

   The assumed initial public offering price of $20.00 per unit exceeds pro forma net tangible book value of $4.09 per unit. Based on the assumed price, you will incur immediate and substantial dilution of $15.91 per common unit. Please read "Dilution."

 We may issue additional common units without your approval, which would dilute your existing ownership interests.

   While any senior subordinated units remain outstanding, our managing general partner may cause us to issue up to 750,000 additional common units without your approval. Our managing general partner may also cause us to issue an unlimited number of additional common units, without your approval, in a number of circumstances, such as:

  . the issuance of common units in connection with acquisitions that increase cash flow from operations per unit on a pro forma basis,

  . the conversion of subordinated units into common units,

  . the conversion of the general partner interests and the incentive distribution rights into common units as a result of the withdrawal of our general partners, or

  . issuances of common units under our long-term incentive plan.

   The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

  . your proportionate ownership interest in us will decrease,

  . the amount of cash available for distribution on each common unit may decrease,

  . since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase,

  . the relative voting strength of each previously outstanding common unit may be diminished, and

  . the market price of the common units may decline.

   Once no senior subordinated units remain outstanding, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Our partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units.

 You may not have limited liability if a court finds that unitholder actions constitute control of our business.

   Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right of unitholders to remove our managing general partner or to take other action under the partnership agreement constituted participation in the "control" of our business.

   Our general partners generally have unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partners.

   In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read "The Partnership Agreement--Limited Liability" for a discussion of the implications of the limitations on liability to a unitholder.

 Our general partners have conflicts of interest and limited fiduciary responsibilities, which may permit our general partners to favor their own interests to the detriment of unitholders.

   Following this offering, Inergy Holdings will indirectly own an aggregate limited partner interest of approximately 31% in us and the incentive distribution rights, will own and control our managing general partner and will own and control our non-managing general partner, which owns the combined 2% interest. Conflicts of interest could arise in the future as a result of relationships between Inergy Holdings, our general partners and their affiliates, on the one hand, and the partnership or any of the limited partners, on the other hand. As a result of these conflicts our general partners may favor their own interests and those of their affiliates over the interests of the unitholders. The nature of these conflicts includes the following considerations.

  . Our general partners may limit their liability and reduce their fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. Unitholders are deemed to have consented to some actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

  . Our general partners are allowed to take into account the interests of parties in addition to the partnership in resolving conflicts of interest, thereby limiting their fiduciary duties to the unitholders.

  . Our general partners' affiliates are not prohibited from engaging in other business or activities, including those in direct competition with us.

  . Our managing general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves, each of which can affect the amount of cash that is distributed to unitholders.

  . Our managing general partner determines whether to issue additional units or other equity securities of the partnership.

  . Our managing general partner determines which costs are reimbursable by us.

  . Our managing general partner controls the enforcement of obligations owed to us by it.

  . Our managing general partner decides whether to retain separate counsel, accountants or others to perform services for us.

  . Our managing general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

  . In some instances our managing general partner may borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or hasten the expiration of the subordination period.

 Unitholders may have limited liquidity for their units, a trading market may not develop for the units and you may not be able to resell your units at the initial public offering price.

   Prior to the offering, there has been no public market for the common units. After the offering, there will be only 1,500,000 publicly-traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

Tax Risks To Common Unitholders

   You should read "Tax Considerations" for a more complete discussion of the following expected material federal income tax consequences of owning and disposing of common units.

 The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

   The federal income tax of an investment in the common units depends largely on our classification as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

   If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of our partnership as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing substantial reduction in the value of the common units.

   Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

 A successful IRS contest of the federal income tax positions we take may adversely affect the market for common units.

   We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely affect the market for common units and the price at which they trade. In addition, some or all of our unitholders and our general partners will bear the costs of any contest with the IRS, principally legal, accounting and related fees, either directly or indirectly.

 You may be required to pay taxes even if you do not receive any cash distributions.

   You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

 Tax gain or loss on disposition of common units could be different than expected.

   If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions in excess of the total net taxable income you were allocated for a common unit which decreased your tax basis in that common unit will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

 If you are not an individual residing in the United States, you may have adverse tax consequences from owning common units.

   Investment in common units by specific tax-exempt entities, regulated investment companies and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes, currently at the rate of 39.6%, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

 We will register as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

   We intend to register with the IRS as a "tax shelter." We will advise you of our tax shelter registration number once that number has been assigned. The IRS requires that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

 We will treat each purchaser of units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.

   Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that do not conform with all aspects of final Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns. Please read "Tax Considerations--Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

 You will likely be subject to state and local taxes in states where you do not live as a result of an investment in the units.

   In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Further, you may be subject to penalties for failure to comply with those requirements. We presently anticipate that substantially all of our income will be generated in the following states: Georgia, Illinois, Indiana, Michigan, Missouri, North Carolina, Ohio, Tennessee and Wisconsin. Each of these states currently imposes a personal income tax or a tax on dividend income. If we expand our operations into other states, you may have to file state and local income tax returns in additional jurisdictions. If we conduct operations in other states, you may be required to file state and local income tax returns in additional jurisdictions. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS

   Assuming a public offering price of $20.00 per unit, we expect to receive net proceeds of approximately $26.0 million (or $30.2 million if the underwriters exercise their over-allotment option) from the sale of the 1,500,000 common units offered by this prospectus, after deducting underwriting discounts and estimated offering expenses. We intend to use $5 million of the net proceeds of this offering to repay our subordinated debt in full. The balance of the net proceeds will be used to repay a portion of our borrowings under our bank credit facility.

   Our subordinated debt bears interest at 9% per annum and matures on January 12, 2004. As of February 28, 2001, total borrowings under our credit facility were approximately $85.5 million and have a weighted average interest rate of 8.97%. The credit facility has a maturity date of January 10, 2004. We incurred all of our debt to fund our acquisitions and for working capital purposes.

                                 CAPITALIZATION

   The following table shows (1) our historical capitalization as of December 31, 2000 on an actual basis, (2) our pro forma combined capitalization assuming we acquired the Hoosier Propane Group and refinanced existing bank facilities as of December 31, 2000, and (3) our pro forma capitalization as of December 31, 2000, as adjusted to reflect the offering of the common units and the application of the net proceeds we receive in the offering as described under "Use of Proceeds." We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus.

                                             As of December 31, 2000
                                    --------------------------------------------
                                            Pro Forma  Offering       Pro Forma
                                    Actual  Combined  Adjustments    as Adjusted
                                    ------- --------- -----------    -----------
                                                 (in thousands)
Cash and cash equivalents.........  $ 1,794 $  1,164   $    --        $  1,164
                                    ======= ========   ========       ========
Debt:
  Current portion of long-term
   debt...........................  $   605 $  5,605   $    --        $  5,605
  Long-term debt, less current
   portion........................   38,062   75,565    (21,000)(a)     54,565
  Subordinated debt...............      --     5,000     (5,000)(b)        --
                                    ------- --------   --------       --------
    Total debt....................   38,667   86,170    (26,000)        60,170(c)
                                    ------- --------   --------       --------
Member's equity/partners' capital:
  Member's equity.................   16,737   38,635    (38,635)(d)        --
  Common unitholders..............      --       --      17,645 (d)     17,645
  Senior subordinated
   unitholders....................      --       --      38,975 (d)     38,975
  Junior subordinated
   unitholders....................      --       --       6,722 (d)      6,722
  Non-managing general partner....      --       --       1,293 (d)      1,293
                                    ------- --------   --------       --------
    Total member's
     equity/partners' capital.....   16,737   38,635     26,000         64,635
                                    ------- --------   --------       --------
      Total capitalization........  $55,404 $124,805   $    --        $124,805
                                    ======= ========   ========       ========

--------
(a) Reflects the repayment of a portion of the borrowings under our bank credit facility.
(b)  Reflects the repayment in full of our subordinated debt.
(c)  Upon consummation of this offering, we expect to have long-term
     indebtedness of approximately $     million.
(d) Reflects the conversion of equity in our predecessor, Inergy Partners, LLC, to common units (27.3% of partners' capital), senior subordinated units (60.3% of partners' capital), junior subordinated units (10.4% of partners' capital) and the general partner interest (2.0% of partners' capital).

                                    DILUTION

   On a pro forma basis as of December 31, 2000 after giving effect to the offering of common units and the related transactions, our net tangible book value was $22.5 million, or $4.09 per common unit. Purchasers of common units in this offering will experience immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

   Assumed initial public offering price per common unit...............  $20.00
   Less: Pro forma net tangible book value per common unit after the
    offering(a)........................................................    4.09
                                                                         ------
   Immediate dilution in net tangible book value per common unit to new investors..........................................................  $15.91
                                                                         ======

--------
(a) Determined by dividing the total number of units (1,500,000 common units, 3,313,367 senior subordinated units, 572,542 junior subordinated units and the combined 2% interest, which has a dilutive effect equivalent to 109,917 units) to be outstanding after the offering into the pro forma net tangible book value of Inergy, L.P., after giving effect to the application of the net proceeds of the offering.

   The following table sets forth the number of units that we will issue and the total consideration contributed to us by the general partners, their affiliates and other investors in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

                                        Units Acquired
                                       -----------------     Total
                                        Number   Percent Consideration Percent
                                       --------- ------- ------------- -------
   General Partners, their affiliates
    and other investors(a)...........  3,995,826   72.7%  $38,635,000    56.3%
   New investors.....................  1,500,000   27.3%   30,000,000    43.7%
                                       ---------  -----   -----------   -----
     Total...........................  5,495,826  100.0%  $68,635,000   100.0%
                                       =========  =====   ===========   =====

--------
(a) Upon the consummation of the transactions contemplated by this prospectus,
    (i) Inergy Holdings and its subsidiaries will own an aggregate of 1,106,266 senior subordinated units, 572,542 junior subordinated units and the combined 2% interest, which has a dilutive effect equivalent to 109,917 units, and (ii) other investors will own an aggregate of 2,207,101 senior subordinated units.

                            CASH DISTRIBUTION POLICY

Distributions of Available Cash

   General. Within approximately 45 days after the end of each quarter, beginning with the quarter ending September 30, 2001, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through September 30, 2001 based on the actual length of the period.

   Definition of Available Cash. We define available cash in the glossary, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter less the amount of cash that the managing general partner determines in its reasonable discretion is necessary or appropriate to:

  . provide for the proper conduct of our business,

  . comply with applicable law, any of our debt instruments, or other agreements, or

  . provide funds for distributions to unitholders (including units held by affiliates of Inergy Holdings) and to our non-managing general partner for any one or more of the next four quarters,

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our working capital facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

   Intent to Distribute the Minimum Quarterly Distribution. We intend, to the extent we have sufficient available cash from operating surplus, as defined below, to distribute to each common unit and subordinated unit at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default under our credit facility.

Operating Surplus and Capital Surplus

   General. All cash distributed to unitholders will be characterized either as "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

   Definition of Operating Surplus. We define operating surplus in the glossary, and for any period it generally means:

  . our cash balance on the closing date of this offering,

  . plus $8.5 million,

  . plus all of our cash receipts since the closing of this offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales of assets outside the ordinary course of business,

  . plus working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter,

  . less all of our operating expenditures since the closing of this offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures.

   Definition of Capital Surplus. We also define capital surplus in the glossary, and it will generally be generated only by:

  . borrowings other than working capital borrowings,

  . sales of debt and equity securities, and

  . sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

   Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

   General. During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.60 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on any junior or senior subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. The majority of our senior subordinated units are held by persons who received preferred equity in our predecessor when we bought their propane business or when they made a preferred investment. Our management owns all of our junior subordinated units and a portion of our senior subordinated units.

   Definition of Subordination Period. We define the subordination period in the glossary. The subordination period will extend until the first day of any quarter beginning after June 30, 2006 for the senior subordinated units and June 30, 2008 for the junior subordinated units that each of the following tests are met:

  . distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date,

  . the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the combined 2% interest during those periods, and

  . there are no arrearages in payment of the minimum quarterly distribution on the common units.

   Before the end of the subordination period, a portion of the senior subordinated units may convert into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after:

  . June 30, 2004 with respect to 25% of the senior subordinated units, and

  . June 30, 2005 with respect to 25% of the senior subordinated units.

   Before the end of the subordination period, a portion of the junior subordinated units may convert into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after:

  . June 30, 2006 with respect to 25% of the junior subordinated units, and

  . June 30, 2007 with respect to 25% of the junior subordinated units.

   The early conversions will occur if at the end of the applicable quarter each of the following occurs:

  . distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date,

  . the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the combined 2% interest during those periods, and

  . there are no arrearages in payment of the minimum quarterly distribution on the common units.

   However, the early conversion of the second 25% of the senior or junior subordinated units, as applicable, may not occur until at least one year following the early conversion of the first 25% of the senior or junior subordinated units, as applicable.

   Notwithstanding the foregoing, all outstanding junior subordinated units may convert into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after June 30, 2006, if each of the following tests is met:

  . distributions of available cash from operating surplus on each of the outstanding common units and the subordinated units equaled or exceeded the sum of $2.80 for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date,

  . the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of $2.80 on all of the outstanding common units and senior and junior subordinated units during those periods on a fully diluted basis and the related distribution on the combined 2% interest during those periods,

  . all of the senior subordinated units have been converted into common units, and

  . there are no arrearages in payment of the minimum quarterly distribution on the common units.

   Definition of Adjusted Operating Surplus. We define "adjusted operating surplus" in the glossary and for any period as:

  . operating surplus generated during that period,

  . less any net increase in working capital borrowings during that period,

  . less any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

  . plus any net decrease in working capital borrowings during that period,

  . plus any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

   Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

   Effect of Expiration of the Subordination Period. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our managing general partner other than for cause, the subordination period will end, any then-existing arrearages on the common units will terminate, and each subordinated unit will immediately convert into one common unit.

Distributions of Available Cash from Operating Surplus during the Subordination Period

   We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  . First, 98% to the common unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter,

  . Second, 98% to the common unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period,

  . Third, 98% to the senior subordinated unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each senior subordinated unit an amount equal to the minimum quarterly distribution for that quarter,

  . Fourth, 98% to the junior subordinated unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each junior subordinated unit an amount equal to the minimum quarterly distribution for that quarter, and

  . Thereafter, in the manner described in "--Incentive Distribution Rights--
    Hypothetical Annualized Yield" below.

Distributions of Available Cash from Operating Surplus after the Subordination Period

  . First, 98% to all unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter, and

  . Thereafter, in the manner described in "--Incentive Distribution Rights--
    Hypothetical Annualized Yield" below.

Incentive Distribution Rights--Hypothetical Annualized Yield

   Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Inergy Holdings, which owns our managing general partner and substantially all of our non-managing general partner, currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest to an entity that controls or is controlled by the managing general partner.

   If for any quarter:

  . we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution, and

  . we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution,

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the non-managing general partner in the following manner:

  . First, 98% to all unitholders, pro rata, and 2% to the non-managing general partner, until each unitholder receives a total of $0.66 per unit for that quarter (the "first target distribution"),

  . Second, 85% to all unitholders, pro rata, 2% to the non-managing general partner and 13% to Inergy Holdings, until each unitholder receives a total of $0.75 per unit for that quarter (the "second target distribution"),

  . Third, 75% to all unitholders, pro rata, 2% to the non-managing general partner and 23% to Inergy Holdings, until each unitholder receives a total of $0.90 per unit for that quarter (the "third target distribution"), and

  . Thereafter, 50% to all unitholders, pro rata, 2% to the non-managing general partner and 48% to Inergy Holdings.

   In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units.

   The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders, the non-managing general partner and Inergy Holdings up to the various target distribution levels and a hypothetical annualized percentage yield to be realized by a unitholder at each target distribution level. For purposes of the following table, we calculated the annualized percentage yield on a pretax basis assuming that (1) the common unit was purchased at an amount equal to $20.00 per common unit and (2) we distributed each quarter during the first year following the investment the amount set forth under the column "Total Quarterly Distribution Target Amount." We also based the calculations on the assumption that the quarterly distribution amounts shown do not include any common unit arrearages. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the unitholders, non-managing general partner and Inergy Holdings in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the non-managing general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

                                                                       Marginal Percentage
                                                                    Interest in Distributions
                                                                ----------------------------------
                                                                              Non-
                               Total Quarterly     Hypothetical             managing
                             Distribution Target    Annualized              General     Inergy
                                   Amount             Yield     Unitholders Partner  Holdings, LLC
                           ----------------------- ------------ ----------- -------- -------------
  Minimum Quarterly
   Distribution...........          $0.60              12.0%         98%        2%         --
  First Target
   Distribution...........       up to $0.66        up to 13.2%      98%        2%         --
  Second Target
   Distribution........... above $0.66 up to $0.75  up to 15.0%      85%        2%         13%
  Third Target
   Distribution........... above $0.75 up to $0.90  up to 18.0%      75%        2%         23%
  Thereafter..............       above $0.90        above 18.0%      50%        2%         48%

Distributions from Capital Surplus

   How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus in the following manner:

  . First, 98% to all unitholders, pro rata, and 2% to the non-managing general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price,

  . Second, 98% to the common unitholders, pro rata, and 2% to the non-managing general partner, until we distribute for each common unit that was issued in the offering, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units, and

  . Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

   Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for Inergy Holdings to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

   Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, 2% to our non-managing general partner and 48% to Inergy Holdings.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

   In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, we will proportionately adjust the minimum quarterly distribution, target distribution levels, unrecovered initial unit price, the number of common units issuable during the subordination period without a unitholder vote and the number of common units into which a subordinated unit is convertible if we combine our units into fewer units or subdivide our units into a greater number of units. In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

   If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our non-managing general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

   The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Inergy, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of Inergy Holdings.

   Manner of Adjustments for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  . First, to the non-managing general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances,

  . Second, 98% to the common unitholders, pro rata, and 2% to the non-managing general partner until the capital account for each common unit is equal to the sum of:

   (1) the unrecovered initial unit price for that common unit, plus

   (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs, plus

   (3) any unpaid arrearages in payment of the minimum quarterly distribution on that common unit,

  . Third, 98% to the senior subordinated unitholders, pro rata, and 2% to the non-managing general partner until the capital account for each senior subordinated unit is equal to the sum of:

   (1) the unrecovered initial unit price on that senior subordinated unit, and

   (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs,

  . Fourth, 98% to the junior subordinated unitholders, pro rata, and 2% to the non-managing general partner until the capital account for each junior subordinated unit is equal to the sum of:

   (1) the unrecovered initial unit price on that junior subordinated unit, and

   (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs,

  . Fifth, 98% to all unitholders, pro rata, and 2% to the non-managing general partner, until we allocate under this paragraph an amount per unit equal to:

   (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence, less

   (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our non-managing general partner for each quarter of our existence,

  . Sixth, 85% to all unitholders, pro rata, 2% to the non-managing general partner and 13% to Inergy Holdings, until we allocate under this paragraph an amount equal to:

   (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence, less

   (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, 2% to our non-managing general partner and 13% to Inergy Holdings for each quarter of our existence,

  . Seventh, 75% to all unitholders, pro rata, 2% to the non-managing general partner and 23% to Inergy Holdings, until we allocate under this paragraph an amount per unit equal to:

   (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence, less

   (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, 2% to our managing general partner and 23% to Inergy Holdings for each quarter of our existence,

  . Thereafter, 50% to all unitholders, pro rata, 2% to the non-managing general partner and 48% to Inergy Holdings.

   If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second priority above and all of the third and fourth priorities above will no longer be applicable.

   Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to our non-managing general partner and the unitholders in the following manner:

  . First, 98% to holders of junior subordinated units in proportion to the positive balances in their capital accounts and 2% to our non-managing general partner until the capital accounts of the holders of the junior subordinated units have been reduced to zero,

  . Second, 98% to the holders of senior subordinated units in proportion to the positive balances in their capital accounts and 2% to our non-managing general partner until the capital accounts of the holders of the senior subordinated units have been reduced to zero,

  . Third, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our non-managing general partner until the capital accounts of the common unitholders have been reduced to zero, and

  . Thereafter, 100% to our non-managing general partner.

   If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first and second bullets point above will no longer be applicable.

   Interim Adjustments to Capital Accounts. We will make interim adjustments to capital accounts at the time we issue additional interests in our partnership. We will allocate any unrealized, and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our managing general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the capital account balances of our managing general partner equaling the amount which would have been in such affiliate's capital account balances if no earlier positive adjustments to the capital accounts had been made.

                        CASH AVAILABLE FOR DISTRIBUTION

   We believe that we will have sufficient available cash from operating surplus to allow us to make the full minimum quarterly distribution on all the outstanding units for each quarter through June 30, 2002. Available cash for any quarter will consist generally of all cash on hand at the end of that quarter as adjusted for reserves. Operating surplus generally consists of cash on hand at closing of this offering, plus cash generated from operations after deducting related expenditures and other items, plus working capital borrowings after the end of the quarter, plus $8.5 million. The definitions of available cash and operating surplus are contained in the glossary.

   Assumptions. We base our belief that we can make the full minimum quarterly distribution on all the outstanding units for each quarter through June 30, 2002 on the assumptions set forth below. Our belief does not assume the completion of any acquisitions. These assumptions are based on a comparison to our pro forma results of operations for the twelve months ended December 31, 2000.

  . The temperatures in our operating areas will be consistent with the average temperatures experienced over the last 15 years as reported by the National Oceanic and Atmospheric Administration.

  . Sales of retail gallons sold will grow approximately 4% and sales of wholesale gallons sold will grow approximately 20%.

  . Our average retail margin will increase approximately $0.02 per gallon and average wholesale margins will remain constant.

  . Our gross profits from freight, tank rentals, heating oil sales and appliance sales and services will increase approximately 5% in the aggregate.

  . We will experience approximately $500,000 of incremental general and administrative expense as a result of becoming a public company, partially offset by the elimination of redundant costs in our acquired businesses.

  . The interest rates on our borrowings will be lower because our debt coverage ratios will improve as a result of the offering.

  . We will experience maintenance capital expenditures of between $1.3 and $1.5 million.

  . No material accidents or other events will occur that disrupt our wholesale or retail marketing and distribution of propane.

  . Market, regulatory and overall economic conditions will not change substantially.

   Although we believe our assumptions are within a range of reasonableness, neither we nor our managing general partner can control whether the assumptions are realized. If our assumptions are not realized, the actual available cash from operating surplus that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make cash distributions at the levels described above. Accordingly, we may not be able to pay the minimum quarterly distribution or any other amounts.

   Inergy, L.P. Pro Forma Available Cash. The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter and for four quarters on the common units, the senior and junior subordinated units, and the combined 2% interest to be outstanding immediately after the transactions is approximately:

                                                                  One     Four
                                                                Quarter Quarters
                                                                ------- --------
   Common Units................................................ $  900  $ 3,600
     Combined 2% interest......................................     18       74
   Senior Subordinated Units...................................  1,988    7,952
     Combined 2% interest......................................     40      162
   Junior Subordinated Units...................................    344    1,374
     Combined 2% interest......................................      7       28
                                                                ------  -------
       Total................................................... $3,297  $13,190
                                                                ======  =======

   The amount of available cash needed to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the combined 2% interest to be outstanding immediately after the offering is approximately $13.2 million. If we had completed the transactions contemplated in this prospectus on October 1, 1999, pro forma available cash from operating surplus generated during the twelve months ended September 30, 2000 would have been approximately $6.4 million and the amount of pro forma available cash from operating surplus generated for the twelve months ended December 31, 2000, would have been approximately $9.7 million. Our pro forma available cash from operating surplus for the fiscal year ended September 30, 2000 would have been sufficient to allow us to pay the minimum quarterly distribution on all of the common units and approximately 33% of the minimum quarterly distribution on the senior subordinated units. Our pro forma available cash from operating surplus for the twelve months ended December 31, 2000 would have been sufficient to allow us to pay the minimum quarterly distribution on all of the common units and approximately 75% of the minimum quarterly distribution on the senior subordinated units. In neither period would pro forma available cash from operating surplus have been sufficient to pay any distribution on the junior subordinated units. Pro forma available cash from operating surplus shown above does not include approximately $500,000 of incremental general and administrative expenses that we expect to incur annually as a result of being a public entity.

   We derived the amounts of pro forma available cash from operating surplus shown above from our pro forma financial statements in the manner described in Appendix D. The pro forma adjustments are based upon currently available information and specific estimates and assumptions. The pro forma financial statements do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, available cash from operating surplus as defined in the partnership agreement is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. As a result, you should only view the amount of pro forma available cash from operating surplus as a general indication of the amount of available cash from operating surplus that we might have generated had Inergy, L.P. been formed in earlier periods.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                   For the Year Ended September 30, 2000 and
             as of and for the Three Months Ended December 31, 2000

   The unaudited pro forma consolidated financial statements of Inergy, L.P. have been derived from the audited historical statement of operations for the year ended September 30, 2000, and the unaudited historical financial statements as of and for the three months ended December 31, 2000, after giving effect to the pro forma adjustments discussed below.

   In preparing the unaudited pro forma consolidated financial statements of Inergy, L.P., we have made two sets of adjustments to the historical financial statements. The first set of adjustments are acquisition related and reflect:

  . the acquisition of assets of the Hoosier Propane Group, Country Gas Company, Inc. and Butane-Propane Gas Company of Tennessee, Inc.,

  . the issuance of $14.5 million (net of offering costs of $471,000) of Class A preferred interests by Inergy Partners in a private placement, and

  . the incurrence of $76.4 million of indebtedness under our predecessor's bank credit facility and related repayment of approximately $36.1 million of indebtedness and accrued interest.

   The second set of adjustments reflect the offering and related transactions, including:

  . the public offering of 1,500,000 common units of Inergy, L.P. at an assumed initial public offering price of $20.00 per common unit,

  .  the issuance to Inergy Holdings of the incentive distribution rights,

  . the issuance to Inergy Partners of the aggregate 2% non-managing general partner interest,

  . the issuance of 1,106,266 senior subordinated units and 572,542 junior subordinated units to an affiliate of Inergy Holdings,

  . the issuance of 2,207,101 senior subordinated units to our investor group and certain former owners of our acquired businesses,

  . the application of the net proceeds of this offering to repay $26.0 million of indebtedness, and

  . the payment of approximately $4.0 million of underwriting fees and commissions and other fees and expenses associated with this offering.

   The unaudited pro forma consolidated balance sheet of Inergy, L.P. as of December 31, 2000 was prepared to reflect the effects of the formation of Inergy, L.P. and related transactions as if the formation had been completed in its entirety, and the related transactions had been completed, as of December 31, 2000.

   The unaudited pro forma consolidated statements of operations of Inergy, L.P. for the year ended September 30, 2000 and for the three months ended December 31, 2000 were prepared to reflect the effects of the formation of Inergy, L.P. and related transactions as if the formation had been completed in its entirety, and the related transactions had been completed, as of October 1, 1999.

   Upon completion of the offering, we anticipate that we will incur incremental general and administrative costs (e.g. costs associated with reports to unitholders, preparation of tax information for unitholders and investor relations) at an annual rate of approximately $500,000. The unaudited pro forma consolidated financial statements do not include these estimated incremental costs.

   The unaudited pro forma consolidated financial statements do not purport to present the financial position or results of operations of Inergy, L.P. had the transactions described above actually been completed as of the dates indicated. In addition, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of future operations of Inergy, L.P. and should be read in conjunction with the audited historical financial statements of Inergy Partners and the notes thereto, the audited historical financial statements of Hoosier Propane Group and the notes thereto, and the audited historical financial statements of Country Gas Company, Inc. and the notes thereto, appearing elsewhere in this prospectus.

                                  INERGY, L.P.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               December 31, 2000
                                 (in thousands)

                                 Inergy
                               Partners,
                                LLC and    Acquisition  Offering     Pro Forma
                              Subsidiaries Adjustments Adjustments  As Adjusted
                              ------------ ----------- -----------  -----------
           ASSETS
Current assets:
  Cash......................    $ 1,794      $14,529 A  $ 30,000 E   $  1,164
                                                          (4,000)F
                                              76,402 B   (26,000)G
                                             (36,149)C
                                             (55,412)D
  Accounts receivable, net..     31,513                                31,513
  Inventories...............      7,016        2,909 D                  9,925
  Prepaid expenses and other
   current assets...........      1,414           (4)D                  1,410
  Assets from price risk
   management activities....      4,109                                 4,109
                                -------      -------    --------     --------
Total current assets........     45,846        2,275                   48,121
Property, plant and
 equipment, at cost:             37,475       43,060 D                 80,535
  Less accumulated
   depreciation.............     (2,927)                               (2,927)
                                -------      -------    --------     --------
Net property, plant and
 equipment..................     34,548       43,060                   77,608
Intangible assets...........     14,471       27,326 D                 43,698
                                               1,901 B
  Less accumulated
   amortization.............     (1,561)                               (1,561)
                                -------      -------    --------     --------
Net intangible assets.......     12,910       29,227                   42,137
Other.......................        144           13 D                    157
                                -------      -------    --------     --------
Total assets................    $93,448      $74,575    $    --      $168,023
                                =======      =======    ========     ========

  LIABILITIES AND MEMBERS'
  EQUITY/ PARTNERS' CAPITAL
Current liabilities:
  Accounts payable..........    $28,632      $ 2,891 D  $            $ 31,523
  Accrued expenses..........      2,555           93 D                  2,332
                                                (316)C
  Customer deposits.........      1,204        2,506 D                  3,710
  Liabilities from price
   risk management
   activities...............      4,711                                 4,711
  Current portion of long-
   term debt................        605        5,000 B                  5,605
                                -------      -------    --------     --------
Total current liabilities...     37,707       10,174                   47,881
Deferred income taxes.......        942                                   942
Long-term debt, less current
 portion....................     38,062       73,303 B   (26,000)G     54,565
                                             (35,800)C
                                               5,000 D
Members' equity/partners'
 capital:
  Class A preferred
   interest.................     15,784       14,529 A   (37,715)H
                                               7,402 D
  Common interest...........      1,168          (33)C      (920)H
                                                            (215)I
  Deferred compensation.....       (215)                     215 I
  Common unitholders........                              30,000 E     17,645
                                                          (4,000)F
                                                          (8,355)H
  Senior subordinated
   unitholders..............                              38,975 H     38,975
  Junior subordinated
   unitholders..............                               6,722 H      6,722
  Non-managing general
   partner..................                               1,293 H      1,293
                                -------      -------    --------     --------
Total members'
 equity/partners' capital...     16,737       21,898      26,000       64,635
                                -------      -------    --------     --------
Total liabilities and
 members' equity/partners'
 capital....................    $93,448      $74,575    $    --      $168,023
                                =======      =======    ========     ========

                                  INERGY, L.P.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  For the three months ended December 31, 2000
                    (in thousands, except per unit amounts)

                         Inergy Partners, LLC Acquisition  Offering    Pro Forma
                           and Subsidiaries   Adjustments Adjustments As Adjusted
                         -------------------- ----------- ----------- -----------
Revenues................       $72,411          $31,541 D    $         $103,952
Cost of product sold....        63,608           25,172 D                88,780
                               -------          -------                --------
Gross profit............         8,803            6,369                  15,172
Expenses:
 Operating and
  administrative........         3,958            2,538 D     (19)I       6,379
                                                    (98)J
 Depreciation and
  amortization..........           769              953 D                 1,880
                                                    158 K
                               -------          -------      ----      --------
Operating income........         4,076            2,818        19         6,913
Other income (expense):
 Interest expense.......          (929)            (246)D     556 N      (1,305)
                                                    246 L
                                                   (932)M
 Interest income........                             57 D                    57
 Gain on sale of
  property, plant and
  equipment.............                             10 D                    10
 Other..................            62               90 D                   152
                               -------          -------      ----      --------
Net income..............       $ 3,209          $ 2,043      $575      $  5,827
                               =======          =======      ====      ========
Non-managing general
 partner's interest in
 net income.............                                               $    117 Q
                                                                       ========
Limited partners'
 interest in net
 income.................                                               $  5,710
                                                                       ========
Net income per limited
 partner's unit.........                                               $   1.06 Q
                                                                       ========
Weighted average number
 of limited partners
 units outstanding......                                                  5,386
                                                                       ========

                                  INERGY, L.P.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     For the year ended September 30, 2000
                    (in thousands, except per unit amounts)

                         Inergy Partners, LLC Acquisition  Offering    Pro Forma
                           and Subsidiaries   Adjustments Adjustments As Adjusted
                         -------------------- ----------- ----------- -----------
Revenues................       $93,595          $ 7,841 O   $          $167,031
                                                 65,595 D
Cost of product sold....        81,636            3,881 O               134,566
                                                 49,049 D
                               -------          -------                --------
Gross profit............        11,959           20,506                  32,465
Expenses:
 Operating and
  administrative........         8,990            2,220 O      (79)I     20,046
                                                  9,375 D
                                                   (460)J
 Depreciation and
  amortization..........         2,286              304 O                 7,746
                                                  3,811 D
                                                    711 P
                                                    634 K
                               -------          -------     ------     --------
Operating income........           683            3,911         79        4,673
Other income (expense):
 Interest expense.......        (2,740)          (4,736)M    2,225 N     (5,251)
                                                 (1,029)D
                                                  1,029 L
 Interest income........                             42 O                   272
                                                    230 D
 Gain on sale of
  property, plant and
  equipment.............                             21 O                    72
                                                     51 D
 Other..................           235              184 D                   419
                               -------          -------     ------     --------
Income (loss) before
 income taxes...........        (1,822)            (297)     2,304          185
Provision for income
 taxes..................             7                                        7
                               -------          -------     ------     --------
Net income (loss).......       $(1,829)         $  (297)    $2,304     $    178
                               =======          =======     ======     ========
Non-managing general
 partner's interest in
 net income.............                                               $      4 Q
                                                                       ========
Limited partners'
 interest in net
 income.................                                               $    174
                                                                       ========
Net income per limited
 partner's unit.........                                               $   0.03 Q
                                                                       ========
Weighted average number
 of limited partners
 units outstanding......                                                  5,386
                                                                       ========

                                  INERGY, L.P.

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

                    Three Months Ended December 31, 2000 and
                         Year Ended September 30, 2000

(A) Reflects the net proceeds to our predecessor, Inergy Partners, LLC, of approximately $14.5 million from the issuance of Class A preferred interests.

(B) Reflects borrowings by our predecessor of $76.4 million, net of deferred financing fees ($1.9 million), to fund the acquisition of the Hoosier Propane Group and retire certain existing debt.

(C) Reflects the repayment by our predecessor of $36.1 million of long term debt and accrued interest.

(D) Reflects the acquisition of the Hoosier Propane Group. All assets acquired and liabilities assumed in the acquisition have been reflected at estimated fair market value. Depreciation and amortization reflects the estimated fair values assigned to property, plant and equipment and intangible assets acquired. Consideration in the acquisition included $55.4 million of cash (net of $75,000 relieved from escrowed funds recorded in prepaid expenses), $5.0 million in subordinated debt, $7.4 million in Class A preferred interests and $2.6 million in assumed liabilities.

(E) Reflects the gross proceeds to Inergy, L.P. of $30.0 million from the issuance and sale of 1,500,000 common units at an assumed offering price of $20.00 per common unit.

(F) Reflects the payment of the underwriters' discounts and commissions and offering expenses, estimated to be $4.0 million.

(G) Reflects the partial repayment of the borrowings under our predecessor's bank credit facility and repayment of the subordinated debt with the proceeds from the sale by Inergy, L.P. of the common units in this offering.

(H) Reflects the allocation of the Inergy, L.P. equity resulting from the completion of the transactions associated with the closing of this offering, using the following relative partnership interests: (1) effective general partner interest in the Inergy, L.P. equal to 2.0% of total partners' capital; (2) common units equal to an approximate 27.3% limited partner interest; (3) senior subordinated units equal to an approximate 60.3% limited partners interest; and (4) junior subordinated units equal to an approximate 10.4% limited partner interest.

(I) Reflects the accelerated vesting of the Class A preferred interests recorded as deferred compensation, and the reduction of operating and administrative expenses related to the amortization of deferred compensation recorded in the historical statements of operations.

(J) Reflects reduction in operating costs resulting from the Hoosier Propane Group and Country Gas Company Inc. acquisitions, consisting of eliminated salary and benefit expenses of certain former owners of the acquired businesses.

(K) Reflects amortization of the deferred financing fees related to our predecessor's bank credit facility used to fund the acquisition of the Hoosier Propane Group and repay certain existing debt.

(L) Reflects the reduction of interest expense related to the Hoosier Propane Group debt that was not assumed in the acquisition.

(M) Reflects the adjustment to interest expense resulting from the transactions described in (B) and (C) above, reconciled as follows:

                                                                   Three Months
                                                      Year Ended      Ended
                                                     September 30, December 31,
                                                         2000          2000
                                                     ------------- ------------
                                                           (in thousands)
   Historical interest expense attributable to debt
    refinanced in connection with the acquisition
    of the Hoosier Propane Group...................     $(2,548)      $ (889)
   Pro forma interest expense attributable to the
    financing of the Hoosier Propane Group
    acquisition and the refinancing of existing
    indebtedness:
     Interest on term loan at various rates ranging
      from 8.45% to 8.95% per annum on bank
      facility.....................................       6,229        1,557
     Interest on revolving credit facility 8.45%
      per annum....................................         605          151
     Interest on subordinated debt.................         450          113
                                                        -------       ------
                                                          7,284        1,821
                                                        -------       ------
       Pro forma adjustment to interest expense....     $ 4,736       $  932
                                                        =======       ======

(N) Reflects reduction of interest expense resulting from the retirement of long-term debt with the proceeds from this offering.

(O) Reflects the acquisition of Country Gas Company, Inc. and Butane-Propane Gas Company of Tennessee, Inc. in the fiscal year ended September 30, 2000 as if such acquisitions took place as of October 1, 1999 in the case of the unaudited pro forma consolidated statements of operations for the fiscal year ended September 30, 2000.

(P) Reflects additional depreciation on property, plant and equipment and amortization of intangible assets relating to the acquisitions of Country Gas Company, Inc. and Butane-Propane Gas Company of Tennessee, Inc. in fiscal year 2000.

(Q) The non-managing general partner's allocation of net income is based on its combined 2% interest in Inergy, L.P. The non-managing general partner's 2% allocation of net income has been deducted before calculating the net income per limited partners' unit. The computation of net income per limited partner unit assumes that 1,500,000 common units, 3,313,367 senior subordinated units and 572,542 junior subordinated units were outstanding at all times during the periods presented.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

   The following table sets forth selected financial data and other operating data of our predecessor, Inergy Partners, LLC, the Hoosier Propane Group and Country Gas Company, Inc. Inergy Partners was formed on November 8, 1996 to acquire the propane and fuel oil operations of McCracken Enterprises, Inc. The selected historical financial data of Inergy Partners for the period from November 8, 1996 (date of formation) to September 30, 1997, and the years ended September 30, 1998, 1999 and 2000 and as of September 30, 1997, 1998, 1999 and
2000 are derived from the audited financial statements of Inergy Partners. The selected historical financial data of Inergy Partners for the three months ended December 31, 1999 and 2000 are derived from the unaudited financial statements of the Inergy Partners. The historical financial data of Inergy Partners include the results of operations of Country Gas Company, Inc. from June 1, 2000, the date of acquisition, but do not include the historical results of operations of the Hoosier Propane Group, which was acquired on January 12, 2001. The selected historical financial data for the Hoosier Propane Group for the years ended September 30, 1998, 1999 and 2000 and as of September 30, 1999 and 2000 are derived from the audited financial statements of the Hoosier Propane Group. The selected historical financial data of the Hoosier Propane Group for the three months ended December 31, 1999 and 2000 are derived from the unaudited financial statements of the Hoosier Propane Group. The selected historical financial data for Country Gas Company, Inc. as of and for the years ended May 31, 1999 and 2000 are derived from the audited financial statements of Country Gas Company, Inc.

   In the opinion of our management, each of the unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. Operating results for the three months ended December 31, 2000 are not necessarily indicative of the results that can be expected for the entire year ending September 30, 2001.

   "EBITDA" listed in the tables below is defined as operating income plus depreciation and amortization, other income and non-cash charges. EBITDA should not be considered an alternative to net income, as an indicator of operating performance, or as an alternative to cash flow, as a measure of liquidity or ability to service debt obligations. Instead EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution. The definition of EBITDA that we use may be different from that used by other corporations or partnerships.

   The data in the following tables should be read together with and are qualified in their entirety by reference to, the historical financial statements and the accompanying notes included in this prospectus. The tables should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               Inergy Partners
                         ---------------------------------------------------------------
                                                                         Three Months
                                                                            Ended
                         November 8, 1996 Years Ended September 30,      December 31,
                         to September 30, ---------------------------  -----------------
                               1997        1998      1999      2000     1999      2000
                         ---------------- -------  --------  --------  -------  --------
                                               (in thousands)            (unaudited)
Statement of Operations
 Data:
Revenues................     $ 6,966      $ 7,507  $ 19,135  $ 93,595  $20,563  $ 72,411
Costs of product sold...       4,366        4,215    13,754    81,636   17,003    63,608
                             -------      -------  --------  --------  -------  --------
Gross profit............       2,600        3,292     5,381    11,959    3,560     8,803
Expenses:
  Operating and
   administrative(a)....       2,196        2,424     4,119     8,990    1,936     3,958
  Depreciation and
   amortization.........         325          394       690     2,286      426       769
                             -------      -------  --------  --------  -------  --------
Operating income........          79          474       572       683    1,198     4,076
Other income (expense):
  Interest expense......        (398)        (569)     (962)   (2,740)    (549)     (929)
  Gain on sale of
   property, plant and
   equipment............         --           --        101       --       --        --
  Other.................          45           60       160       235       49        62
                             -------      -------  --------  --------  -------  --------
Income (loss) before
 income taxes...........        (274)         (35)     (129)   (1,822)     698     3,209
Provision for income
 taxes..................         --           --         56         7      --        --
                             -------      -------  --------  --------  -------  --------
Net income (loss).......     $  (274)     $   (35) $   (185) $ (1,829) $   698  $  3,209
                             =======      =======  ========  ========  =======  ========

Balance Sheet Data (end
 of period):
Current assets..........     $ 2,282      $ 2,119  $ 11,390  $ 22,199  $14,569  $ 45,846
Total assets............       8,457       10,230    38,896    68,924   43,922    93,448
Long-term debt,
 including current
 portion................       5,382        5,694    22,337    34,927   24,201    38,667
Members' equity.........       1,209        2,611     5,269    13,868    7,810    16,737

Cash Flow Data:
Net cash provided by
 (used in) operating
 activities.............     $   555      $   362  $   (847) $   (309) $(1,543) $ (1,324)
Net cash used in
 investing activities...      (6,640)        (727)  (13,057)  (12,377)  (2,297)   (1,636)
Net cash provided by
 financing activities...       6,114          336    14,056    13,907    3,688     3,381

Other Data (unaudited):
Retail propane gallons
 sold...................       4,765        5,612     8,076    15,592    4,900     9,691
Wholesale propane
 gallons sold...........         N/A          N/A    24,745   142,618   37,192    86,527
EBITDA..................     $   449      $   928  $  1,500  $  3,283  $ 1,692  $  4,926
Maintenance capital
 expenditures(b)........          -- (c)       61       156       283      103       502

--------
(a) The historical financial statements include non-cash charges related to amortization of deferred compensation of $78,000 and $79,000 for the years ended September 30, 1999 and 2000, respectively, and $19,000 for each of the three month periods ended December 31, 1999 and 2000.
(b) Capital expenditures fall generally into three categories: (1) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of our retail customer base, (2) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (3) acquisition capital expenditures.
(c) Maintenance capital expenditures are not available for this period.

                                            Hoosier Propane Group
                                   -------------------------------------------
                                                               Three Months
                                         Years Ended               Ended
                                        September 30,          December 31,
                                   -------------------------  ----------------
                                    1998     1999     2000     1999     2000
                                   -------  -------  -------  -------  -------
                                       (in thousands)           (unaudited)
Statement of Income Data:
Revenues.......................... $55,740  $43,678  $65,595  $20,780  $31,541
Cost of product sold..............  42,823   28,889   49,049   15,604   25,172
                                   -------  -------  -------  -------  -------
Gross profit......................  12,917   14,789   16,546    5,176    6,369
Expenses:
  Operating and administrative....   7,617    8,274    9,375    2,493    2,538
  Depreciation and amortization...   1,529    1,690    1,623      389      373
                                   -------  -------  -------  -------  -------
Operating income..................   3,771    4,825    5,548    2,294    3,458
Other income (expense):
  Interest expense................    (594)    (941)  (1,029)    (287)    (246)
  Interest income.................     239      205      230       32       57
  Gain (loss) on sales of
   property, plant and equipment..     (43)     (63)      51       17       10
  Other...........................     158      130      184       81       90
                                   -------  -------  -------  -------  -------
Net income........................ $ 3,531  $ 4,156  $ 4,984  $ 2,137  $ 3,369
                                   =======  =======  =======  =======  =======
Balance Sheet Data (end of
 period):
Current assets.................... $11,680  $11,431  $ 8,377  $12,408  $18,677
Total assets......................  32,237   36,079   33,117   37,707   43,298
Long-term debt, including current
 portion..........................   7,711    9,543    7,559    9,868    6,268
Stockholders' equity..............  13,910   15,700   16,506   17,479   18,798
Cash Flow Data:
Net cash provided by (used in)
 operating activities............. $ 8,845  $ 1,152  $ 9,274  $ 3,734  $  (321)
Net cash used in investing
 activities.......................  (4,648)  (4,893)  (1,527)    (615)    (239)
Net cash provided by (used in)
 financing activities.............  (2,640)   2,540   (7,822)  (1,007)   1,569
Other Data (unaudited):
Retail propane gallons sold.......  17,440   22,780   22,911    7,228    8,581
Wholesale propane gallons sold....  85,451   63,632   68,873   29,202   23,686
EBITDA............................ $ 5,458  $ 6,645  $ 7,355  $ 2,764  $ 3,921
Maintenance capital
 expenditures(a)..................     968      795      764      198      117

--------
(a) Capital expenditures fall generally into three categories: (1) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of our retail customer base, (2) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (3) acquisition capital expenditures.

                                                               Country Gas
                                                              Company, Inc.
                                                           --------------------
                                                           Years Ended May 31,
                                                           --------------------
                                                             1999       2000
                                                           ---------  ---------
                                                             (in thousands)
Statement of Income Data:
Revenues.................................................. $   8,487  $   9,641
Cost of product sold......................................     3,181      4,672
                                                           ---------  ---------
Gross profit..............................................     5,306      4,969
Expenses:
  Operating and administrative............................     3,003      3,176
  Depreciation and amortization...........................       354        342
                                                           ---------  ---------
Operating income..........................................     1,949      1,451
Other income:
  Interest income.........................................       176        145
  Gain on sales of assets.................................       304         21
                                                           ---------  ---------
Net income................................................ $   2,429  $   1,617
                                                           =========  =========
Balance Sheet Data (end of period):
Current assets............................................ $   2,784  $   2,942
Total assets..............................................     6,094      6,178
Stockholders' equity......................................     5,810      5,867
Cash Flow Data:
Net cash provided by operating activities................. $   2,595  $   1,529
Net cash used in investing activities.....................      (574)      (201)
Net cash used in financing activities.....................    (2,860)    (1,560)
Other Data (unaudited):
Retail propane gallons sold...............................    10,421      9,882
EBITDA.................................................... $   2,303  $   1,793
Maintenance capital expenditures(a).......................       175        187

--------
(a) Capital expenditures fall generally into three categories: (1) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of our retail customer base, (2) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (3) acquisition capital expenditures.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion of our financial condition and results of operations in conjunction with the historical financial statements included in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma financial statements included in this prospectus.

General

   We are a Delaware limited partnership recently formed to own and operate a rapidly growing retail and wholesale propane marketing and distribution business. For the fiscal year ended September 30, 2000, on a pro forma combined basis:

  . we sold approximately 50 million gallons of propane to retail customers and approximately 210 million gallons of propane to wholesale customers, and

  . we had EBITDA of approximately $12.8 million.

   Our retail business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. We market our propane products under four regional brand names: Bradley Propane, Country Gas, Hoosier Propane and McCracken. We serve approximately 71,000 retail customers from 30 customer service centers, including approximately 1.8 million gallons of above-ground propane storage capacity, in Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Tennessee, Virginia and Wisconsin. In addition to our retail business, we operate a wholesale supply and distribution business, providing propane procurement, transportation, supply and price risk management services to our customer service centers, as well as to independent dealers and multistate marketers and, to a lesser extent, selling propane as standby fuel to industrial end-users. We currently provide wholesale supply and distribution services to approximately 350 customers in 24 states, primarily in the Midwest and Southeast.

   Since the inception of our predecessor, Inergy Partners, LLC, in November 1996, we have acquired eleven propane companies for an aggregate purchase price of approximately $110 million. These acquisitions have significantly increased the size of our operations over the periods discussed below and, accordingly, impact the comparability of the financial results presented. Our most recent acquisitions include:

  . The acquisition of the Hoosier Propane Group on January 12, 2001. At the time of the acquisition, the Hoosier Propane Group had approximately 26,000 residential customers and annual sales of approximately 22.8 million retail gallons and 63 million wholesale gallons. This acquisition is not reflected in the results of operations discussed below but will significantly affect our future reported results.

  . The acquisition of Country Gas Company, Inc. on June 1, 2000. At the time of the acquisition, Country Gas had approximately 8,000 retail customers and annual sales of approximately 9.9 million retail gallons.

   On a pro forma basis in the fiscal year ended September 30, 2000, we sold approximately 70% of our retail gallons to residential customers, 20% to industrial and commercial customers and, 10% to agricultural customers. Sales to residential customers during that period accounted for approximately 77% of our pro forma gross profit on propane sales, reflecting the higher profitability of this segment of the business.

   The retail distribution business is largely seasonal due to propane's primary use as a heating source in residential and commercial buildings. As a result, cash flows from operations are highest from November through April when customers pay for propane purchased during the six-month peak heating season of October through March. On a pro forma basis in the fiscal year ended September 30, 2000, approximately 72% of our retail propane volume and in excess of 95% of our pro forma EBITDA was attributable to sales during this six-month period. We generally experience losses in the six-month, off season of April through September.

   Because a substantial portion of our propane is used in the weather-sensitive residential markets, the temperatures realized in our areas of operations, particularly during the six-month peak heating season, have a significant effect on our financial performance. In any given area, warmer-than-normal temperatures will tend to result in reduced propane use, while sustained colder-than-normal temperatures will tend to result in greater propane use. Therefore, we use information on normal temperatures in understanding how historical results of operations are affected by temperatures that are colder or warmer than normal and in preparing forecasts of future operations, which are based on the assumption that normal weather will prevail in each of our regions. "Heating degree days" are a general indicator of weather impacting propane usage and are calculated by taking the difference between 65 degrees and the average temperature of the day (if less than 65 degrees).

   In determining actual and normal weather for a given period of time, we compare the actual number of heating degree days for such period to the average number of heating degree days for a longer time period assumed to more accurately reflect the average normal weather, in each case as such information is published by the National Oceanic and Atmospheric Administration, for each measuring point in each of our regions. When we discuss "normal" weather in our results of operations presented below we are referring to a 30 year average consisting of the years 1961 through 1990. We then calculate weighted averages, based on retail volumes attributable to each measuring point, of actual and normal heating degree days within each region. Based on this information, we calculate a ratio of actual heating degree days to normal heating degree days, first on a regional basis and then on a partnership-wide basis.

   Although we believe that comparing temperature information for a given period of time to "normal" temperatures is helpful for an understanding of our results of operations, when comparing variations in weather to changes in total revenues or operating profit, we draw your attention to the fact that a portion of our total revenues is not weather-sensitive and other factors such as price, competition, product supply costs and customer mix also affect the results of operations. For example, our sales to industrial customers are generally not sensitive to fluctuations in the weather. Sales to residential customers ordinarily generate higher margins than sales to other customer groups, such as commercial or agricultural customers.

   The propane business is a "margin-based" business where the level of profitability is largely dependent on the difference between sales prices and product cost. The unit cost of propane is subject to volatile changes as a result of product supply or other market conditions. Propane unit cost changes can occur rapidly over a short period of time and can impact margins. There is no assurance that we will be able to fully pass on product cost increases, particularly when product costs increase rapidly. We have generally been successful in passing on higher propane costs to our customers and have historically maintained or increased our gross margin per gallon in periods of rising costs. As expected, in periods of increasing costs, we have experienced a decline in our gross profit as a percentage of revenues. Our retail propane operations generated margins averaging $0.44 per retail gallon for the fiscal year ended September 30, 2000 on a pro forma basis. Retail sales generate significantly higher margins than wholesale sales and sales to residential customers generally generate higher margins than sales to our other retail customers.

   We believe our wholesale supply, marketing and distribution business complements our retail distribution business. For the fiscal year ended September 30, 2000, on a pro forma combined basis, we sold approximately 210 million gallons of propane on a wholesale basis. Although sales to wholesale customers would have accounted for approximately 81% of our total volumes on a pro forma basis, such sales would have accounted for only 12% of our pro forma gross profit from propane sales, reflecting the lower margins our wholesale business generates. Through our wholesale operations, we also offer price risk management services to propane retailers and other related businesses through a variety of financial and other instruments, including:

  .  forward contracts involving the physical delivery of propane;

  . swap agreements which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for propane; and

  . options, futures contracts on the New York Mercantile Exchange and other contractual arrangements.

   We purchase a portion of our propane (approximately 60% of a given typical year's projected propane needs) pursuant to agreements with terms of one year that contain various pricing formulas. The balance of our propane needs are satisfied in the spot market. On a pro forma basis, during the fiscal year ended September 30, 2000, we purchased approximately 20% of our propane supplies from one supplier, and no other single supplier provided more than ten percent of our total propane supply.

   We engage in hedging transactions to reduce the effect of price volatility on our product costs and to help ensure the availability of propane during periods of short supply. We attempt to balance our contractual portfolio by purchasing volumes only when we have a matching purchase commitment from our wholesale customers. However, we may experience net unbalanced positions from time to time which we believe to be immaterial in amount. In addition to our ongoing policy to maintain a balanced position, for accounting purposes we are required, on an ongoing basis, to track and report the market value of our purchase obligations and our sales commitments.

   In addition to the revenues we generate from our retail and wholesale propane operations, we generate additional revenues from truck fabrication and maintenance as well as from sales of propane appliance and propane service operations.

Inergy Partners

   The results of operations discussed below are those of our predecessor, Inergy Partners, LLC. Audited and unaudited financial statements for Inergy Partners are included elsewhere in this prospectus. The results discussed below include the results of operations Country Gas beginning at June 1, 2000, the date of its acquisition.

 Three months ended December 31, 2000 compared to three months ended December 31, 1999

   Volume. During the three months ended December 31, 2000, Inergy Partners sold 9.7 million retail gallons of propane, an increase of 4.8 million gallons, or 98%, from the 4.9 million retail gallons sold in the same period in 1999.

   This increase in retail sales volume was principally due to the acquisition of Country Gas on June 1, 2000. In addition, the three months ended December 31, 2000 were approximately 35% colder than the same period of fiscal 1999 and approximately 14% colder than normal in our area of operations. A limited portion of this increase in volume was attributable to internal growth.

   Wholesale gallon sales increased 49.3 million gallons, or 133%, to 86.5 million gallons in the three months ended December 31, 2000 from 37.2 million gallons in the same period of fiscal 1999. This increase was attributable to the growth of our wholesale operations which were initiated in April, 1999 as well as colder weather in our areas of operations.

   Revenues. Revenues in the three months ended December 31, 2000 were $72.4 million, an increase of $51.8 million, or 252%, over $20.6 million of revenues in the same period of fiscal 1999. This increase was attributable to the acquisition of Country Gas, higher sales prices and colder weather in our areas of operations.

   Cost of Product Sold. Cost of product sold in the three months ended December 31, 2000 were $63.6 million, an increase of $46.6 million, or 274%, over the 1999 period cost of product sold of $17.0 million. This increase was attributable to both a significant increase in retail and wholesale volumes and a significant increase in the average cost of propane.

   Gross Profit. Gross profit was $8.8 million in the three months ended December 31, 2000 compared to $3.6 million in the 1999 period, an increase of $5.2 million, or 147%. This increase was attributable to higher retail and wholesale volumes and an increase in margin per gallon. The increase in our margin per gallon was attributable to the fact that Inergy Partners was able to increase its retail prices during periods of rising market prices while effectively controlling product costs.

   Operating and Administrative Expenses. Operating and administrative expenses increased $2.0 million, or 104%, to $3.9 million in the three month period ended December 31, 2000 as compared to $1.9 million in the same period in 1999. This increase resulted from the acquisition of Country Gas, higher personnel costs, including performance incentives accrued as a result of the increased profitability of the 2000 quarter, and higher vehicle fuel and maintenance costs.

   Depreciation and Amortization. Depreciation and amortization increased $0.4 million to $0.8 million in the three months ended December 31, 2000 from $0.4 million in the fiscal 1999 period primarily as a result of the purchase of property, plant and equipment to accommodate growth as well as the acquisition of Country Gas.

   Operating Income and EBITDA. Operating income increased $2.9 million, or 240%, to $4.1 million in the three months ended December 31, 2000 from $1.2 million in the same period in fiscal 1999. EBITDA increased $3.2 million, or 191%, to $4.9 million in the three months ended December 31, 2000 from $1.7 million in the fiscal 1999 period. The increases in operating income and EBITDA were attributable to increased volumes and margins per gallon associated with retail and wholesale sales, partially offset by increased operating and administrative expenses.

   Net Income. Net income increased $2.5 million, or 360%, to $3.2 million in the three months ended December 31, 2000 from $0.7 million in the fiscal 1999 period. This increase in net income was attributable to the increase in operating income and offset by an increase in acquisition related interest expense.

 Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

   Volume. During fiscal 2000, Inergy Partners sold 15.6 million retail gallons of propane, an increase of 7.5 million gallons, or 93%, from the 8.1 million retail gallons sold in fiscal 1999. This increase was primarily attributable to the acquisition of six retail propane distributors during fiscal 1999 and two retail propane distributors in fiscal 2000. The balance of the increase was attributable to a winter that was slightly colder in fiscal 2000 than in fiscal 1999 as well as internal growth. Fiscal 2000 was 17% warmer than normal in our retail areas of operation.

   Wholesale gallon sales increased 117.9 million gallons, or 476%, to 142.6 million gallons in fiscal 2000 from 24.7 million gallons in fiscal 1999. This increase was primarily attributable to the growth of our wholesale sales operations, which were initiated after the fiscal 1999 winter season. Fiscal 2000 was approximately 14% warmer than normal in our wholesale areas of operations.

   Revenues. Revenues in fiscal 2000 were $93.6 million, an increase of $74.5 million, or 389%, over $19.1 million of revenues in fiscal 1999. Revenues from propane sales increased $72.8 million, or 449% from $16.2 million in fiscal 1999 to $89.0 million in fiscal 2000. This increase was attributable to a significant increase in wholesale volumes, our retail acquisitions and internal growth. Other revenues increased approximately $1.7 million, or 57%, to $4.6 million in fiscal 2000 from $2.9 million in fiscal 1999. These revenues consist of tank rentals, heating oil sales, appliance sales and service and were largely attributable to our retail acquisitions in fiscal 1999 and 2000.

   Cost of Product Sold. Cost of product sold in fiscal 2000 was $81.6 million, an increase of $67.8 million, or 494%, over fiscal 1999 cost of sales of $13.8 million. The increase was attributable to significant increases in wholesale and retail volumes and the average cost of propane.

   Gross Profit. Gross profit was $12.0 million in fiscal 2000 compared to $5.4 million in fiscal 1999, an increase of $6.6 million, or 122%. This increase was attributable to higher retail and wholesale gallons and a slight increase in margin per gallon.

   Operating and Administrative Expenses. Operating and administrative expenses were $9.0 million in fiscal 2000 as compared to $4.1 million in fiscal 1999, an increase of $4.9 million, or 118%. This increase primarily resulted from acquisitions.

   Depreciation and Amortization. Depreciation and amortization increased $1.6 million, or 231%, to $2.3 million in fiscal 2000 from $0.7 million in fiscal 1999. This increase was attributable to depreciation and amortization of acquired assets, including intangible assets and, to a lesser extent, the amortization of acquisition financing costs.

   Operating Income and EBITDA. Operating income increased $0.1 million, or 19%, to $0.7 million in fiscal 2000 from $0.6 million in fiscal 1999. The increase in operating income was attributable to increased retail and wholesale volumes, largely offset by higher operating and administrative expenses. EBITDA increased $1.8 million, or 119%, to $3.3 million in fiscal 2000 from $1.5 million in fiscal 1999. EBITDA increased greater than operating income because it excludes acquisition related depreciation and amortization expense.

   Net Loss. Net loss increased $1.6 million to $1.8 million in fiscal 2000 from $0.2 million in fiscal 1999. This increase in net loss was primarily attributable to an increase in interest expense of $1.8 million, most of which was incurred in connection with acquisitions.

 Fiscal Year Ended September 30, 1999 Compared to Fiscal Year Ended September 30, 1998

   Volume. During fiscal 1999, Inergy Partners sold 8.1 million retail gallons of propane, an increase of 2.5 million gallons, or 44%, from the 5.6 million retail gallons sold in fiscal 1998. This increase was primarily attributable to the acquisition of six retail propane distributors during fiscal 1999, partially offset by weather that was 11% warmer in fiscal 1999 than in fiscal 1998. Fiscal 1999 was 16% warmer than normal in our primary areas of operation.

   Inergy Partners initiated wholesale operations in April 1999 and sold approximately 25 million gallons during the remainder of that fiscal year.

   Revenues. Revenues in fiscal 1999 were $19.1 million, an increase of $11.6 million, or 155%, over $7.5 million of revenues in fiscal 1998. This increase was primarily attributable to acquisitions, initiation of wholesale operations and higher sales prices, partially offset by warmer weather.

   Cost of Product Sold. Cost of product sold in fiscal 1999 was $13.8 million, an increase of $9.6 million, or 226%, over fiscal 1998 cost of product sold of $4.2 million. The increase in cost of product sold was primarily attributable to increased retail and wholesale volumes, partially offset by a slight decrease in the cost of propane.

   Gross Profit. Gross profit was $5.4 million in fiscal 1999 compared to $3.3 million in fiscal 1998, an increase of $2.1 million, or 63%. This increase was attributable to increased retail and wholesale volumes and margins.

   Operating and Administrative Expenses. Operating and administrative expenses were $4.1 million in fiscal 1999 as compared to $2.4 million in fiscal 1998, an increase of $1.7 million, or 70%. This increase was related to acquisitions and the initiation of our wholesale operations.

   Depreciation and Amortization. Depreciation and amortization increased $0.3 million, or 75%, to $0.7 million in fiscal 2000 from $0.4 million in fiscal 1999. This increase was attributable to the depreciation and amortization of acquired assets, including intangible assets, and amortization of acquisition financing costs.

   Operating Income and EBITDA. Operating income increased $0.1 million, or 21%, to $0.6 million in fiscal 1999 from $0.5 million in fiscal 1998. EBITDA increased $0.6 million, or 62%, to $1.5 million in fiscal 1999 from $0.9 million in fiscal 1998. The increases in operating income and EBITDA were primarily attributable to increased retail and wholesale volumes, partially offset by higher operating and administrative expenses.

   Net Loss. Net loss was $0.2 million compared to an approximate break-even level in fiscal 1998. This increase in net loss was primarily attributable to an increase in acquisition-related interest expense, partially offset by an increase in operating income.

Hoosier Propane Group

   We completed our acquisition of the Hoosier Propane Group on January 12, 2001. The audited and unaudited financial statements of the Hoosier Propane Group are included elsewhere in this prospectus.

 Three months ended December 31, 2000 compared to three months ended December 31, 1999

   Volume. During the three months ended December 31, 2000, the Hoosier Propane Group sold 8.6 million retail gallons of propane, an increase of 1.4 million gallons, or 19%, from the 7.2 million retail gallons sold in the same period in fiscal 1999. This increase was attributable to colder weather and internal growth.

   The Hoosier Propane Group sold 23.7 million wholesale gallons of propane in the three months ended December 31, 2000, a decrease of 5.5 million gallons, or 19%, from the 29.2 million wholesale gallons sold in the same period in fiscal 1999. This decrease was attributable to favorable sales opportunities in the 1999 period that did not exist in the 2000 period.

   Revenues. Revenues in the three months ended December 31, 2000 were $31.5 million, an increase of $10.7 million, or 52%, over $20.8 million of revenues in the same period of fiscal 1999. This increase was attributable to increased propane and freight revenues.

   Revenues from propane sales increased $10.1 million, or 53%, to $29.2 million in the three months ended December 31, 2000 from $19.1 million in the same period in fiscal 1999. This increase was primarily attributable to higher prices and increased retail volumes, and was partially offset by decreased wholesale volumes.

   Freight revenues increased $0.6 million, or 49%, to $2.0 million in the three months ended December 31, 2000 from $1.4 million in the same period in fiscal 1999. The colder weather in the 2000 period resulted in more deliveries of propane to independent propane distributors and other contract customers.

   Cost of Product Sold. Cost of product sold in the three months ended December 31, 2000 was $25.2 million, an increase of $9.6 million, or 61%, over the 1999 period of $15.6 million. This increase was attributable to a significant increase in the average cost of propane and increased retail volumes, partially offset by a decrease in wholesale volumes.

   Gross Profit. Gross profit was $6.4 million in the three months ended December 31, 2000 compared to $5.2 million in the fiscal 1999 period, an increase of $1.2 million, or 23%. This increase was attributable to an increase in retail volumes and margins, partially offset by decreases in wholesale volumes and margins. The increase in retail gross margin per gallon was attributable to favorable propane purchases during a period of increasing retail prices and colder weather in our areas of operation.

   Operating and Administrative Expenses. Operating and administrative expenses remained constant at $2.5 million, in the three month periods ended December 31, 2000 and 1999.

   Depreciation and Amortization. Depreciation and amortization remained constant at $0.4 million in the three month periods ended December 31, 2000 and 1999, primarily as a result of maintaining existing assets in 2000 as opposed to the replacement of these assets.

   Operating Income and EBITDA. Operating income increased $1.2 million, or 51%, to $3.5 million in the three months ended December 31, 2000 from $2.3 million in the same period in 1999. EBITDA increased $1.1 million, or 42%, to $3.9 million in the three months ended December 31, 2000 from $2.8 million in the fiscal 1999 period. The increases in operating income and EBITDA were attributable to increased retail volumes and margins, partially offset by decreases in wholesale volumes and margins.

   Net Income. Net income increased $1.3 million, or 58%, to $3.4 million in the three months ended December 31, 2000 from $2.1 million in the fiscal 1999 period. This increase was attributable to an increase in operating income while interest expense and other income remained relatively constant in the fiscal 2000 period as compared to the fiscal 1999 period.

 Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

   Volume. During fiscal 2000, the Hoosier Propane Group sold 22.9 million retail gallons of propane, an increase of 0.1 million gallons from the 22.8 million retail gallons sold in fiscal 1999. This increase was attributable to fiscal 2000 being 3% colder than fiscal 1999 in the Hoosier Propane Group's areas of operation and internal growth, partially offset by decreases in agricultural and commercial volumes resulting from an increased focus on higher margin sales. Fiscal 2000 was 10% warmer than normal in our area of operations.

   The Hoosier Propane Group sold 68.9 million wholesale gallons of propane in fiscal 2000, an increase of 5.3 million gallons, or 8%, over the 63.6 million wholesale gallons sold in fiscal 1999. This increase was attributable to the favorable sales opportunities and the slightly colder weather in the Hoosier Propane Group's areas of operation in fiscal 2000 as compared to fiscal 1999. Wholesale marketing efforts were primarily concentrated in the Southeast and Midwest where fiscal 2000 temperatures were approximately 14% warmer than normal.

   Revenues. Revenues in fiscal 2000 were $65.6 million, an increase of $21.9 million, or 50%, over $43.7 million of revenues in fiscal 1999. Increased propane revenues accounted for approximately $19.9 million of this increase with freight and other revenues increasing approximately $2.0 million from fiscal 1999 to fiscal 2000.

   Revenues from propane sales increased $19.9 million, or 51%, from $38.8 million in fiscal 1999 to $58.7 million in fiscal 2000. This increase was primarily attributable to higher sales prices and an increase in wholesale volumes.

   Freight revenues increased $1.2 million, or 25%, to $5.7 million fiscal 2000 from $4.5 million in fiscal 1999 as a result of growth in market share.

   Other revenues increased $0.8 million, or 241% to $1.2 million in fiscal 2000 from $0.4 million in fiscal 1999 due to increased vehicle service revenues.

   Cost of Product Sold. Cost of product sold in fiscal 2000 was $49.0 million, an increase of $20.1 million, or 70%, over the fiscal 1999 cost of product sold of $28.9 million. This increase was attributable to a significant increase in the average cost of propane in fiscal 2000 compared to fiscal 1999 and to increased wholesale volumes in fiscal 2000.

   Gross Profit. Gross profit was $16.5 million in fiscal 2000 compared to $14.8 million in fiscal 1999, an increase of $1.7 million, or 12%. This increase was attributable to an increase in retail margins and wholesale volumes. The increase in retail gross margin per gallon was attributable to an increased focus on higher margin gallon sales.

   Operating and Administrative Expenses. Operating and administrative expenses were $9.4 million in fiscal 2000 as compared to $8.3 million in fiscal 1999, an increase of $1.1 million, or 13%. This increase primarily resulted from increased labor costs and vehicle expenses associated with higher retail and wholesale volumes together with growth in freight revenues. In addition, the increased cost per gallon of vehicle fuel in fiscal 2000 over fiscal 1999 contributed to the increase in vehicle costs.

   Depreciation and Amortization. Depreciation and amortization decreased $0.1 million to $1.6 million in fiscal 2000 from $1.7 million in fiscal 1999. This decrease resulted from maintenance of older assets in fiscal 2000 as opposed to the replacement of these assets.

   Operating Income and EBITDA. Operating income increased $0.7 million, or 15%, to $5.5 million in fiscal 2000 from $4.8 million in fiscal 1999. EBITDA increased $0.8 million, or 11%, to $7.4 million in fiscal 2000 from $6.6 million in fiscal 1999. The increases in operating income and EBITDA were attributable to increased volumes associated with our retail and wholesale operations.

   Net Income. Net income increased $0.8 million, or 20%, to $5.0 million in fiscal 2000 from $4.2 million in fiscal 1999. This increase in net income was attributable to the increase in operating income and a $0.2 million increase in other income and was partially offset by a $0.1 million increase in interest expense.

 Fiscal Year Ended September 30, 1999 Compared to Fiscal Year Ended September 30, 1998

   Volume. During fiscal 1999, the Hoosier Propane Group sold 22.8 million retail gallons of propane, an increase of 5.4 million gallons, or 31%, from the
17.4 million retail gallons sold in fiscal 1998. At the end of fiscal 1998 and the beginning of fiscal 1999, we acquired three retail propane distributors that accounted for 4.1 million gallons of the 5.4 million gallon increase in retail propane volume. The remaining 1.3 million gallon increase in retail volume resulted from internal growth and, to a lesser extent, slightly colder weather in fiscal 1999 as compared to fiscal 1998.

   During fiscal 1999, the Hoosier Propane Group sold 63.6 million wholesale gallons in fiscal 1999, a decrease of 21.9 million gallons, or 26%, from the
85.5 million wholesale gallons sold in fiscal 1998. The decrease in wholesale volumes is due in part to the loss of the business of a multi-state retail propane marketer.

   Revenues. Revenues in fiscal 1999 were $43.7 million, a decrease of $12.0 million, or 22%, from $55.7 million in fiscal 1998. Revenues from propane sales decreased $11.8 million, or 23%, from $50.6 million in fiscal 1998 to $38.8 million in fiscal 1999 primarily due to a decrease in prices. Freight revenues decreased $0.3 million, or 6%, from $4.8 million in fiscal 1998 to $4.5 million in fiscal 1999 due to the loss of the business of a multi-state marketer while other revenues increased $0.1 million, or 24%, to $0.4 million in fiscal 1999 from $0.3 million in fiscal 1998.

   Cost of Product Sold. Cost of product sold in fiscal 1999 was $28.9 million, a decrease of $13.9 million, or 33%, from fiscal 1998 cost of product sold of $42.8 million. The decrease in cost of product sold was primarily attributable to a decrease in the cost of propane per gallon in fiscal 1999 as compared to fiscal 1998 and, to a lesser extent, decreased wholesale volumes, partially offset by an increase in retail volumes.

   Gross Profit. Gross profit was $14.8 million in fiscal 1999 compared to $12.9 million in fiscal 1998, an increase of $1.9 million, or 14%. This increase was attributable to an increase in retail volumes and margins, partially offset by a decrease in wholesale volume. The increase in our retail gross margin per gallon resulted from our focus on higher margin gallon sales.

   Operating & Administrative Expenses. Operating and administrative expenses were $8.3 million in fiscal 1999 as compared to $7.6 million in fiscal 1998, an increase of $0.7 million, or 9%. This increase was attributable to increased personnel costs resulting from acquisitions.

   Depreciation and Amortization. Depreciation and amortization increased $0.2 million, or 11%, to $1.7 million in fiscal 1999 from $1.5 million in fiscal 1998. This increase was primarily attributable to the depreciation of the assets acquired in acquisitions.

   Operating Income and EBITDA. Operating income increased $1.0 million, or 28%, to $4.8 million in fiscal 1999 from $3.8 million in fiscal 1998. EBITDA increased $1.1 million, or 22%, to $6.6 million in fiscal 1999 from $5.5 million in fiscal 1998. The increases in operating income and EBITDA were attributable to increased wholesale and retail volumes associated with acquisitions and internal growth in fiscal 1999.

   Net Income. Net income increased $0.7 million, or 18%, to $4.2 million in fiscal 1999 from $3.5 million in fiscal 1998. This increase in net income was attributable to the increase in operating income offset by a $0.3 million increase in acquisition related interest expense.

Country Gas Company, Inc.

   We acquired Country Gas on June 1, 2000. Audited financial statements of Country Gas are included elsewhere in this prospectus.

 Fiscal Year Ended May 31, 2000 Compared to Fiscal Year Ended May 31, 1999

   Volume. During fiscal 2000, Country Gas sold 9.9 million retail gallons of propane, a decrease of 0.5 million gallons, or 5%, from the 10.4 million gallons sold in fiscal 1999. This decrease was principally due to warmer weather in fiscal 2000 as compared to fiscal 1999. In addition, Country Gas sold fewer agricultural gallons in fiscal 2000 than in fiscal 1999 due to a decreased focus on agricultural sales.

   Revenues. Revenues in fiscal 2000 were $9.6 million, an increase of $1.1 million, or 14%, over $8.5 million of revenues in fiscal 1999. Revenues from propane sales increased $1.3 million, or 16%, from $7.7 million in fiscal 1999 to $9.0 million in fiscal 2000. This increase was attributable to an increase in the average selling price of propane, and was partially offset by a decrease in gallons sold in fiscal 2000. Other revenues decreased $0.1 million to $0.7 million in fiscal 2000 from $0.8 million in fiscal 1999.

   Cost of Product Sold. Cost of product sold in fiscal 2000 was $4.7 million, an increase of $1.5 million, or 47%, over fiscal 1999 cost of product sold of $3.2 million. This increase in cost of product sold was attributable to increasing propane costs.

   Gross Profit. Gross profit was $5.0 million in fiscal 2000 compared to $5.3 million in fiscal 1999, a decrease of $0.3 million, or 6%. This decrease was attributable to a decrease in gross profit from propane sales of $0.2 million and a decrease in other gross profit of $0.1 million. The decrease in gross profit from propane sales was due to a 5% decrease in the gallons sold in fiscal 2000 and to a lower average gross profit per gallon resulting from the lower percentage of residential retail gallons sold. Other gross profit decreased $0.1 million in fiscal 2000 as compared to fiscal 1999 as a result of warmer weather conditions.

   Operating and Administrative Expenses. Operating and administrative expenses were $3.2 million in fiscal 2000 as compared to $3.0 million in fiscal 1999, an increase of $0.2 million, or 6%. This increase primarily resulted from increased vehicle operating costs in fiscal 2000 as compared to fiscal 1999 due to higher vehicle fuel and maintenance costs.

   Depreciation and Amortization. Depreciation and amortization remained constant at approximately $0.4 million in fiscal 1999 and fiscal 2000.

   Operating Income and EBITDA. Operating income declined $0.5 million, or 26%, to $1.4 million in fiscal 2000 from $1.9 million in fiscal 1999. EBITDA decreased $0.5 million, or 22%, from $2.3 million in fiscal 1999 to $1.8 million in fiscal 2000. The declines in operating income and EBITDA resulted from a $0.3 million decrease in gross profit and a $0.2 million increase in operating and administrative expenses.

   Net Income. Net income decreased $0.8 million, or 33%, to $1.6 million in fiscal 2000 from $2.4 million in fiscal 1999. This decrease was attributable to the $0.5 million decline in income from operations and the $0.3 million gain on the sale of product line recognized in fiscal 1999.

Liquidity and Capital Resources

Inergy Partners, LLC Cash Flows and Capital Expenditures

   Cash used in operating activities was $0.3 million in fiscal 2000 and $0.8 million in fiscal 1999. The uses of cash from operating activities for the periods discussed above are principally due to the net losses incurred from the development of management and infrastructure sufficient to accommodate planned future growth and the financing of our working capital needs with borrowings under our revolving credit facilities. During the three months ended December 31, 2000, we used cash of $1.3 million in operating activities compared to $1.5 million used in the same 1999 period. These three month periods include a portion of the winter season in which the majority of our sales occur and in which our working capital needs are greatest. Specifically, accounts receivable significantly increased in these periods which was financed by increases in accounts payable and additional borrowings under our revolving credit facilities.

   Cash used in investing activities was $12.4 million in 2000 and $13.1 million in 1999. These amounts included the use of $9.6 million in 2000 and $11.4 million in 1999 for acquisitions in those periods. Additionally, we expended $2.3 million in 2000 and $1.4 million in 1999, for additions of property and equipment to accommodate our growing operations. During the three months ended December 31, 2000, $1.6 million was used in investing activities, of which approximately $0.5 million was paid to acquire a retail propane distributorship and the balance of which was used for maintenance and growth capital expenditures. We have budgeted maintenance capital expenditures of approximately $1.3 million for the fiscal year ended September 30, 2001. In addition, we expect to incur growth capital expenditures of $2.5 million over the same period. We expect to fund these capital expenditures through a combination of cash flows from operating activities and borrowings under our revolving credit facility.

   Cash provided by financing activities was $13.9 million in 2000 and $14.1 million in 1999. The $13.9 million of cash provided by financing activities in 2000 was comprised of net proceeds from long-term debt used to finance increased working capital, acquisitions and capital expenditures of approximately $12.6 million and net proceeds from the issuance of preferred interests of $1.9 million, partially offset by $0.5 million used for the payment of distributions. In the 1999 period, approximately $14.2 million was provided by net proceeds from the issuance of long term debt, partially offset by distributions of approximately $0.2 million. Cash provided by financing activities of $3.4 million in the three months ended December 31, 2000 and $3.7 million in the same 1999 period was used to finance working capital and capital expenditures during these periods.

   At December 31, 2000, Inergy Partners had goodwill of $9.9 million, representing approximately 11% of total assets and 60% of members' equity. This goodwill is primarily attributable to our acquisition of Country Gas. Management expects recovery of the goodwill through future cash flows associated with these acquisitions.

Inergy, L.P. Liquidity

   Our primary liquidity needs are to fund general working capital requirements and capital expenditures for the growth and maintenance of our existing businesses. Growth capital expenditures are primarily for the purchase of customer storage tanks while maintenance capital expenditures are primarily related to repair and replacement of propane delivery vehicles and maintenance associated with existing customer installations. Our capital needs also include funding sources for strategic business acquisitions. Our primary sources of funds will be proceeds from long term and short term bank borrowings and cash flows from operations.

   We plan to use the net proceeds of this offering of approximately $26 million to repay $5 million of subordinated debt with the balance of the net proceeds to be used to repay long-term debt outstanding under our predecessor's $96 million credit facility.

   Concurrently with the closing of this offering, we expect to enter into an amended and restated acquisition credit facility with our existing lenders to provide for interest-only term debt in the amount of approximately $75 million. Approximately $50 million of this capacity is expected to be drawn upon completion of the offering. Further, we expect that our current lenders will make available to us a working capital line of credit in the aggregate amount of $30 million, which will also provide for interest payments only with a maturity date of January 10, 2004. We expect that the facility will have standard financial covenants and will have no limitations on our ability to make distributions as described herein. We expect the facility to be collateralized with certain assets of the operating company.

   We believe that the proceeds of this offering, anticipated cash from operations, and borrowings under our amended and restated credit facility will be sufficient to meet our liquidity needs for the foreseeable future. If our plans or assumptions change or are inaccurate, or we make any acquisitions, we may need to raise additional capital. We may not be able to raise additional funds or may not be able to raise such funds on favorable terms.

Recent Accounting Pronouncements

   In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

   Adoption of SFAS No. 133 is required for fiscal years beginning after June 15, 2000. We have adopted SFAS No. 133 during the first quarter of fiscal 2001. We believe that the effect of adopting SFAS 133 is limited to disclosures in its financial statements since we currently utilize the mark-to-market method of accounting.

Quantitative and Qualitative Disclosure About Market Risk

   We have long-term debt and a revolving line of credit subject to the risk of loss associated with movements in interest rates.

   At February 28, 2001, we had floating rate obligations totaling approximately $85.5 million for amounts borrowed under our revolving line of credit and long-term debt. We have entered into interest rate hedging agreements in the form of interest rate swaps that have provided us with a fixed rate of approximately 8.75% on $25 million of these obligations at February 28, 2001. We believe the recorded amount of this fixed rate debt approximates its fair value. The resulting floating rate obligations of $60.5 million expose us to the risk of increased interest expense in the event of increases in short-term interest rates. If the floating interest rate were to increase by 100 basis points from February 28, 2001 levels, our combined interest expense would increase by a total of approximately $50,000 per month.

Propane Price Risk

   The propane industry is a "margin-based" business in which gross profits depend on the excess of sales prices over supply costs. As a result, our profitability will be sensitive to changes in wholesale prices of propane caused by changes in supply or other market conditions. When there are sudden and sharp increases in the wholesale cost of propane, we may not be able to pass on these increases to our customers through retail or wholesale prices. Propane is a commodity and the price we pay for it can fluctuate significantly in response to supply or other market conditions. We have no control over supply or market conditions. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce our gross profits and could, if continued over an extended period of time, reduce demand by encouraging our retail customers to conserve or convert to alternative energy sources.

   We engage in hedging transactions to reduce the effect of price volatility on our product costs and to help ensure the availability of propane during periods of short supply. We attempt to balance our contractual portfolio by purchasing volumes only when we have a matching purchase commitment from our wholesale customers. However, we may experience net unbalanced positions from time to time which we believe to be immaterial in amount. In addition to our ongoing policy to maintain a balanced position, for accounting purposes we are required, on an ongoing basis, to track and report the market value of our purchase obligations and our sales commitments.

                                    BUSINESS

General


   We own and operate a rapidly growing retail and wholesale propane marketing and distribution business. Since our inception in November 1996, we have acquired eleven propane companies for an aggregate purchase price of approximately $110 million. For the fiscal year ended September 30, 2000, on a pro forma combined basis:

  . we sold approximately 50 million gallons of propane to retail customers and approximately 210 million gallons of propane to wholesale customers, and

  . we had operating income plus depreciation and amortization, other income and non-cash charges of approximately $12.8 million.

   Our retail business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. We market our propane products under four regional brand names: Bradley Propane, Country Gas, Hoosier Propane, and McCracken. We serve approximately 71,000 retail customers from 30 customer service centers, including approximately 1.8 million gallons of above-ground propane storage capacity, in Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Tennessee, Virginia and Wisconsin. In addition to our retail business, we operate a wholesale supply and distribution business, providing propane procurement, transportation and supply and price risk management services to our customer service centers, as well as to independent dealers and multistate marketers and, to a lesser extent, selling propane as a standby fuel to industrial end users. We currently provide wholesale supply and distribution services to approximately 350 customers in 24 states, primarily in the Midwest and Southeast.

   We have grown primarily through acquisitions of propane operations and, to a lesser extent, through internal growth. Since our initial acquisition of McCracken Oil & Propane Company in 1996, we have completed ten additional acquisitions in North Carolina, Tennessee, Illinois and Indiana. The following chart sets forth certain retail propane statistics about each company we have acquired:

                                                                    Approximate
                                         Acquisition                   Retail
    Company(1)            Location           Date      Customers(2)  Gallons(3)
    ----------            --------       -----------   -----------  -----------
McCracken Oil &      Wake Forest, NC    November 1996     6,000      4,800,000
 Propane Company,
 LLC


Wilson Oil Company   Wilson's Mills, NC December 1998     2,750      1,800,000
 of Johnston
 County, Inc.


Ernie Lee Oil & LP   Raleigh, NC        December 1998     3,200      1,400,000
 Gas, LLC


Langston Gas & Oil   Four Oaks, NC      May 1999          1,500        800,000
 Co., Inc.


Castleberry's, Inc.  Smithfield, NC     July 1999         1,500        900,000


Rolesville Gas &     Raleigh, NC        August 1999       3,000      2,200,000
 Oil Company, Inc.


Bradley Propane,     Chattanooga, TN    September 1999    4,700      2,600,000
 Inc.


Butane-Propane Gas   Marion, TN         November 1999       850        700,000
 Company of Tenn.,
 Inc.


Country Gas          Crystal Lake, IL   May 2000          8,000      9,900,000
 Company, Inc.


Bear-Man Propane     Hixson, TN         November 2000       750        600,000


Hoosier Propane
 Group               Kendalville, IN    January 2001     26,000     22,800,000
                                                         ------     ----------

    Total                                                58,250     48,500,000
                                                         ======     ==========

--------
(1) Name of acquired company as of acquisition date.
(2) Number of customers as of acquisition date.
(3) Represents retail gallons sold during the twelve-month period preceding acquisition date.

Industry Background and Competition

   Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. Our retail propane business consists principally of transporting propane to our customer service centers and other distribution areas and then to tanks located on our customers' premises. Retail propane falls into three broad categories: residential, industrial and commercial and agricultural. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control.

   Propane is extracted from natural gas or oil wellhead gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Propane is clean-burning, producing negligible amounts of pollutants when consumed.

   The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Approximately 70-75% of our retail propane volume is sold during the peak heating season from October through March. Consequently, sales and operating profits are generated mostly in the first and fourth calendar quarters of each year.

   According to the American Petroleum Institute, the domestic retail market for propane is approximately 11.2 billion gallons annually. This represents approximately 5% of household energy consumption in the United States. Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Historically, the expansion of natural gas into traditional propane markets has been inhibited by the capital costs required to expand pipeline and retail distribution systems. Although the extension of natural gas pipelines tends to displace propane distribution in areas affected, we believe that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other.

   In addition to competing with alternative energy sources, we compete with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, smaller local independent marketers and farm cooperatives. Based on industry publications, we believe that the domestic retail market for propane is approximately 11.2 billion gallons annually, that the ten largest retailers account for less than 35% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Most of our customer service centers compete with several marketers or distributors. Each customer service center operates in its own competitive environment because retail marketers tend to locate in close proximity to customers. Our typical customer service center generally has an effective marketing radius of approximately 25 miles, although in certain rural areas the marketing radius may be extended by a satellite location.

   The ability to compete effectively further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. We believe that our safety programs, policies and procedures are more comprehensive than many of our smaller, independent competitors and give us a competitive advantage over such retailers. We also believe that our service capabilities and customer responsiveness differentiate us from many of these smaller competitors. Our employees are on call 24-hours and 7-days-a-week for emergency repairs and deliveries.

   The wholesale propane business is highly competitive. Our competitors in the wholesale business include producers and independent regional wholesalers. We believe that our wholesale supply and distribution business provides us with a stronger regional presence and a reasonably secure, efficient supply base, and positions us well for expansion through acquisitions or start-up operations in new markets.

   Retail propane distributors typically price retail usage based on a per gallon margin over wholesale costs. As a result, distributors generally seek to maintain their operating margins by passing costs through to customers, thus insulating themselves from volatility in wholesale propane prices. During periods of sudden price increases in propane at the wholesale level costs, distributors may be unable or unwilling to pass entire cost increases through to customers. In these cases, significant decreases in per gallon margins may result.

   The propane distribution industry is characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of these local distributors have sought to sell their business for reasons that include retirement and estate planning. In addition, the propane industry faces increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer-oriented technologies. Primarily as a result of these factors, the industry is undergoing consolidation, and we, as well as other national and regional distributors, have been active consolidators in the propane market. In recent years, an active, competitive market has existed for the acquisition of propane assets and businesses. We expect this acquisition market to continue for the foreseeable future.

Competitive Strengths

   We believe that we are well-positioned to compete in the propane industry. Our competitive strengths include:

 Proven Acquisition Expertise

   Since our inception, we have acquired and successfully integrated eleven propane companies with an aggregate purchase price of approximately $110 million, including five propane distributors since September 1999. Our executive officers and key employees, who average more than fifteen years experience in the propane industry, have developed business relationships with retail propane owners and businesses throughout the United States. These significant industry contacts have enabled us to negotiate all of our acquisitions on an exclusive basis. This acquisition expertise should allow us to continue to grow through strategic and accretive acquisitions. Our acquisition program will continue to seek:

  . businesses in geographical areas experiencing higher-than-average population growth,

  . established names with local reputations for customer service and reliability,

  . high concentration of propane sales to residential customers, and

  . the retention of key employees in acquired businesses.

 Internal Growth

   We consistently promote internal growth in our retail operations through a combination of marketing programs and employee incentives. We enjoy strong relationships with builders, mortgage companies and real estate agents which enable us to access customers as new residences are built. We also provide various financial incentives for customers who sign up for our automatic delivery program, including level payment, fixed price and price cap programs. We provide all customers with supply, repair and maintenance contracts and 24-hour customer service. Finally, we have instituted an employee bonus program and other incentives that foster an entrepreneurial environment by rewarding employees who expand revenues by attracting new customers while controlling costs. We intend to continue to aggressively seek new customers and promote internal growth through local marketing and service programs in our residential propane business.

 Operations in High Growth Markets

   Our Southeastern operations, which represented approximately 33% of our pro forma retail volumes in fiscal year 2000, are concentrated in higher-than-average population growth areas, where natural gas distribution is not cost effective. These markets have experienced strong economic growth which has spurred the development of sizable, low density and relatively affluent residential communities which are significant consumers of propane. We intend to continue to focus our acquisitions in high growth markets.

 Regional Branding

   We believe that our success in generating internal growth at our customer service centers results from our operation under established, locally recognized trade names. We attempt to capitalize on the reputation of the companies we acquire by retaining their local brand names and employees, thereby preserving the goodwill of the acquired business and fostering employee loyalty and customer retention. Employees at our local branches will continue to manage our marketing programs, new business development, customer service and customer billing and collections. Our employee incentive programs encourage efficiency and allow us to control costs at the corporate and field levels.

 High Percentage of Retail Sales to Residential Customers

   Our retail propane operations concentrate on sales to residential customers. Residential customers tend to generate higher margins and are generally more stable purchasers than other customers. For the fiscal year ended September 30, 2000, sales to residential customers represented approximately 70% of our retail propane gallons sold and approximately 77% of our retail gross profits, on a pro forma combined basis. Although overall demand for propane is affected by weather and other factors, we believe that our residential business is relatively stable due to the largely non-discretionary nature of most propane purchases by residential customers. In addition, we own approximately 90% of the propane tanks located at our customers' homes, which further enhances our profitability and customer stability. In many states, fire safety regulations restrict the refilling of a leased tank solely to the propane supplier that owns the tank. These regulations, which require customers to switch propane tanks when they switch suppliers, help enhance the stability of our customer base because of the inconvenience and costs involved with switching tanks and suppliers.

 Strong Wholesale Supply, Marketing and Distribution Business

   One of our distinguishing strengths is our procurement and distribution expertise and capabilities. For the fiscal year ended September 30, 2000, on a pro forma combined basis we sold approximately 210 million gallons of propane on a wholesale basis to independent dealers and multistate marketers. We also provide transportation services to these distributors through our fleet of transport vehicles and price risk management services to our customers through a variety of financial and other instruments. Our wholesale business provides us with a growing income stream as well as valuable market intelligence and awareness of potential acquisition opportunities. In addition, these operations help us achieve a secure, efficient source of supply and product cost advantages for our customer service centers and avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors. Moreover, the presence of our trucks across the Midwest and Southeast allows us to take advantage of various pricing and distribution inefficiencies that exist in the market from time to time.

 Flexible Financial Structure

   We believe that our ability to make acquisitions will be enhanced following the completion of this offering. We intend to amend and restate our bank credit facility to provide for a $75 million facility to be used for acquisitions and a $30 million revolving credit facility to be used for working capital and other partnership purposes. We will also have the ability to fund acquisitions through the issuance of additional partnership interests.

   Our primary objective is to increase distributable cash flow for our unitholders, while maintaining the highest level of commitment and service to our customers. We intend to pursue this objective by capitalizing on our competitive strengths.

Retail Operations

   We currently distribute propane to approximately 71,000 retail customers in eight states from 30 customer service centers. We market propane primarily in rural areas, but also have a significant number of customers in suburban areas where energy alternatives to propane such as natural gas are generally not available.

   We market our propane primarily in the Southeast and Midwest regions of the United States through our customer service centers using four regional brand names. The following chart shows our customer service centers by location.

   Bradley Propane                      Hoosier Propane
      Chattanooga, TN                      Albion, IN
      Cleveland, TN                        Barryton, MI
      Etowah, TN                           Blakeslee, OH

                                           Cecil, OH
   Country Gas                             Decatur, IN
      Crystal Lake, IL (Chicago area)      Fort Wayne, IN
      Wasco, IL                            Greenfield, IN

                                           Hillman, MI
   McCracken                               Huntington, IN
      Creedmoor, NC                        Little Point, IN
      Garner, NC                           Marion, IN
      Louisburg, NC                        Mendon, MI
      Oxford, NC                           Pendleton, IN
      Raleigh, NC                          Shipshewana, IN
      Rolesville, NC                       South Whitley, IN
      Spring Hope, NC                      Waterloo, IN
      Wake Forest, NC
      Wilson's Mills, NC

   From our customer service centers, we also sell, install and service equipment related to our propane distribution business, including heating and cooking appliances. Typical customer service centers consist of an office and service facilities, with one or more 12,000 to 30,000 gallon bulk storage tanks. Some of our customer service centers also have an appliance showroom. We have 29 satellite facilities that typically contain only large capacity storage tanks. We have approximately 1.8 million gallons of above-ground propane storage capacity at our customer service centers and satellite locations.

   Retail deliveries of propane are usually made to customers by means of our fleet of bobtail and rack trucks. At February 28, 2001, we operated 134 bobtail and rack trucks. Propane is pumped from the bobtail truck, which generally holds 2,500 to 3,000 gallons, into a stationary storage tank at the customer's premises. The capacity of these tanks ranges from approximately 100 gallons to approximately 1,200 gallons, with a typical tank having a capacity of 100 to 300 gallons in milder climates and 500 to 1,000 gallons in colder climates. We also deliver propane to retail customers in portable cylinders, which typically have a capacity of five to 35 gallons. These cylinders are picked up and replenished at our distribution locations, then returned to the retail customer. To a limited extent, we also deliver propane to certain end users in larger trucks known as transports, which have an average capacity of approximately 10,000 gallons. At February 28, 2001 we operated 80 transports. These customers include industrial customers, large-scale heating accounts and large agricultural accounts.

   During the fiscal year ended September 30, 2000, on a pro forma basis, approximately 18% and 82% of our propane sales by volume of gallons sold were to retail and wholesale customers, respectively. Our retail sales were comprised of approximately:

  . 70% to residential customers;

  . 20% to industrial and commercial customers; and

  . 10% to agricultural customers.

   Sales to residential customers during the fiscal year ended September 30, 2000, accounted for approximately 77% of our gross profit on retail propane sales, reflecting the higher-margin nature of this segment of the market. No single customer accounted for more than one percent of our pro forma revenue during the fiscal year ended September 30, 2000.

   Approximately 50% of our residential customers receive their propane supply under an automatic delivery program. Under the automatic delivery program, we deliver propane to our heating customers approximately six times during the year. We determine the amount of propane delivered based on weather conditions and historical consumption patterns. Our automatic delivery program eliminates the customer's need to make an affirmative purchase decision, promotes customer retention by ensuring an uninterrupted supply and enables us to efficiently route deliveries on a regular basis. We promote this program by offering level payment billing, discounts, fixed price options and price caps. In addition, we provide emergency service 24 hours a day, seven days a week, 52 weeks a year. More than 90% of our retail propane customers lease their tanks from us. In most states, due to fire safety regulations, a leased tank may only be refilled by the propane distributor that owns that tank. The inconvenience and costs associated with switching tanks and suppliers greatly reduces a customer's tendency to change distributors. Our tank lease programs are very valuable to us from the standpoint of retaining customers and maintaining profitability.

   The propane business is very seasonal with weather conditions significantly affecting demand for propane. We believe that the geographic diversity of our areas of operations helps to minimize our exposure to regional weather. Although overall demand for propane is affected by climate, changes in price and other factors, we believe our residential and commercial business to be relatively stable due to the following characteristics: (i) residential and commercial demand for propane has been relatively unaffected by general economic conditions due to the largely non-discretionary nature of most propane purchases by our customers, (ii) loss of customers to competing energy sources has been low, (iii) the tendency of our customers to remain with us due to the product being delivered pursuant to a regular delivery schedule and to our ownership of over 90% of the storage tanks utilized by our customers and (iv) our ability to offset customer losses through internal growth of our customer base in existing markets. Since home heating usage is the most sensitive to temperature, residential customers account for the greatest usage variation due to weather. Variations in the weather in one or more regions in which we operate, however, can significantly affect the total volumes of propane we sell and the margins we realize and, consequently, our results of operations. We believe that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.

Wholesale Supply and Distribution Operations

   In addition to our core retail operations, we are also engaged in the wholesale marketing of propane to independent dealers, multi-state marketers and, to a lesser extent, local gas utilities that use propane as supplemental fuel to meet peak demand requirements. We currently provide wholesale supply and distribution services to 350 customers in 24 states, primarily in the Midwest and Southeast. On a pro forma basis, our wholesale supply and distribution operations accounted for approximately 81% of total volumes and 12% of our pro forma gross profit during the fiscal year ended September 30, 2000.

   One of our distinguishing strengths is our procurement and distribution expertise and capabilities. For the fiscal year ended September 30, 2000, on a pro forma combined basis we sold approximately 210 million gallons of propane on a wholesale basis to independent dealers and multistate marketers. We also offer transportation services to these distributors through our fleet of transport trucks and price risk management services to our customers through a variety of financial and other instruments. Our wholesale and distribution business provides us with a relatively stable and growing income stream as well as extensive market intelligence and acquisition opportunities. In addition, these operations provide us with more secure supplies and better pricing for our customer service centers. Moreover, the presence of our trucks across the Midwest and Southeast allows us to take advantage of various pricing and distribution inefficiencies that exist in the market from time to time.

Transportation Assets, Truck Fabrication and Maintenance

   The transportation of propane requires specialized equipment. Propane trucks carry specialized steel tanks that maintain the propane in a liquefied state. As of February 28, 2001, we owned a fleet of 27 tractors, 80 transports, 134 bobtail and rack trucks and 112 other service and pick-up trucks. The average age of our trucks is 5-6 years. In addition to supporting our retail and wholesale propane operations, our trucks are used to deliver butane for third parties and to distribute natural gas for various processors and refiners.

   We own truck fabrication and maintenance facilities located in Waterloo, Indiana and additional maintenance facilities in Zephyrhills, Florida. We believe that our ability to build and maintain the trucks we use in our propane operations significantly reduces the costs we would otherwise incur in purchasing and maintaining our fleet of trucks. We also sell a limited number of trucks to third parties.

Supply

   We obtain propane from over 75 sources. During the fiscal year ended September 30, 2000 on a pro forma basis, BP Amoco p.l.c. accounted for approximately 21% of our volume of propane purchases. Substantially all of these purchases were made under supply contracts that have a term of one year, are subject to annual renewal and provide various pricing formulas. No other single supplier accounted for more than 7% of our volume propane purchases during the fiscal year ended September 30, 2000 on a pro forma basis. We believe that our diversification of suppliers will enable us to purchase all of our supply needs at market prices if supplies are interrupted from any of the sources without a material disruption of our operations.

   We purchased approximately 90% of our propane supplies from domestic suppliers during the fiscal year ended September 30, 2000 on a pro forma basis. Our remaining purchases were from suppliers in Canada. During the fiscal year ended September 30, 2000 on a pro forma basis, we purchased approximately 60% of our propane supplies pursuant to contracts that have a term of one year; the balance of our purchases were made on the spot market. The percentage of our contract purchases varies from year to year. Supply contracts generally provide for pricing in accordance with posted prices at the time of delivery or the current prices established at major storage points, and some contracts include a pricing formula that typically is based on such market prices. Some of these agreements provide maximum and minimum seasonal purchase guidelines.

   Propane is generally transported from refineries, pipeline terminals, storage facilities and marine terminals to our 48 storage facilities. We accomplish this by using our transports and contracting with common carriers, owner-operators and railroad tank cars. Our customer service centers and satellite locations typically have one or more 12,000 to 30,000 gallon storage tanks, generally adequate to meet customer usage requirements for seven days during normal winter demand. Additionally, we lease underground storage facilities from third parties under annual lease agreements.

   We engage in risk management activities in order to reduce the effect of price volatility on our product costs and to help insure the availability of propane during periods of short supply. We are currently a party to propane futures transactions on the New York Mercantile Exchange and to forward and option contracts with various third parties to purchase and sell propane at fixed prices in the future. We monitor these activities through enforcement of our risk management policy.

Pricing Policy

   Our pricing policy is an essential element in our successful marketing of propane. We base our pricing decisions on, among other things, prevailing supply costs, local market conditions and local management input. We rely on our regional management to set prices based on these factors. Our local managers are advised regularly of any changes in the posted prices of our propane suppliers. We believe our propane pricing methods allow us to respond to changes in supply costs in a manner that protects our customer base and gross margins. In some cases, however, our ability to respond quickly to cost increases could occasionally cause our retail prices to rise more rapidly than those of our competitors, possibly resulting in a loss of customers.

Billing and Collection Procedures

   We retain our customer billing and account collection responsibilities at the local level. We believe that this decentralized approach is beneficial for a number of reasons:

  . customers are billed on a timely basis;

  . customers are more apt to pay a local business;

  . cash payments are received faster; and

  . local personnel have current account information available to them at all times in order to answer customer inquiries.

Properties

   We own 29 of our 60 customer service centers, satellite storage facilities and administrative offices and lease the balance. Our headquarters in Kansas City, Missouri are leased. We operate bulk storage facilities at 48 locations and own 25 of the storage locations. We lease underground storage facilities with an aggregate capacity of 7 million gallons of propane at six locations under annual lease agreements. We also lease capacity in seven pipelines pursuant to annual lease agreements.

   Tank ownership and control at customer locations are important components to our operations and customer retention. As of February 28, 2001 we owned the following:

  . 74 bulk storage tanks with typical capacities of 12,000 to 30,000 gallons,

  . 55,027 stationary customer storage tanks with typical capacities of 100 to 1,200 gallons, and

  . 29,788 portable propane cylinders with typical capacities of up to 35 gallons.

   We believe that we have satisfactory title or valid rights to use all of our material properties. Although some of these properties are subject to liabilities and leases, liens for taxes not yet due and payable, encumbrances securing payment obligations under non-competition agreements entered in connection with acquisitions and immaterial encumbrances, easements and restrictions, we do not believe that any of these burdens will materially interfere with our continued use of these properties in our business, taken as a whole. Our obligations under our borrowings are secured by liens and mortgages on all of our real and personal property.

   In addition, we believe that we have, or are in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and have obtained or made all required material registrations, qualifications and filings with, the various state and local governmental and regulatory authorities which relate to ownership of our properties or the operations of our business.

Trademark and Tradenames

   We use a variety of trademarks and tradenames which we own, including "Inergy" and "Inergy Services." We believe that our strategy of retaining the names of the companies we acquire has maintained the local identification of such companies and has been important to the continued success of these businesses. Our most significant trade names are "Bradley Propane," "Country Gas," "Hoosier Propane" and "McCracken." We regard our trademarks, tradenames and other proprietary rights as valuable assets and believe that they have significant value in the marketing of our products.

Employees

   As of February 28, 2001, we had 341 full-time employees of which twenty were general and administrative and 321 were operational employees. We employed 28 part-time employees, all of whom were operational employees. None of our employees is a member of a labor union. We believe that our relations with our employees are satisfactory.

Government Regulation

   We are subject to various federal, state and local environmental, health and safety laws and regulations. Generally, these laws impose limitations on the discharge of pollutants and establish standards for the handling of solid and hazardous wastes. These laws generally include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Clean Water Act and comparable state or local statutes. CERCLA, also known as the "Superfund" law, imposes joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release or threatened release of a hazardous substance into the environment. While propane is not a hazardous substance within the meaning of CERCLA, other chemicals used in our operations may be classified as hazardous. These laws and regulations could result in civil or criminal penalties in cases of non-compliance or impose liability for remediation costs. To date, we have not received any notices in which we are alleged to have violated or otherwise incurred liability under any of the above laws and regulations.

   For acquisitions that involve the purchase of real estate, we conduct a due diligence investigation to attempt to determine whether any substance has been sold from, or stored on, or released or spilled from any of that real estate prior to its purchase. This due diligence includes questioning the seller, obtaining representations and warranties concerning the seller's compliance with environmental laws and performing site assessments. During this due diligence our employees, and, in certain cases, independent environmental consulting firms, review historical records and databases and conduct physical investigations of the property to look for evidence of hazardous substance contamination, compliance violations and the existence of underground storage tanks.

   National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which we operate. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. Regarding the transportation of propane by truck, we are subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations. We maintain various permits that are necessary to operate some of our facilities, some of which may be material to our operations. Management believes that the procedures currently in effect at all of our facilities for the handling, storage and distribution of propane are consistent with industry standards and are in compliance in all material respects with applicable laws and regulations.

   On August 18, 1997, the U.S. Department of Transportation published its Final Rule for Continued Operation of the Present Propane Trucks. This final rule is intended to address perceived risks during the transfer of propane and required certain immediate changes in industry operating procedures, including retrofitting all propane delivery trucks. We, as well as the National Propane Gas Association and the propane industry in general, believe that the Final Rule for Continued Operation of the Present Propane Trucks cannot practicably be complied with in its current form. On October 15, 1997, five of the principal multi-state propane marketers, all of whom were unrelated to us, filed an action against the U.S. Department of Transportation in the United States District Court for the Western District of Missouri seeking to enjoin enforcement of the Final Rule for Continued Operation of the Present Propane Trucks. On February 13, 1998, the Court issued a preliminary injunction prohibiting the enforcement of this final rule pending further action by the Court. This suit is still pending. In addition, Congress passed, and on October 21, 1998, the President of the United States signed, the FY 1999 Transportation Appropriations Act, which included a provision restricting the authority of the U.S. Department of Transportation from enforcing specific provisions of the Final Rule for Continued Operation of the Present Propane Trucks. At this time, Inergy cannot determine the likely outcome of the litigation or the proposed legislation or what the ultimate long-term cost of compliance with the Final Rule for Continued Operation of the Present Propane Trucks will be to Inergy and the propane industry in general.

   Future developments, such as stricter environmental, health or safety laws and regulations could affect our operations. It is not anticipated that our compliance with or liabilities under environmental, health and safety laws and regulations, including CERCLA, will have a material adverse effect on us. To the extent that we do not know of any environmental liabilities, or environmental, health or safety laws, or regulations are made more stringent, there can be no assurance that our results of operations will not be materially and adversely affected.

Litigation

   Our operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time we are a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverages and deductibles as the managing general partner believes are reasonable and prudent. However, we cannot assure that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion may have an adverse effect on the public's desire to use our products.

                                   MANAGEMENT

Our Managing General Partner Manages Inergy, L.P.

   Our managing general partner manages our operations and activities. Unitholders do not directly or indirectly participate in our management or operation. Our managing general partner owes a fiduciary duty to the unitholders. Our managing general partner is liable, as a general partner, for all of our debts (to the extent not paid from our assets), except for specific non-recourse indebtedness or other obligations. Whenever possible, our managing general partner intends to incur indebtedness or other obligations that are non-recourse.

   We intend to appoint two or more members of the board of directors of our managing general partner to serve on a conflicts committee to review specific matters which the board of directors believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee must meet the independence standards to serve on an audit committee of a board of directors established by the Nasdaq Stock Market and certain other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our managing general partner of any duties it may owe us or our unitholders. Two members of the board of directors will also serve on a compensation committee, which will oversee compensation decisions for the officers of Inergy GP, LLC as well as the compensation plans described below. In addition, three members of the board of directors will serve on an audit committee which will review our external financial reporting, recommend engagement of our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. The members of the audit committee must meet the independence standards established by the Nasdaq Stock Market.

   As is commonly the case with publicly-traded limited partnerships, we are managed and operated by the officers and are subject to the oversight of the directors of our managing general partner. All of our personnel are employees of our managing general partner or its affiliates.

   The board of directors of the managing general partner is presently composed of five directors.

Directors, Executive Officers and Other Key Employees of Inergy GP, LLC

   The following table sets forth certain information with respect to the executive officers and members of the board of directors of our managing general partner. Executive officers and directors are elected for one-year terms. We have also set forth in the table below information with respect to certain of our key employees who are officers of our managing general partner or one of its affiliates.

            Name             Age   Position with the Managing General Partner
            ----             ---   ------------------------------------------
Executive Officers
  John J. Sherman...........  45 President, Chief Executive Officer and Director
  Phillip L. Elbert.........  42 Senior Vice President--Operations and Director
  R. Brooks Sherman Jr......  35 Vice President and Chief Financial Officer
  Carl A. Hughes............  47 Vice President--Business Development
  Michael D. Fox............  43 Vice President--Wholesale Marketing
  William C. Gautreaux......  37 Vice President--Supply

Directors
  Richard C. Green, Jr......  46 Director
  Warren H. Gfeller.........  49 Director
  David J. Schulte..........  39 Director

Key Employees
  Michael L. Hendren........  45 President--McCracken Propane
  James Pratt...............  51 President--Bradley Propane
  Gary Komosa...............  48 President--Country Gas Co.
  Dan Manson................  50 President--Hoosier Propane
  Joseph Donnell............  40 President--L&L Transportation

 Executive Officers

   John J. Sherman. Mr. Sherman has been the President, Chief Executive Officer and a director of our predecessor since 1997. Prior to joining our predecessor, he was a vice president with Dynegy, Inc. from 1996 through 1997. He was responsible for all downstream propane marketing operations, which at the time were the country's largest. From 1991 through 1996, Mr. Sherman was the president of LPG Services Group, Inc., a company he co-founded and grew to become one of the nation's largest wholesale marketers of propane before Dynegy acquired LPG Services in 1996. From 1984 through 1991, Mr. Sherman was a vice president and member of the management committee of Ferrellgas, which is one of the country's largest retail propane marketers.

   Phillip L. Elbert. Mr. Elbert joined our predecessor as Senior Vice President--Operations in connection with our acquisition of the Hoosier Propane Group in January 2001. Mr. Elbert joined the Hoosier Propane Group in 1992 and was responsible for overall operations, including Hoosier's retail, wholesale, and transportation divisions. From 1987 through 1992, he was employed by Ferrellgas, serving in a number of management positions relating to retail, transportation and supply. Prior to joining Ferrellgas, he was employed by Buckeye Gas Products, a large propane marketer, from 1981 to 1987.

   R. Brooks Sherman Jr. Mr. Brooks Sherman (no relation to Mr. John Sherman) joined our predecessor in December 2000 as Vice President and Chief Financial Officer. From 1999 until joining our predecessor, he served as chief financial officer of MCM Capital Group. From 1996 through 1999, Mr. Sherman was employed by National Propane Partners, a publicly traded master limited partnership, first as its controller and chief accounting officer and subsequently as its chief financial officer. From 1995 to 1996, Mr. Sherman served as chief financial officer for Berthel Fisher & Co. Leasing Inc. and prior to 1995, Mr. Sherman was in public accounting with Ernst & Young and KPMG Peat Marwick.

   Carl A. Hughes. Mr. Hughes joined our predecessor as Vice President of Business Development in 1998. From 1996 through 1998, he served as a regional manager for Dynegy, Inc., responsible for propane activities in 17 midwest and northeastern states. From 1993 through 1996, Mr. Hughes served as a regional marketing manager for LPG Services Group. From 1985 through 1992, Mr. Hughes was employed by Ferrellgas where he served in a variety of management positions.

   Michael D. Fox. Mr. Fox joined our predecessor in 1998 as Vice President of Wholesale Marketing Operations. From 1996 through 1998, he served as a regional manager with Dynegy, Inc., responsible for wholesale propane marketing activities in nine southeastern states. From 1992 through 1996, he served as regional marketing manager for LPG Services Group, Inc. From 1985 through 1991, Mr. Fox was employed by Ferrellgas where he served in a variety of sales and marketing positions.

   William C. Gautreaux. Mr. Gautreaux joined our predecessor in 1998 as Vice President of Supply. From 1996 through 1998, he served as a managing director for Dynegy, Inc., responsible for bulk natural gas liquids marketing and risk management. Mr. Gautreaux was a co-founder of LPG Services Group, Inc. and served as its vice president of supply from 1991 through 1996. From 1985 through 1991, Mr. Gautreaux was employed by Ferrellgas where he served as a regional manager in the company's wholesale supply logistics division.

 Directors

   Richard C. Green, Jr. Mr. Green has been a member of our predecessor's board of directors since January 2001. He currently serves as chairman and chief executive officer of UtiliCorp United, Inc., a Fortune 100 global energy services company. Mr. Green is currently a special limited partner of Kansas City Equity Partners and has previously served as its president and chairman of its advisory board. He also serves as a director of Aquila, Inc., BHA Group, Inc. and Yellow Corp.

   Warren H. Gfeller. Mr. Gfeller has been a member of our predecessor's board of directors since January 2001. He is a private investor. From 1985 to 1991, Mr. Gfeller served as president and chief executive officer of Ferrellgas, Inc., a retail and wholesale marketer of propane and other natural gas liquids. Mr. Gfeller began his career with Ferrellgas in 1983 as an executive vice president and financial officer. He also serves as a director of Zapata Corporation.

   David J. Schulte. Mr. Schulte has been a member of our predecessor's board of directors since January 2001. He is a managing director of private equity firm Kansas City Equity Partners, focusing on industries undergoing consolidation. Prior to joining Kansas City Equity Partners, Mr. Schulte was an investment banker with Fahnestock & Co. from 1988 to 1994. He is a member of the AICPA and the Missouri Bar Association. He also serves as a director of Elecsys Corp.

 Key Employees

   Michael L. Hendren. Mr. Hendren joined our predecessor in connection with our acquisition of McCracken Propane in November 1996 and presently serves as President of McCracken Propane. From 1988 until joining our predecessor, he had overall responsibility for McCracken's retail propane operations.

   James Pratt. Mr. Pratt joined our predecessor in connection with our acquisition of Bradley Propane in September 1999. He has over 26 years of experience in the propane industry. From 1975 until joining our predecessor, he had responsibility for the operations and growth of Bradley Propane and Zero Butane, its predecessor company.

   Gary Komosa. Mr. Komosa joined our predecessor in connection with our acquisition of Country Gas Company, Inc. in May 2000. He has over 22 years experience in the propane industry. From 1979 until joining our predecessor, he was employed by Country Gas, most recently serving as general manager responsible for day-to-day operations since 1991.

   Dan Manson. Mr. Manson joined our predecessor in connection with our acquisition of the Hoosier Propane Group in January 2001. From 1995 until joining our predecessor, he served as an area manager of Hoosier's retail operations prior to his promotion to general manager of the Hoosier Propane Group's retail operations in 1998. Prior to his service with the Hoosier Propane Group, Mr. Manson held positions of increasing responsibility in operations management with various companies in the manufacturing segment. Mr. Manson has over 25 years of management experience.

   Joseph Donnell. Mr. Donnell joined our predecessor in connection with our acquisition of the Hoosier Propane Group in January 2001. From 1998 until joining our predecessor, he served as general manager of Hoosier's trucking operations, L & L Transportation. Prior to joining the Hoosier Propane Group, Mr. Donnell served as general manager and vice president of finance and audit for an industrial processing company in Indiana. As a certified public accountant, he has four years of public accounting experience with Arthur Andersen and Coopers Lybrand.

Reimbursement of Expenses of the Managing General Partner

   The managing general partner will not receive any management fee or other compensation for its management of Inergy, L.P. The managing general partner and its affiliates will be reimbursed for expenses incurred on our behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to Inergy, L.P. and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, Inergy, L.P. The partnership agreement provides that the managing general partner will determine the expenses that are allocable to Inergy, L.P. in any reasonable manner determined by the managing general partner in its sole discretion.

Compensation of Directors

   Officers or employees of the managing general partner who also serve as directors will not receive additional compensation. The managing general partner anticipates that each independent director will receive compensation for attending meetings of the board of directors as well as committee meetings. In addition, each independent director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified for actions associated with being a director to the extent permitted under Delaware law.

Employment Agreements

   We expect to enter into employment agreements with our executive officers prior to the consummation of this offering.

Long-Term Incentive Plan

   The managing general partner has adopted the Inergy Long-Term Incentive Plan for employees and directors of the managing general partner and employees of its affiliates who perform services for us. The long-term incentive plan currently permits the grant of awards covering an aggregate of 549,000 common units (572,500 common units if the over-allotment option is exercised) which can be granted in the form of unit options or not more than 192,000 restricted units. With the exception of approximately 30,000 unit options expected to be granted under the plan to non-executive officers in exchange for option grants in our predecessor, all incentive options or restricted units granted under the plan will vest no sooner than, and in the same proportion as, senior subordinated units convert into common units. The plan is administered by the compensation committee of the managing general partner's board of directors.

   Restricted Units. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit, or in the discretion of the compensation committee, cash equivalent to the value of a common unit. The compensation committee may make grants under the plan to employees and directors containing such terms as the compensation committee shall determine under the plan. In general, restricted units granted to employees will vest three years from the date of grant; provided, however, that prior to the conversion of the senior subordinated units, restricted units will vest concurrently with and in the same proportion as the conversion of senior subordinated units into common units. In addition, the restricted units will vest upon a change of control of the managing general partner or upon the achievement of specified financial objectives.

   If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise. Common units to be delivered upon the vesting of rights may be common units acquired by the managing general partner in the open market, common units already owned by the managing general partner, common units acquired by the managing general partner directly from us or any other person or any combination of the foregoing. The managing general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units upon vesting of the restricted units, the total number of common units outstanding will increase. Following the subordination period, the compensation committee, in its discretion, may grant tandem distribution equivalent rights with respect to restricted units. Distribution equivalent rights entitle the holder to receive distributions as if the holder owned the restricted unit.

   We intend the issuance of the common units pursuant to the restricted unit plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

   Unit Options. The long-term incentive plan currently permits the grant of options covering common units. The compensation committee may, in the future, determine to make grants under the plan to employees and directors containing such terms as the committee shall determine. Unit options will have an exercise price equal to the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the compensation committee. In addition, the unit options will become exercisable upon a change of control of the managing general partner or upon the achievement of specified financial objectives. Generally, units options will expire after ten years.

   Upon exercise of a unit option, the managing general partner will acquire common units in the open market, or directly from us or any other person, or use common units already owned by the managing general partner, or any combination of the foregoing. The managing general partner will be entitled to reimbursement by us for the difference between the cost incurred by the managing general partner in acquiring these common units and the proceeds received by the managing general partner from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by us. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase, and the managing general partner will pay us the proceeds it received from the optionee upon exercise of the unit options. The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

   Termination and Amendment. The managing general partner's board of directors in its discretion may terminate the long-term incentive plan at any time with respect to any common units for which a grant has not yet been made. The managing general partner's board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of common units with respect to which awards may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

Unit Purchase Plan

   Our managing general partner has adopted a unit purchase plan for employees of the managing general partner and its affiliates. Pursuant to the unit purchase plan, the managing general partner has agreed to pay the brokerage commissions, transfer taxes and other transaction fees associated with a beneficiary's purchase of common units in market transactions and will reimburse to each employee an amount up to ten percent of the costs of such units. The maximum amount that a participant may be reimbursed with respect to unit purchases in any calendar year may not exceed ten percent of his or her base salary or wages for the year. Further, if any participant sells or otherwise disposes of his or her units, the participant will thereafter be precluded from participating in the unit purchase plan. The unit purchase plan is intended to serve as a means for encouraging participants to invest in our common units.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table shows the beneficial ownership upon completion of this offering of units of Inergy held by:

  . each person who then will beneficially own more than 5% of any of such units then outstanding,

  . each of the named executive officers of our managing general partner,

  . all of the directors of our managing general partner, and

  . all of the directors and executive officers of our managing general partner as a group.

                                                       Percentage                Percentage
                                            Senior     of Senior      Junior     of Junior    Percentage
                            Common Units Subordinated Subordinated Subordinated Subordinated   of Total
                               to be     Units to be  Units to be  Units to be  Units to be  Units to be
    Name of Beneficial      Beneficially Beneficially Beneficially Beneficially Beneficially Beneficially
         Owner(1)              Owned        Owned        Owned        Owned        Owned        Owned
    ------------------      ------------ ------------ ------------ ------------ ------------ ------------
Inergy Holdings, LLC(2)...      --        1,106,266       33.4%      572,542        100%         31.2%


Country Partners,
 Inc.(3)..................      --          450,000       13.6%          --         --            8.4%
 4010 Highway 14 Crystal
 Lake, IL 60014


KCEP Ventures II,
 L.P.(4)..................      --          435,000       13.1%          --         --            8.1%
 253 West 47th Street
 Kansas City, MO 64112


Hoosier Propane Group(5)..      --          370,101       11.2%          --         --            6.9%
 P. O. Box 9
 Kendallville, IN 46755

Rocky Mountain Mezzanine
Fund......................      --          266,000        8.0%          --         --            4.9%
 1125 17th Street
 Suite 2260
 Denver, CO 80202


John J. Sherman(6)........      --        1,106,266       33.4%      572,542        100%         31.2%

Phillip L. Elbert(5)......      --              --         --            --         --            --

R. Brooks Sherman Jr......      --              --         --            --         --            --

Carl A. Hughes(7).........      --              --         --            --         --            --

Michael D. Fox(7).........      --              --         --            --         --            --

William C. Gautreaux(7)...      --              --         --            --         --            --

Richard C. Green, Jr.(8)..      --           35,000        1.1%          --         --              *

Warren H. Gfeller.........      --            7,000          *           --         --              *


David J. Schulte(4).......      --          435,000       13.1%          --         --            8.1%

All directors and
 executive officers as a
 group (9 persons)........      --        1,583,266       47.8%      572,542        100%         40.0%

--------
 * less than 1%
(1) Unless otherwise indicated, the address of each person listed above is:
    1101 Walnut, Suite 1500, Kansas City, Missouri 64141. All persons listed have sole voting power and investment power with respect to their units unless otherwise indicated.
(2) The units indicated as beneficially owned by Inergy Holdings are held by New Inergy Propane, LLC, a wholly-owned subsidiary of Inergy Partners, LLC and an indirect subsidiary of Inergy Holdings. Owners of certain acquired propane businesses own a minority interest in Inergy Partners.
(3) Country Partners, Inc. is controlled by Leonard Peterson and Arlene
    Peterson.
(4) KCEP Ventures II, LP ("KCEP II") owns 435,000 senior subordinated units. KCEP II is a Missouri limited partnership. Mr. Schulte in his capacity as a managing director of KCEP II may be deemed to beneficially own these units. Mr. Green is a special limited partner in KCEP II. Both Mr. Schulte and Mr. Green disclaim beneficial ownership of these units.

(5) Hoosier Propane Group consists of Domex, Inc., Investors, Inc. and L&L Leasing, Inc. (collectively, the "Hoosier Entities"). Each of Jerry Boman, Glen Cook and Wayne Cook own 31.8% of the Hoosier Entities. Mr. Elbert, one of our executive officers, holds the remaining ownership interest in the Hoosier Entities. He disclaims beneficial ownership of the shares held by the Hoosier Entities.
(6) Mr. Sherman holds an ownership interest and has voting control of Inergy Holdings, as indicated in the following table.
(7) Messrs. Hughes, Fox and Gautreaux each hold an ownership interest in Inergy Holdings, as indicated in the following table.
(8) Mr. Green in his capacity as a general partner of RNG Investments, LP, a Delaware limited partnership ("RNG Investments"), may be deemed to beneficially own 35,000 senior subordinated units held by RNG Investments.

   The following table shows the beneficial ownership upon completion of this offering of Inergy Holdings, LLC held by directors and executive officers of the managing general partner. As reflected above, Inergy Holdings owns our managing general partner, substantially all of our non-managing general partner, the incentive distribution rights and, through a subsidiary, approximately 31% of our outstanding units.

                                                          Inergy Holdings, LLC
   Name of Beneficial Owner(1)                             Percent of Class(2)
   ---------------------------                            --------------------
   John J. Sherman.......................................         61.4%
   Phillip L. Elbert(3)..................................          --
   R. Brooks Sherman Jr..................................          --
   Carl A. Hughes........................................          7.7%
   Michael D. Fox........................................          7.7%
   William C. Gautreaux..................................          7.7%
   Richard C. Green, Jr..................................          --
   Warren H. Gfeller.....................................          --
   David J. Schulte......................................          --
   All directors and executive officers as a group (9
    persons)(3)..........................................         84.3%

  --------
  (1) The address of each person listed above is 1101 Walnut, Suite 1500, Kansas City, Missouri 64141.
  (2) The ownership of Inergy Holdings has not been certificated. As of the date of this prospectus, voting rights attach only to Mr. John Sherman's ownership interest. In the event Mr. John Sherman's ownership fails to exceed 50%, the remaining owners of Inergy Holdings will acquire voting rights in proportion to the ownership interest.
  (3) Mr. Elbert holds an option to acquire 7.1% of Inergy Holdings, which option is subject to the terms of the Inergy Holdings, LLC Employee Option Plan. The option vests fully at the end of five years and upon a sale of control as defined in the plan. The option vests 20% each year in the event Mr. Elbert's employment terminates as a result of his death, disability or termination without cause (as defined in Mr. Elbert's employment agreement). Mr. Elbert's option expires on January 12, 2011. In the event Mr. Elbert exercises his option, the respective ownership interests of the persons listed above will be reduced on a pro rata basis.

                 CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

Related Party Transactions

   On December 31, 1999, KCEP Ventures II, L.P. ("KCEP II") acquired a preferred interest in a predecessor entity of Inergy, L.P., for $2,000,000 in cash ("KCEP II 1999 Investment"). David Schulte, one of our directors, holds voting power in KCEP II. Richard Green, one of our directors, is a limited partner of KCEP II. Under the terms of its investment in us, KCEP II will concurrently with the closing of this offering exchange the KCEP II 1999 Investment for 225,000 of our senior subordinated units. Further, pursuant to the terms of the KCEP II 1999 Investment, KCEP II will have the right to elect one member of the board of directors of our general partner until certain events related to subordination occur. David Schulte is currently serving as KCEP II's board designee. The terms of this investment also provide for certain limited registration rights which are described below.

   On June 1, 2000, a predecessor entity of Inergy, L.P. acquired all of the propane assets of Country Gas Company, Inc. for a purchase price of approximately $17 million. The consideration paid in respect of the purchase price consisted of approximately $8 million in cash and a $9 million preferred interest in a predecessor entity. Under the terms of its preferred interest, Country Gas will concurrently with the closing of this offering exchange its preferred interest for 450,000 senior subordinated units.

   As a result of the Country Gas transaction, we lease three properties from Country Enterprises, an Illinois general partnership ("Country Enterprises"). Country Enterprises is controlled by Leonard and Arlene Peterson, the controlling shareholders of Country Partners. The leases provide for aggregate monthly payments of $16,000, which are subject to adjustment based on the consumer price index. During the fiscal year ended September 30, 2000, we paid Country Enterprises an aggregate of $64,000 in respect of these leases. In addition, we pay for all utilities, taxes, insurance and normal maintenance on these properties. Each lease has an initial term of five years expiring on May 31, 2005. We have the right to extend each lease for one successive term of five years.

   On January 12, 2001, a predecessor entity of Inergy, L.P. sold preferred interests to various investors (the "2001 Investor Group"), including KCEP II, RNG Investments, L.P. and Clayton-Hamilton, LLC for $15 million in cash. After giving effect to the exercise of options that expire on March 31, 2001,KCEP II will have invested, as part of the 2001 Investor Group, $3 million in our predecessor. Mr. Schulte, one of our directors, is a managing director of KCEP
II. Mr. Green, one of our directors, is a limited partner of KCEP II and is the managing general partner of RNG Investments. Clayton-Hamilton is an affiliate of Mr. Gfeller, one of our directors. KCEP II, RNG Investments and Clayton-Hamilton acquired their preferred interests, for $3,000,000, $500,000 and $100,000, respectively. Concurrently with the closing of this offering, these investors will receive 210,000, 35,000 and 7,000 senior subordinated units, respectively.

   As a group, all members of the 2001 Investor Group have the right to elect one director to our board of directors until certain events related to subordination occur. Mr. Green is currently the board designee of these investors. These investors are also entitled to registration rights, which are described below.

   On January 12, 2001, our predecessor entered into an Investors Rights Agreement with the 2001 Investor Group. That agreement provides the members of the 2001 Investor Group with the following registration rights:

  . The 2001 Investor Group may demand registration once following each date senior subordinated units are converted to common units. This demand, if made, must be made with respect to 50% or more of the common units then held by the 2001 Investor Group.

  . If we meet the eligibility requirements of Form S-3, then members of the 2001 Investor Group representing 33 1/3% or more of the common units held by the 2001 Investor Group can demand that we file a registration statement on Form S-3 to register their common units.

  . We are not required to effect more than one registration in any twelve-month period.

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  . If we file a registration statement (other than one relating to employee benefit plans or exchange offers), the members of the 2001 Investor Group have piggy-back registration rights subject to limitations specified in the Investors Rights Agreement.

  . The right of the 2001 Investor Group to demand registration of their common units expires on the third anniversary of the final subordination release date and their right to piggy-back registration rights expires on the fifth anniversary of the final subordination release date.

  . All costs of any registration exclusive of any underwriting discounts or commissions will be borne by Company.

   On January 12, 2001, a predecessor entity of Inergy, L.P., acquired all of the propane assets of Investors 300, Inc., Domex, Inc. and L&L Leasing, Inc. (collectively, the "Hoosier Propane Group"), for a purchase price of approximately $70.2 million. Mr. Elbert, one of our executive officers, is a stockholder of the companies comprising the Hoosier Propane Group. The consideration paid in respect of the purchase price consisted of approximately $58 million in cash and assumed liabilities, a subordinated promissory note of $5 million and a preferred interest in our predecessor entity of $7.4 million. It is expected that the subordinated promissory note will be repaid at the closing of this offering. The preferred interest held by the Hoosier Propane Group will concurrently with the closing of this offering be exchanged for approximately 370,101 senior subordinated units.

Distributions and Payments to the Managing General Partner and the Non-managing General Partner

   The following table summarizes the distributions and payments to be made by us to our managing general partner and its affiliates in connection with the formation, ongoing operation and the liquidation of Inergy. These distributions and payments were determined by and among affiliated entities and are not the result of arm's length negotiations.

Formation Stage

The consideration received
by Inergy Holdings and its
affiliates for the
transfer of the
affiliates' interests in
the subsidiaries and a
capital contribution.......
                             1,106,266 senior subordinated units and 572,542 junior subordinated units; a combined 2% general partner interest in Inergy and Inergy Propane, LLC; and the incentive distribution rights.

Operational Stage

Distributions of available
cash to our managing
general partner and its
affiliates.................  Cash distributions will generally be made 98% to the unitholders, including affiliates of the managing general partner as holders of common units and senior and junior subordinated units, and 2% to the non-managing general partner. In addition, if distributions exceed the target levels in excess of the minimum quarterly distribution, Inergy Holdings will be entitled to receive increasing percentages of the distributions, up to 48% of the distributions above the highest target level.

                             Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our non-managing general partner and its affiliates would receive a

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                             distribution of approximately $263,801 on the
                             combined 2% interest and a distribution of approximately $4,029,139 on their senior and junior subordinated units.

Payments to our managing
general partner and its      Our managing general partner and its affiliates
affiliates.................  will not receive any management fee or other compensation for the management of Inergy. Our
                             managing general partner and its affiliates will
                             be reimbursed, however, for direct and indirect
                             expenses incurred on our behalf. On a pro forma
                             basis for the fiscal year ended September 30,
                             2000, the expense reimbursement to the managing
                             general partner and its affiliates would have
                             been $   million.

Withdrawal or removal of
our managing general         If our managing general partner withdraws in
partner....................  violation of the partnership agreement or is removed for cause, a successor general partner has the option to buy the general partner interests and incentive distribution rights from our non-managing general partner for a cash price equal to fair market value. If our managing general partner withdraws or is removed under any other circumstances, our non-managing general partner has the option to require the successor general partner to buy its general partner interests and incentive distribution rights for a cash price equal to fair market value.

                             If either of these options is not exercised, the general partner interests and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests. In addition, we will be required to pay the departing general partner for expense reimbursements.

Liquidation Stage

Liquidation................  Upon our liquidation, the partners, including our non-managing general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Rights of our Managing General Partner and our Non-managing General Partner

   Following this offering, a subsidiary of our non-managing general partner will own an approximate 31% limited partner interest in us. Inergy Holdings owns substantially all of our non-managing general partner and all of our managing general partner. The managing general partner's ability to manage and operate Inergy, L.P. coupled with Inergy Holdings' ownership of an aggregate 31% limited partner interest in us effectively gives Inergy Holding the right to veto some actions of Inergy, L.P. and to control the management of Inergy.

Agreements Governing the Transactions

   Inergy, L.P., the managing general partner, the non-managing general partner and some other parties will enter into various documents and agreements that will effect some transactions, including the vesting of assets in, and the assumption of liabilities by, the subsidiaries, and the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations, and we cannot assure you that they, or that any of the transactions which they provide for, will be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with vesting assets into our subsidiaries, will be paid from the proceeds of this offering.

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              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

   Conflicts of interest exist and may arise in the future as a result of the relationships between the general partners and their affiliates (including Inergy Holdings), on the one hand, and Inergy, L.P. and its limited partners, on the other hand. The directors and officers of our managing general partner and the non-managing general partner have fiduciary duties to manage each general partner in a manner beneficial to its owners. At the same time, the general partners have a fiduciary duty to manage Inergy, L.P. in a manner beneficial to Inergy, L.P. and the unitholders.

   The partnership agreement contains provisions that allow our managing general partner to take into account the interests of parties in addition to ours in resolving conflicts of interest. In effect, these provisions limit the general partners' fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between a general partner or its affiliates, on the one hand, and Inergy, L.P. or any other partner, on the other, the managing general partner will resolve that conflict. A conflicts committee of the board of directors of the managing general partner will, at the request of the managing general partner, review conflicts of interest. Our managing general partner will not be in breach of its obligations under the partnership agreement or its duties to us or the unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to us if that resolution is:

  . approved by the conflicts committee, although no party is obligated to seek approval of the conflicts committee and the managing general partner may adopt a resolution or course of action that has not received approval,

  . on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or

  . fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

   In resolving a conflict, our managing general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

  . the relative interests of the parties involved in the conflict or affected by the action,

  . any customary or accepted industry practices or historical dealings with a particular person or entity, and

  . generally accepted accounting practices or principles and other factors it considers relevant, if applicable.

   Conflicts of interest could arise in the situations described below, among others:

 Actions taken by our managing general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

   The amount of cash that is available for distribution to unitholders is affected by decisions of our managing general partner regarding matters, including:

  . amount and timing of asset purchases and sales,

  . cash expenditures,

  . borrowings,

  . issuance of additional units, and

  . the creation, reduction or increase of reserves in any quarter.

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

   In addition, borrowings by Inergy, L.P. and its affiliates do not constitute a breach of any duty owed by the managing general partner to the unitholders, including borrowings that have the purpose or effect of:

  . enabling an affiliate of our managing general partner to receive distributions on any subordinated units held by it or the incentive distribution rights; or

  . hastening the expiration of the subordination period.

   The partnership agreement provides that Inergy and our subsidiaries may borrow funds from our managing general partner and its affiliates. Our managing general partner and its affiliates may not borrow funds from us, our operating company or its subsidiaries.

 We will reimburse the managing general partner and its affiliates for expenses.

   We will reimburse the managing general partner and its affiliates for costs incurred in managing and operating Inergy, L.P., including costs incurred in rendering corporate staff and support services to Inergy, L.P. The partnership agreement provides that the managing general partner will determine the expenses that are allocable to Inergy, L.P. in any reasonable manner determined by the managing general partner in its sole discretion.

 The managing general partner intends to limit the liability of the general partners regarding Inergy, L.P.'s obligations.

   The managing general partner intends to limit the liability of the general partners under contractual arrangements so that the other party has recourse only to Inergy, L.P.'s assets and not against the general partners or their assets. The partnership agreement provides that any action taken by the managing general partner to limit its liability or the liability of the non-managing general partner is not a breach of the managing general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

 Common unitholders will have no right to enforce obligations of the managing general partner and its affiliates under agreements with us.

   Any agreements between Inergy, L.P. on the one hand, and the managing general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from Inergy, L.P., the right to enforce the obligations of the managing general partner and its affiliates in our favor.

 Contracts between us, on the one hand, and the managing general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

   The partnership agreement allows the managing general partner to pay itself or its affiliates for any services rendered, provided these services are rendered on terms that are fair and reasonable to us. The managing general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us and the managing general partner and its affiliates are or will be the result of arm's-length negotiations.

   All of these transactions entered into after the sale of the common units offered in this offering are to be on terms that are fair and reasonable to Inergy, L.P.

   The managing general partner and its affiliates will have no obligation to permit us to use any facilities or assets of the managing general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of the managing general partner and its affiliates to enter into any contracts of this kind.


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

 Common units are subject to the managing general partner's limited call right.

   The managing general partner may exercise its limited right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. The managing general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement--Limited Call Right."

 We may not choose to retain separate counsel for ourselves or for the holders of common units.

   The attorneys, independent accountants and others who perform services for us have been retained by the managing general partner. Attorneys, independent accountants and others who perform services for us are selected by the managing general partner or the conflicts committee and also may perform services for the managing general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between the managing general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

 The general partners' affiliates may compete with us.

   The partnership agreement provides that the managing general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Affiliates of the general partners are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

 Fiduciary duties owed to unitholders by the general partners are prescribed by law and the partnership agreement

   The general partners are accountable to us and our unitholders as fiduciaries. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the managing general partner to limited partners and the partnership.

   Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by the managing general partner. The following is a summary of the material restrictions of the fiduciary duties owed by our managing general partner to the limited partners:

State-law fiduciary duty     Fiduciary duties are generally considered to
standards..................  include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

                             The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

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

Partnership agreement
modified standards.........  Our partnership agreement contains provisions that waive or consent to conduct by our general partners and their affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement permits our managing general partner to make a number of decisions in its "sole discretion." This entitles the managing general partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Other provisions of the partnership agreement provide that the managing general partner's actions must be made in its reasonable discretion.

                             Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable" our managing general partner may consider interests of all parties involved, including its own. Unless our managing general partner has acted in bad faith, the action taken by our managing general partner shall not constitute a breach of its fiduciary duty. These standards reduce the obligations to which our managing general partner would otherwise be held.

                             In addition to the other more specific provisions limiting the obligations of the general partners, our partnership agreement further provides that the general partners and their officers and directors will not be liable for monetary damages to us, the limited partners or assignees for errors of judgment or for any acts or omissions if the general partners and those other persons acted in good faith.

   In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

   We must indemnify our general partners and their respective officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the general partners or these other persons. We must provide this indemnification if our general partners or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the general partners) not opposed to, our best interests. We also must provide this indemnification for criminal proceedings if our general partners or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, our general partners and their respective affiliates could be indemnified for their negligent acts if they meet these requirements concerning good faith and our best interests. Please read "The Partnership Agreement--Indemnification."

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                        DESCRIPTION OF THE COMMON UNITS

The Units

   The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read "Cash Distribution Policy" and "Description of Subordinated Units." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

 Duties

        will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  . surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges,

  . special charges for services requested by a holder of a common unit, and

  . other similar fees or charges.

   There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

 Resignation or Removal

   The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, the managing general partner may act as the transfer agent and registrar until a successor is appointed.

 Transfer of Common Units

   The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  . becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner,

  . automatically requests admission as a substituted limited partner in our partnership,

  . agrees to be bound by the terms and conditions of, and executes, our partnership agreement,

  . represents that the transferee has the capacity, power and authority to enter into the partnership agreement,

  . grants powers of attorney to officers of our managing general partner and any liquidator of us as specified in the partnership agreement, and

  . makes the consents and waivers contained in the partnership agreement.

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

   An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our managing general partner and the recording of the name of the assignee on our books and records. The managing general partner may withhold its consent in its sole discretion.

   A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

   Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  . the right to assign the common unit to a purchaser or other transferee, and

  . the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

   Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  . will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application, and

  . may not receive some federal income tax information or reports furnished to record holders of common units.

   The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "The Partnership Agreement-- Status as Limited Partner or Assignee."

   Until a common unit has been transferred on our books, we and the transfer agent, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

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                     DESCRIPTION OF THE SUBORDINATED UNITS

   The senior subordinated units and junior subordinated units are separate classes of limited partner interests in our partnership, and the rights of holders to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of common units. For any given quarter, any available cash will first be distributed to the non-managing general partner and to the holders of common units, until the holders of common units have received the minimum quarterly distribution plus any arrearages, and then will be distributed to the holders of subordinated units. Please read "Cash Distribution Policy."

Conversion of Subordinated Units

   The subordination period will generally extend until the first day of any quarter beginning after June 30, 2006 for the senior subordinated units and June 30, 2008 for the junior subordinated units, in which each of the following events occurs:

     (1) distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date,

     (2) the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the combined 2% interest during those periods, and

     (3) there are no arrearages in payment of the minimum quarterly distribution on the common units.

   Before the end of the applicable subordination period:

  . 25% of the senior subordinated units (up to 828,342 senior subordinated units) will convert early into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after June 30, 2004,

  . 25% of the senior subordinated units (up to 828,342 senior subordinated units) will convert early into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after June 30, 2005,

  . 25% of the junior subordinated units (up to 143,136 junior subordinated units) will convert early into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after June 30, 2006, and

  . 25% of the junior subordinated units (up to 143,136 junior subordinated units) will convert early into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after June 30, 2007;

in each case, if at the end of the applicable quarter each of the following three events occurs:

     (1) distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date,

     (2) the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the combined 2% interest during those periods, and


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     (3) there are no arrearages in payment of the minimum quarterly distribution on the common units,

provided, however, that the early conversion of the second 25% of the senior or junior subordinated units, as applicable, may not occur until at least one year following the early conversion of the first 25% of the senior or junior subordinated units, as applicable. Notwithstanding the foregoing, all outstanding junior subordinated units may convert into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on June 30, 2006 that each of the following tests are met:

  . distributions of available cash from operating surplus on each of the outstanding common units and the senior and junior subordinated units equaled or exceeded the sum of $2.80 for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date,

  . the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of $2.80 on all of the outstanding common units and senior and junior subordinated units during those periods on a fully diluted basis and the related distribution on the combined 2% interest during those periods,

  . all of the senior subordinated units have been converted into common units, and

  . there are no arrearages in payment of the minimum quarterly distribution on the common units.

   Upon expiration of the subordination period, all remaining senior or junior subordinated units, as applicable, will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash. In addition, if Inergy GP, LLC is removed as our managing general partner under circumstances where cause does not exist and units held by its affiliates are not voted in favor of that removal:

  . the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis,

  . any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished, and

  . the non-managing general partner will have the right to convert its general partner interest and Inergy Holdings will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Voting Rights

   Holders of subordinated units sometimes vote as a single class together with the common units and sometimes vote as a class separate from the holders of common units. Holders of senior subordinated units and junior subordinated sometimes vote together as a class and sometimes vote as separate classes. Holders of subordinated units, like holders of common units, have very limited voting rights. During the subordination period, common units and subordinated units each vote separately as a class on the following matters:

  . a sale or exchange of all or substantially all of our assets,

  . the election of a successor managing general partner in connection with the removal of the managing general partner,

  . dissolution or reconstitution of Inergy, L.P.,

  . a merger,

  . issuance of limited partner interests in some circumstances, and

  . some amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.


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   The subordinated units are not entitled to vote on approval of the withdrawal of the managing general partner or the transfer by the managing general partner of its general partner interest. Removal of the managing general partner requires:

  . a 66 2/3% vote of all outstanding units voting as a single class, and

  . the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

   Under the partnership agreement, the managing general partner generally will be permitted to effect amendments to the partnership agreement that do not materially adversely affect unitholders without the approval of any unitholders.

Distributions Upon Liquidation

   If we liquidate during the subordination period, in some circumstances holders of outstanding common units will be entitled to receive more per unit in liquidating distributions than holders of outstanding subordinated units. The per unit difference will be dependent upon the amount of gain or loss that we recognize in liquidating our assets. Following conversion of the subordinated units into common units, all units will be treated the same upon liquidation.

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                           THE PARTNERSHIP AGREEMENT

   The following is a summary of the material provisions of our partnership agreement. Our partnership agreement and the limited liability company agreement governing our operating company are included as exhibits to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of these agreements upon request at no charge.

   We summarize the following provisions of the partnership agreement elsewhere in this prospectus:

  . With regard to the transfer of common units, please read "Description of the Common Units--Transfer of Common Units."

  . With regard to distributions of available cash, please read "Cash
    Distribution Policy."

  . With regard to allocations of taxable income and taxable loss, please read "Tax Considerations."

Organization

   We were organized on March 7, 2001 and will have a perpetual existence.

Purpose

   Our purpose under the partnership agreement is limited to serving as a member of the operating company and engaging in any business activities that may be engaged in by the operating company or that are approved by the managing general partner. The limited liability company agreement of the operating company provides that the operating company may, directly or indirectly, engage in:

     (1) its operations as conducted immediately before our initial public offering,

     (2) any other activity approved by the managing general partner but only to the extent that the managing general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code, or

     (3) any activity that enhances the operations of an activity that is described in (1) or (2) above.

   Although the managing general partner has the ability to cause Inergy, L.P., the operating company or its subsidiaries to engage in activities other than the wholesale and retail marketing and transportation of propane, the managing general partner has no current plans to do so. The managing general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

   Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the managing general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the managing general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

Capital Contributions

   Unitholders are not obligated to make additional capital contributions, except as described below under "--Limited Liability."

Limited Liability

   Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his

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liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  . to remove or replace the managing general partner,

  . to approve some amendments to the partnership agreement, or

  . to take other action under the partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the managing general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partners if a limited partner were to lose limited liability through any fault of the general partners. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

   Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

   Our subsidiaries conduct business in nine states. Maintenance of our limited liability as a member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our membership interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the managing general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the managing general partner under the circumstances. We will operate in a manner that the managing general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

   The partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the managing general partner in its sole discretion without the approval of any limited partners. While any senior subordinated units remain outstanding, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 750,000 additional

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common units or units on a parity with the common units, in each case, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

   During or after the subordination period, we may issue an unlimited number of common units as follows:

  . upon exercise of the underwriters' over-allotment option,

  . upon conversion of the subordinated units,

  . under employee benefit plans,

  . upon conversion of the general partner interests and incentive distribution rights as a result of a withdrawal of a general partner,

  . in the event of a combination or subdivision of common units, or

  . in connection with an acquisition or a capital improvement that would have resulted, on a pro forma basis, in an increase in adjusted operating surplus on a per unit basis for the preceding four-quarter period.

   It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

   In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of the managing general partner, have special voting rights to which the common units are not entitled.

   Upon issuance of additional partnership interests excluding any interests issued in connection with the exercise of the underwriters' over-allotment option, the non-managing general partner will be required to make additional capital contributions to the extent necessary to maintain its combined 2% interest in us and the operating company. Moreover, the non-managing general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the non-managing general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

 General

   Amendments to the partnership agreement may be proposed only by or with the consent of the managing general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the managing general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved:

  . during the subordination period, by a majority of the common units, excluding those common units held by our general partners and their affiliates, and a majority of the subordinated units, voting as separate classes, and

  . after the subordination period, by a majority of the common units.

   We refer to the voting provisions described above as a "unit majority."

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

 Prohibited Amendments

   No amendment may be made that would:

     (1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected,

     (2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the general partners or any of their affiliates without the consent of the managing general partner, which may be given or withheld in its sole discretion,

     (3) change the term of our partnership,

     (4) provide that our partnership is not dissolved upon an election to dissolve our partnership by the managing general partner that is approved by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, or

     (5) give any person the right to dissolve our partnership other than the managing general partner's right to dissolve our partnership with the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

   The provision of the partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

 No Unitholder Approval

   The managing general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

     (1) a change in our name, the location of our principal place of business, our registered agent or our registered office,

     (2) the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement,

     (3) a change that, in the sole discretion of the managing general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,

     (4) an amendment that is necessary, in the opinion of our counsel, to prevent us or our managing general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed,

     (5) subject to the limitations on the issuance of additional common units or other limited or general partner interests described above, an amendment that in the discretion of the managing general partner is necessary or advisable for the authorization of additional limited or general partner interests,

     (6) any amendment expressly permitted in the partnership agreement to be made by the managing general partner acting alone,

     (7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement,

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

     (8) any amendment that, in the discretion of the managing general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement,

     (9) a change in our fiscal year or taxable year and related changes, and

     (10) any other amendments substantially similar to any of the matters described in (1) through (9) above.

   In addition, the managing general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the managing general partner:

     (1) do not adversely affect the limited partners (or any particular class of limited partners) in any material respect,

     (2) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,

     (3) are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the managing general partner deems to be in our best interest and the best interest of limited partners,

     (4) are necessary or advisable for any action taken by the managing general partner relating to splits or combinations of units under the provisions of the partnership agreement, or

     (5) are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

 Opinion of Counsel and Unitholder Approval

   Our managing general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "--No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, the operating company or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

   Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

   The partnership agreement generally prohibits the managing general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. The managing general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially

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all of our assets without that approval. The managing general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

   If conditions specified in the partnership agreement are satisfied, the managing general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

   We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

     (1) the election of the managing general partner to dissolve us, if approved by the holders of units representing a unit majority,

     (2) the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries,

     (3) the entry of a decree of judicial dissolution of Inergy, L.P., or

     (4) the withdrawal or removal of our managing general partner or any other event that results in its ceasing to be the managing general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal of the managing general partner following approval and admission of a successor.

   Upon a dissolution under clause (4), the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as managing general partner an entity approved by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to our receipt of an opinion of counsel to the effect that:

     (1) the action would not result in the loss of limited liability of any limited partner, and

     (2) neither us, the reconstituted limited partnership nor the operating company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

   Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of the managing general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy--Distributions of Cash upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partners

   Except as described below, our managing general partner has agreed not to withdraw voluntarily as a general partner or as managing member of the operating company prior to June 30, 2011 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partners and their affiliates, and furnishing an opinion of counsel regarding limited liability and

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

tax matters. On or after June 30, 2011 our managing general partner may withdraw as managing general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our managing general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partners and their affiliates. Our non-managing general partner must withdraw as a general partner at any time after a transfer of its general partner interest upon obtaining the consent of the managing general partner. If our non-managing general partner is removed or withdraws and no successor is appointed, the managing general partner will continue the business of Inergy, L.P.

   Upon the withdrawal of the managing general partner under any circumstances, other than as a result of a transfer by the managing general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing managing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, agree in writing to continue our business and to appoint a successor general partner. Please read "--Termination and Dissolution."

   Neither the managing general partner nor the non-managing general partner may be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the general partners and their affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the managing general partner is also subject to the approval of a successor managing general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by the general partners and their affiliates give the managing general partner the practical ability to prevent its removal. At the closing of this offering, a subsidiary of our non-managing general partner will own approximately 31% of the outstanding units.

   The partnership agreement also provides that if Inergy GP, LLC is removed as our managing general partner under circumstances where cause does not exist and units held by the managing general partner and its affiliates are not voted in favor of that removal:

     (1) the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis,

     (2) any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished, and

     (3) the non-managing general partner will have the right to convert its general partner interest and Inergy Holdings will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

   Withdrawal or removal of Inergy GP, LLC as our managing general partner also constitutes withdrawal or removal, as the case may be, of Inergy GP, LLC as the managing member of the operating company.

   In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interests of the departing general partner and Inergy Holdings will have the option to require the successor managing general partner to purchase incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner, and the successor general partner and, in the case of a purchase of incentive

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

distribution rights, Inergy Holdings. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner, Inergy Holdings and the successor general partner will determine the fair market value. Or, if the departing general partner, Inergy Holdings and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

   If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and Inergy Holdings' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

   In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests and Incentive Distribution Rights

   Except for a transfer by the managing general partner of all, but not less than all, of its managing general partner interest in us and the operating company to:

     (1) an entity that controls or is controlled by the managing general partner, or

     (2) another person as part of the merger or consolidation of the managing general partner with or into another person or the transfer by the managing general partner of all or substantially all of its assets to another person, the managing general partner may not transfer all or any part of its managing general partner interest in us and the membership interest in the operating company to another person prior to June 30, 2011 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partners and their affiliates. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the partnership agreement, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of the managing general partner's interest in us or in the operating company and agree to be bound by the provisions of the partnership agreement and the limited liability company agreement of the operating company. The non-managing general partner may transfer its combined interest, and the general partners and their affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us. At any time, the members of either general partner may sell or transfer all or part of their membership interests in the managing general partner or the non-managing general partner without the approval of the unitholders. Inergy Holdings or a later holder of the incentive distribution rights may transfer its incentive distribution rights to an entity that controls or is controlled by the managing general partner without the approval of the unitholders, provided, in each case, the transferee must agree to be bound by the provisions of the partnership agreement. Prior to June 30, 2011, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units and subordinated units, voting as separate classes. On or after June 30, 2011 the incentive distribution rights will be freely transferable.

Change of Management Provisions

   The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Inergy GP, LLC as our managing general partner or otherwise change management. If any person or group other than the general partners and their affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units concurrently with this offering from our

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general partners or their affiliates and any transferees of that person or group approved by our managing general partner.

   The partnership agreement also provides that if the managing general partner is removed under circumstances where cause does not exist and units held by the general partners and their affiliates are not voted in favor of that removal:

     (1) the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis,

     (2) any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished, and

     (3) the non-managing general partner will have the right to convert its general partner interest and Inergy Holdings will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

   If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than the general partners and their affiliates, the managing general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the managing general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

     (1) the highest cash price paid by either of the general partners or any of their affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the managing general partner first mails notice of its election to purchase those limited partner interests, and

     (2) the current market price as of the date three days before the date the notice is mailed.

   As a result of the managing general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Tax Considerations--Disposition of Common Units."

Meetings; Voting

   Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the managing general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by the managing general partner on behalf of non-citizen assignees, the managing general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

   The managing general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting.

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Meetings of the unitholders may be called by the managing general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

   Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "--Issuance of Additional Securities." However, if at any time any person or group, other than the managing general partner and its affiliates, or a direct or subsequently approved transferee of the managing general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

   Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

   Except as described above under "--Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

   An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. The managing general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. See "-- Meetings; Voting." Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. Please read "Description of the Common Units--Transfer of Common Units."

Non-Citizen Assignees; Redemption

   If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the managing general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the managing general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the managing general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

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Indemnification

   Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  . the general partners,

  . any departing general partner,

  . any person who is or was an affiliate of a general partner or any departing general partner,

  . any person who is or was a member, partner, officer, director, employee, agent or trustee of the managing general partner or any departing general partner or any affiliate of a managing general partner or any departing general partner, or

  . any person who is or was serving at the request of a managing general partner or any departing general partner or any affiliate of a managing general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

   Any indemnification under these provisions will only be out of our assets. The general partners and their affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

   The managing general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting purposes, our fiscal year ends September 30 of each calendar year. For tax reporting purposes, our tax year ends December 31 each year.

   We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

   We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect our Books and Records

   The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  . a current list of the name and last known address of each partner,

  . a copy of our tax returns,

  . information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner,

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  . copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed,

  . information regarding the status of our business and financial condition, and

  . any other information regarding our affairs as is just and reasonable.

   The managing general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the managing general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

   Under the partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, senior or junior subordinated units or other partnership securities proposed to be sold by the general partners or any of their affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Inergy GP, LLC as our managing general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

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                         UNITS ELIGIBLE FOR FUTURE SALE

   After the sale of the common units offered by this prospectus, affiliates of the managing general partner, former owners of propane businesses we have acquired and some of our original investors will hold 3,313,367 senior subordinated units and 572,542 junior subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

   The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, except that any common units owned by an "affiliate" of Inergy, L.P. may not be resold publicly other than in compliance with the registration requirements of the Securities Act of 1933 or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

     (1) 1% of the total number of the securities outstanding, or

     (2) the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

   Sales under Rule 144 are also subject to specific manner of sale provisions, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of Inergy, L.P. at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

   While any senior subordinated units remain outstanding, we may not issue equity securities of the partnership ranking prior or senior to the common units or an aggregate of more than 750,000 additional common units or an equivalent amount of securities ranking on a parity with the common units, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The 750,000 unit number is subject to adjustment in the event of a combination or subdivision of common units and will exclude common units issued:

  . upon exercise of the underwriters' over-allotment option,

  . upon conversion of subordinated units,

  . in connection with our making acquisitions or capital improvements that would have resulted, on a pro forma basis, in an increase in adjusted operating surplus on a per unit basis for the preceding four-quarter period,

  . under an employee benefit plan,

  . upon conversion of the general partner interests and incentive distribution rights as a result of the withdrawal of the managing general partner, or

  . in connection with an acquisition or a capital improvement that would have resulted, on a pro forma basis, in an increase in adjusted operating surplus on a per unit basis for the preceding four-quarter period.

   The partnership agreement provides that, once no senior subordinated units remain outstanding, we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. The partnership agreement does not restrict our ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement--Issuance of Additional Securities."

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   Under the partnership agreement, the general partners and their affiliates have the right to cause us to register under the Securities Act of 1933 and state laws the offer and sale of any units that they hold.

   Subject to the terms and conditions of the partnership agreement, these registration rights allow the general partners and their affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Each general partner will continue to have these registration rights for two years following its withdrawal or removal as a general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act of 1933 or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, the general partners and their affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

   Inergy, L.P., New Inergy Propane, LLC, the general partners and certain of their affiliates have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

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                               TAX CONSIDERATIONS

   This section is a summary of all the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins L.L.P., special counsel to the general partners and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Inergy, L.P. and the operating company.

   No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

   All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations made by us.

   No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the managing general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

   For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

     (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "--Tax Consequences of Unit Ownership--Treatment of Short Sales"),

     (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "-- Disposition of Common Units--Allocations Between Transferors and Transferees"), and

     (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "--Tax Consequences of Unit Ownership--Section 754 Election").

Partnership Status

   A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

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   No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating company as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the operating company will be classified as a partnership for federal income tax purposes.

   In rendering its opinion, counsel has relied on factual representations made by us and the managing general partner. The representations made by us and our managing general partner upon which counsel has relied are:

     (a) Neither we nor the operating company will elect to be treated as a corporation, and

     (b) For each taxable year, more than 90% of our gross income will be income from sources that our counsel has opined or will opine, is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

   Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the wholesale and retail marketing and transportation of propane. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying
income. We estimate that less than   % of our current income is not qualifying
income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the managing general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

   If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

   If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

   The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

   Unitholders who have become limited partners of Inergy, L.P. will be treated as partners of Inergy, L.P. for federal income tax purposes. Also:

     (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

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     (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units,

will be treated as partners of Inergy, L.P. for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

   A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "--Tax Consequences of Unit Ownership--Treatment of Short Sales."

   Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Inergy for federal income tax purposes.

Tax Consequences of Unit Ownership

   Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

   Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "--Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partners, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses."

   A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets."

   To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

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   Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in this offering who owns those common units from the date of
closing of this offering through          , 2004, will be allocated an amount
of federal taxable income for that period that will be less than    % of the
cash distributed with respect to that period. We anticipate that after the
taxable year ending          , 2004, the ratio of allocable taxable income to
cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

   Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the managing general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "--Disposition of Common Units--Recognition of Gain or Loss."

   Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

   In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

   The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an

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unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

   A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

   Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

  . interest on indebtedness properly allocable to property held for investment,

  . our interest expense attributed to portfolio income, and

  . the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

   The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

   Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the managing general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

   Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the managing general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the managing general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the managing general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the managing general partner.

   Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the managing general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of

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that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

   An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity", will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

   Counsel is of the opinion that, with the exception of the issues described in "--Tax Consequences of Unit Ownership--Section 754 Election" and "-- Disposition of Common Units--Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

   Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  . any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder,

  . any cash distributions received by the unitholder as to those units would be fully taxable, and

  . all of these distributions would appear to be ordinary income.

   Counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "--Disposition of Common Units--Recognition of Gain or Loss."

   Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

   Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2001 is 39.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2001 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

   Section 754 Election. We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units

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directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

   Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under
Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the managing general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "--Tax Treatment of Operations--Uniformity of Units."

   Although counsel is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. To the extent a
Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "--Tax Treatment of Operations--Uniformity of Units."

   A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

   The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.


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Tax Treatment of Operations

   Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "--Disposition of Common Units--Allocations Between Transferors and Transferees."

   Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the managing general partner and its affiliates. Please read "--Allocation of Income, Gain, Loss and Deduction."

   To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

   If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all, of those deductions as ordinary income upon a sale of his interest in us. Please read "--Tax Consequences of Unit Ownership--Allocation of Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss."

   The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication cost.

   Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

   Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

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   Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

   Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

   The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently finalized regulations allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.

   Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  . a short sale,

  . an offsetting notional principal contract, or

  . a futures or forward contract with respect to the partnership interest or substantially identical property.

   Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

   Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable

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exchange on the first business day of the month (the "Allocation Date").
However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

   The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

   A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

   Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

   Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

   Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "--Tax Consequences of Unit Ownership--Section 754 Election."

   We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under
Section 743, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to

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directly apply to a material portion of our assets. Please read "--Tax
Consequences of Unit Ownership--Section 754 Election." To the extent that the
Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "--Disposition of Common Units--Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

   Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

   Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

   A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

   Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. And, under rules applicable to publicly traded partnerships, we will withhold (currently at the rate of 39.6%) on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes.

   In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

   Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is

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effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

   Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

   The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

   Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Inergy GP, LLC as our Tax Matters Partner.

   The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

   A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

   Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

     (a) the name, address and taxpayer identification number of the beneficial owner and the nominee,

     (b) whether the beneficial owner is

       (1) a person that is not a United States person,

       (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

       (3) a tax-exempt entity,

     (c) the amount and description of units held, acquired or transferred for the beneficial owner, and

     (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

   Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

   Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we will register as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

   Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

   We will supply our tax shelter registration number to you when one has been assigned to us. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

   Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

   A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

     (1) for which there is, or was, "substantial authority," or

     (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

   More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

   A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

   In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We presently anticipate that substantially all of our income will be generated in the following states: Georgia, Illinois, Indiana, Michigan, Missouri, North Carolina, Ohio, Tennessee and Wisconsin. Each of these states currently imposes a personal income tax or a tax on dividend income. Although you may not be required to file a return and pay taxes in some of those states because your income from that state falls below the filing and payment requirement, you will be required to file state income tax returns and to pay state income taxes in many of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "--Tax Consequences of Unit Ownership--Entity-Level Collections." Based on current law and our estimate of our future operations, the managing general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

   It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

              INVESTMENT IN INERGY, L.P. BY EMPLOYEE BENEFIT PLANS

   An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

     (a) whether the investment is prudent under Section 404(a)(1)(B) of ERISA,

     (b) whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA, and

     (c) whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

   The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

   Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

   In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the managing general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

   The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

     (a) the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

     (b) the entity is an "operating company,"--i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

     (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the managing general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

   Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

   Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement between us and the underwriters, the underwriters have agreed severally to purchase from us the following number of common units at the offering price less the underwriting discount set forth on the cover page of this prospectus.

                                                                     Number of
     Underwriter                                                    Common Units
     -----------                                                    ------------
     A.G. Edwards & Sons, Inc......................................
     First Union Securities, Inc...................................
     Raymond James & Associates, Inc...............................
                                                                     ---------
       Total.......................................................  1,500,000

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will purchase all such common units if any of the units are purchased. The underwriters are obligated to take and pay for all of the common units offered hereby, other than those covered by the over-allotment option described below, if any are taken.

   The underwriters have advised us that they propose to offer the common units to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess
of $      per unit. The underwriters may allow, and such dealers may re-allow,
a concession not in excess of $      per unit to certain other dealers. After
the offering, the offering price and other selling terms may be changed by the underwriters.

   Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for thirty (30) days after the date of this prospectus, to purchase up to 225,000 additional common units at the offering price, less the underwriting discount set forth on the cover page of this prospectus, solely to cover over-allotments.

   To the extent the underwriters exercise such option, the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional units as the number set forth next to such underwriter's name in the preceding table bears to the total number of units in the table, and we will be obligated, pursuant to the option, to sell such units to the underwriters.

   Inergy, L.P., New Inergy Propane, LLC, the general partners and certain other affiliates have agreed that during the 180 days after the date of this prospectus, they will not, without the prior written consent of A.G. Edwards & Sons, Inc., directly or indirectly, offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of any common units, any securities convertible into, or exercisable or exchangeable for, common units or any other rights to acquire such common units, other than pursuant to employee benefit plans as in existence as of the date of this prospectus. A.G. Edwards may, in its sole discretion, allow any of these parties to offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of any common units, any securities convertible into, or exercisable or exchangeable for, common units or any other rights to acquire such common units prior to the expiration of such 180-day period. There are, however, no agreements between A.G. Edwards and these parties that would allow them to do so as of the date of this prospectus.

   Prior to the offering, there has been no public market for the common units. The initial public offering price will be negotiated among the managing general partner and the representatives. Principal factors to be considered in determining the initial public offering price of the common units, in addition to prevailing market conditions, will be Inergy Propane, LLC's historical performance, Inergy, L.P.'s pro forma historical performance, estimates of the business potential and earnings prospects of Inergy, L.P., an assessment of Inergy, L.P.'s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   The following table summarizes the discounts that Inergy, L.P. will pay to the underwriters in the offering. These amounts assume both no exercise and full exercise of the underwriters' option to purchase additional common units.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Unit........................................... $     1.40   $     1.40
   Total.............................................. $2,100,000   $2,415,000

   We expect to incur expenses of approximately $1,900,000 in connection with this offering.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

   Until the distribution of the common units is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the common units. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the common units.

   If the underwriters create a short position in the common units in connection with the offering, i.e., if they sell a greater aggregate number of common units than is set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing common units in the open market. This is known as a "syndicate covering transaction." The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

   The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase common units in the open market to reduce the selling group members' short position or to stabilize the price of the common units, they may reclaim the amount of the selling concession from the selling group members who sold those common units as part of the offering.

   In general, purchases of the common units for the purpose of stabilization or to reduce a short position could cause the price of the common units to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the common units to the extent that it discourages resales of the common units.

   The underwriters are not obligated to engage in any of the transactions described above. If they do engage in any of these transactions, they may discontinue them at any time.

   The provisions of Rule 2710(c)(8) of the NASD's Conduct Rules apply to this offering because, in connection with the repayment of a portion of Inergy, L.P.'s indebtedness under its bank credit facility, more than 10% of the net proceeds of this offering will be paid to First Union National Bank, which is an affiliate of First Union Securities, Inc. Such provisions require, among other things, that the initial public offering price be no higher than that recommended by a "qualified independent underwriter," who must participate in the preparation of the registration statement and the prospectus and who must exercise the usual standards of "due diligence" with respect thereto. A.G. Edwards & Sons, Inc. is assuming the responsibility of acting as a qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the common units is not higher than the price recommended by A.G. Edwards & Sons, Inc., which price was determined based on the factors discussed above.

   Neither Inergy, L.P. nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither Inergy, L.P. nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   Because the National Association for Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

   No sales to accounts of which the underwriter exercises discretionary authority may be made without the prior written approval of the customer.

   A.G. Edwards & Sons, Inc. has provided financial advisory services to Inergy Holdings for which it will receive customary compensation.

                          VALIDITY OF THE COMMON UNITS

   The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Inergy Partners, LLC at September 30, 1999 and 2000, and for each of the two years in the period ended September 30, 2000, the combined financial statements of the Hoosier Propane Group at September 30, 1999 and 2000, and for each of the three years in the period ended September 30, 2000, the financial statements of Country Gas Company, Inc. at May 31, 2000 and 1999, and for each of the two years in the period ended May 31, 2000, the balance sheet of Inergy, L.P. at March 7, 2001 and the balance sheet of Inergy GP, LLC at March 2, 2001, as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

   Batchelor, Tillery & Roberts, LLP, independent auditors, have audited the consolidated financial statements of Inergy Partners, LLC for the year ended September 30, 1998, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Batchelor, Tillery & Roberts, LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding Inergy and the common units offer by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

   The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

   We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

                           FORWARD-LOOKING STATEMENTS

   Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Inergy Partners, LLC Consolidated Financial Statements:
  Report of Independent Auditors..........................................  F-2
  Report of Independent Auditors..........................................  F-3
  Consolidated Balance Sheets as of September 30, 1999 and 2000 and
   December 31, 2000 (unaudited)..........................................  F-4
  Consolidated Statements of Operations for the years ended September 30,
   1998, 1999 and 2000 and the three months ended December 31, 1999 and
   2000 (unaudited).......................................................  F-5
  Consolidated Statements of Members' Equity for the years ended September
   30, 1998, 1999 and 2000 and the three months ended December 31, 2000
   (unaudited)............................................................  F-6
  Consolidated Statements of Cash Flows for the years ended September 30,
   1998, 1999 and 2000 and the three months ended December 31, 1999 and
   2000 (unaudited).......................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-9


Hoosier Propane Group Combined Financial Statements:
  Report of Independent Auditors.......................................... F-20
  Combined Balance Sheets as of September 30, 1999 and 2000 and December
   31, 2000 (unaudited)................................................... F-21
  Combined Statements of Income for the years ended September 30, 1998,
   1999 and 2000 and the three months ended December 31, 1999 and 2000
   (unaudited)............................................................ F-22
  Combined Statements of Stockholders' Equity for the years ended
   September 30, 1998, 1999 and 2000 and the three months ended December
   31, 2000 (unaudited)................................................... F-23
  Combined Statements of Cash Flows for the years ended September 30,
   1998, 1999 and 2000 and the three months ended December 31, 1999 and
   2000 (unaudited)....................................................... F-24
  Notes to Combined Financial Statements.................................. F-25


Country Gas Company, Inc. Financial Statements:
  Report of Independent Auditors.......................................... F-31
  Balance Sheets as of May 31, 1999 and 2000.............................. F-32
  Statements of Income for the years ended May 31, 1999 and 2000.......... F-33
  Statements of Stockholders' Equity for the years ended May 31, 1999 and
   2000................................................................... F-34
  Statements of Cash Flows for the years ended May 31, 1999 and 2000...... F-35
  Notes to Financial Statements........................................... F-36


Inergy, L.P. Financial Statements:
  Report of Independent Auditors.......................................... F-39
  Balance Sheet as of March 7, 2001....................................... F-40
  Note to Balance Sheet................................................... F-41


Inergy GP, LLC Financial Statements:
  Report of Independent Auditors.......................................... F-42
  Balance Sheet as of March 2, 2001....................................... F-43
  Note to Balance Sheet................................................... F-44

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Members
Inergy Partners, LLC and Subsidiaries

   We have audited the accompanying consolidated balance sheets of Inergy Partners, LLC (a subsidiary of Inergy Holdings, LLC) and subsidiaries (the "Company") as of September 30, 1999 and 2000, and the related consolidated statements of operations, members' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inergy Partners, LLC and subsidiaries at September 30, 1999 and 2000, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Kansas City, Missouri
December 6, 2000, except for
 Notes 4 and 11, as to which
 the date is January 12, 2001,
 and Note 12, as to which the
 date is March 7, 2001

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Members
Inergy Partners, LLC and Subsidiary

   We have audited the accompanying consolidated statements of operations, members' equity and cash flows of Inergy Partners, LLC and subsidiary (the "Company") for the year ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of its operations, changes in its members' equity and its cash flows for the year ended September 30, 1998 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Batchelor, Tillery & Roberts,
                                           LLP

Raleigh, North Carolina
November 20, 1998

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                  September 30,
                                                 ----------------  December 31,
                                                  1999     2000        2000
                                                 -------  -------  ------------
                                                                   (Unaudited)
                ASSETS (Note 4)
Current assets:
  Cash.......................................... $   152  $ 1,373    $ 1,794
  Accounts receivable, less allowance for
   doubtful accounts of $86 and $225 at
   September 30, 1999 and 2000, respectively and
   $315 at December 31, 2000....................   5,075   12,602     31,513
  Inventories...................................   5,025    3,630      7,016
  Prepaid expenses and other current assets.....     556    1,014      1,414
  Assets from price risk management activities..     582    3,580      4,109
                                                 -------  -------    -------
Total current assets............................  11,390   22,199     45,846
Property, plant and equipment, at cost:
  Land and buildings............................     562      740        745
  Office furniture and equipment................     546      808        866
  Vehicles......................................   2,131    4,138      4,663
  Tanks and plant equipment.....................  20,959   30,283     31,201
                                                 -------  -------    -------
                                                  24,198   35,969     37,475
  Less accumulated depreciation.................  (1,092)  (2,533)    (2,927)
                                                 -------  -------    -------
Net property, plant and equipment...............  23,106   33,436     34,548
Intangible assets (Note 2):
  Organization costs............................      70      --         --
  Covenants not to compete......................   3,110    3,228      3,298
  Deferred financing costs......................     308      333        333
  Deferred acquisition costs....................     --       460        460
  Goodwill......................................   1,286   10,380     10,380
                                                 -------  -------    -------
                                                   4,774   14,401     14,471
  Less accumulated amortization.................    (387)  (1,246)    (1,561)
                                                 -------  -------    -------
Net intangible assets...........................   4,387   13,155     12,910
Other...........................................      13      134        144
                                                 -------  -------    -------
Total assets.................................... $38,896  $68,924    $93,448
                                                 =======  =======    =======


        LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable.............................. $ 5,562  $11,502    $28,632
  Accrued expenses..............................   1,666    3,715      2,555
  Customer deposits.............................   1,332    1,676      1,204
  Liabilities from price risk management
   activities...................................   1,788    2,294      4,711
  Current portion of long-term debt (Note 4)....     732      605        605
                                                 -------  -------    -------
Total current liabilities.......................  11,080   19,792     37,707
Deferred income taxes (Note 6)..................     942      942        942
Long-term debt, less current portion (Note 4)...  21,605   34,322     38,062
Members' equity (Notes 2, 4 and 7):
  Class A preferred interest....................   4,893   15,788     15,784
  Common interest...............................     690   (1,686)     1,168
  Deferred compensation.........................    (314)    (234)      (215)
                                                 -------  -------    -------
Total members' equity...........................   5,269   13,868     16,737
                                                 -------  -------    -------
Total liabilities and members' equity........... $38,896  $68,924    $93,448
                                                 =======  =======    =======

                            See accompanying notes.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                Three months
                                      Year ended September     ended December
                                              30,                    31,
                                     ------------------------  ----------------
                                      1998    1999     2000     1999     2000
                                     ------  -------  -------  -------  -------
                                                                 (Unaudited)
Revenue:
  Propane..........................  $4,794  $16,227  $89,042  $19,148  $70,626
  Other............................   2,713    2,908    4,553    1,415    1,785
                                     ------  -------  -------  -------  -------
                                      7,507   19,135   93,595   20,563   72,411
Cost of product sold...............   4,215   13,754   81,636   17,003   63,608
                                     ------  -------  -------  -------  -------
Gross profit.......................   3,292    5,381   11,959    3,560    8,803
Operating and administrative
 expenses..........................   2,424    4,119    8,990    1,936    3,958
Depreciation and amortization......     394      690    2,286      426      769
                                     ------  -------  -------  -------  -------
Operating income...................     474      572      683    1,198    4,076
Other income (expense):
  Interest expense.................    (569)    (962)  (2,740)    (549)    (929)
  Gain on sale of property, plant
   and equipment...................     --       101      --       --       --
  Other............................      60      160      235       49       62
                                     ------  -------  -------  -------  -------
Income (loss) before income taxes..     (35)    (129)  (1,822)     698    3,209
Provision for income taxes.........     --        56        7      --       --
                                     ------  -------  -------  -------  -------
Net income (loss)..................  $  (35) $  (185) $(1,829) $   698  $ 3,209
                                     ======  =======  =======  =======  =======


                            See accompanying notes.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                                 (In thousands)

                                        Class A                          Total
                                       Preferred  Common     Deferred   Members'
                                       Interest  Interest  Compensation  Equity
                                       --------- --------  ------------ --------
Balance at September 30, 1997.........  $   --   $ 1,209      $ --      $ 1,209
  Members' contributions..............      --       220        --          220
  Members' distributions..............      --      (196)       --         (196)
  Capital restructuring...............    2,345     (540)      (392)      1,413
  Net loss............................      --       (35)       --          (35)
                                        -------  -------      -----     -------
Balance at September 30, 1998.........    2,345      658       (392)      2,611
  Common and preferred interests
   issued in acquisitions (Note 2)....    2,548      397        --        2,945
  Amortization of deferred
   compensation.......................      --       --          78          78
  Members' distributions..............      --      (180)       --         (180)
  Net loss............................      --      (185)       --         (185)
                                        -------  -------      -----     -------
Balance at September 30, 1999.........    4,893      690       (314)      5,269
  Preferred interests issued in
   acquisitions (Note 2)..............    9,000      --         --        9,000
  Preferred interests issued for cash,
   net of offering costs of $104......    1,896      --         --        1,896
  Redemption of preferred interest....       (1)     --           1         --
  Amortization of deferred
   compensation.......................      --       --          79          79
  Members' distributions..............      --      (547)       --         (547)
  Net loss............................      --    (1,829)       --       (1,829)
                                        -------  -------      -----     -------
Balance at September 30, 2000.........   15,788   (1,686)      (234)     13,868
  Redemption of preferred interest
   (unaudited)........................       (4)       1        --           (3)
  Amortization of deferred
   compensation (unaudited)...........      --       --          19          19
  Members' distributions (unaudited)..      --      (356)       --         (356)
  Net income (unaudited)..............      --     3,209        --        3,209
                                        -------  -------      -----     -------
Balance at December 31, 2000..........  $15,784  $ 1,168      $(215)    $16,737
                                        =======  =======      =====     =======

                            See accompanying notes.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               Three months
                                   Year ended September       ended December
                                            30,                    31,
                                  -------------------------  -----------------
                                  1998     1999      2000     1999      2000
                                  -----  --------  --------  -------  --------
                                                               (Unaudited)
Operating activities
Net income (loss)...............  $ (35) $   (185) $ (1,829) $   698  $  3,209
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in) operating
 activities:
  Provision for doubtful
   accounts.....................     28        77       139      --         27
  Depreciation..................    322       440     1,427      287       454
  Amortization..................     72       250       859      139       315
  Gain on disposal of property,
   plant and equipment..........    --       (101)      --       --        --
  Deferred income taxes.........    --          8       --       --        --
  Net liabilities from price
   risk management activities...    --      1,206    (2,492)  (1,352)    1,888
  Deferred compensation.........    --         78        79       19        19
  Changes in operating assets
   and liabilities, net of
   effects from acquisition of
   retail propane companies:
    Accounts receivable.........     40    (3,451)   (5,842)  (5,324)  (18,938)
    Inventories.................   (166)   (3,812)    1,660    2,425    (3,386)
    Prepaid expenses and other
     current assets.............     43       (86)     (388)    (387)     (400)
    Other assets................    --        (13)     (121)      (1)      (10)
    Accounts payable............   (246)    2,642     3,836    2,374    17,130
    Accrued expenses............    194       913     2,049       48    (1,160)
    Customer deposits...........    110     1,187       314     (469)     (472)
                                  -----  --------  --------  -------  --------
Net cash provided by (used in)
 operating activities...........    362      (847)     (309)  (1,543)   (1,324)

Investing activities
Acquisition of retail propane
 companies......................    --    (11,430)   (9,600)  (1,170)     (520)
Purchases of property, plant and
 equipment......................   (750)   (1,354)   (2,275)  (1,127)   (1,116)
Deferred financing and
 acquisition costs incurred.....    (21)     (400)     (486)     --        --
Proceeds from the sale of
 property, plant and equipment..     44       127       --       --        --
Other...........................    --        --        (16)     --        --
                                  -----  --------  --------  -------  --------
Net cash used in investing
 activities.....................   (727)  (13,057)  (12,377)  (2,297)   (1,636)

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)
                                 (In thousands)

                                                                Three months
                                                               ended December
                                  Year ended September 30,           31,
                                  ---------------------------  ----------------
                                   1998      1999      2000     1999     2000
                                  -------  --------  --------  -------  -------
                                                                 (Unaudited)
Financing activities
Proceeds from issuance of long-
 term debt......................  $ 1,374  $ 25,373  $ 35,787  $ 6,986  $13,175
Principal payments on long-term
 debt and noncompete
 obligations....................   (1,062)  (11,137)  (23,229)  (5,122)  (9,435)
Net proceeds from issuance of
 Class A preferred interest.....      --        --      1,896    1,896      --
Net proceeds from issuance of
 common interest................      220       --        --       --       --
Distributions to members........     (196)     (180)     (547)     (72)    (359)
                                  -------  --------  --------  -------  -------
Net cash provided by financing
 activities.....................      336    14,056    13,907    3,688    3,381
                                  -------  --------  --------  -------  -------
Net increase (decrease) in
 cash...........................      (29)      152     1,221     (152)     421
Cash at beginning of period.....       29       --        152      152    1,373
                                  -------  --------  --------  -------  -------
Cash at end of period...........  $   --   $    152  $  1,373  $   --   $ 1,794
                                  =======  ========  ========  =======  =======
Supplemental disclosure of cash
 flow information
Cash paid during the period for
 interest.......................  $   584  $    823  $  2,538  $   446  $   886
                                  =======  ========  ========  =======  =======
Supplemental schedule of noncash
 investing and financing
 activities
Additions to covenants not to
 compete through the issuance of
 noncompete obligations.........  $   --   $  2,052  $     32  $   --   $   --
                                  =======  ========  ========  =======  =======
Acquisitions of retail propane
 companies through the issuances
 of common and preferred
 interests......................  $   --   $  2,945  $  9,000  $   --   $   --
                                  =======  ========  ========  =======  =======



                            See accompanying notes.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Information pertaining to the three months ended
                    December 31, 1999 and 2000 is unaudited)
                                 (In thousands)

1. Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include the accounts of Inergy Partners, LLC (the "Company") and its wholly-owned subsidiaries, Inergy Propane Company, LLC ("Inergy Propane"), Wilson Oil Company of Johnston County, Inc. ("Wilson") and Rolesville Gas & Oil Company, Inc. ("Rolesville"). All significant intercompany accounts and transactions have been eliminated. The Company is a 98.5%-owned subsidiary of Inergy Holdings, LLC (Holdings), and all operations of Holdings are conducted through the Company and its subsidiaries.

 Nature of Operations

   The Company was organized as a Delaware limited liability company on November 8, 1996. The Company terminates December 31, 2026 unless extended by agreement of its members. The Company is engaged primarily in the sale, distribution, marketing and trading of propane and other natural gas liquids. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings, as well as for agricultural purposes.

   The business and affairs of the Company are conducted by the voting members of the Company holding the majority of the common member interests. Under the terms of the operating agreement, neither the members nor the managers of the Company are liable for any debt, obligations or liabilities of the Company, other than certain guarantees described in Note 4. In addition, the liability of each member to third parties is limited to the amount of the member's capital contribution. The Company has two classes of members' interests--common and Class A preferred.

 Capital Restructuring

   Effective September 30, 1998, the Company, Holdings and Inergy Propane (then known as McCracken Oil & Propane Company) completed a capital restructuring. This transaction involved the simultaneous purchase of the employee-owned minority nonvoting interest in McCracken and the purchase of the controlling member's voting interest in the Company (then known as Mid-Atlantic Energy, LLC) through an issuance of predominantly Class A 9% preferred member interests, and to a lesser extent, common interests in the Company and Holdings.

   These transactions resulted in Holdings owning 98.5% of the common interest (and 100% of the voting interest) of the Company, which owned 100% of McCracken Oil & Propane Company (McCracken). The remaining 1.5% of the Company's common interest is owned by the former controlling member of the Company. The application of purchase accounting, where applicable, resulted in an excess of the fair value of consideration issued over historical cost of $1,413, which was substantially allocated to tanks and plant equipment, the primary operating assets of the Company.

   Regarding the preferred interests issued to McCracken employees, 50% of those interests vest over a five-year period and have been recorded as deferred compensation in the accompanying consolidated balance sheet. Deferred compensation is amortized to expense over the five-year vesting period.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Credit Concentrations

   The Company is both a retail and wholesale supplier of propane gas. The Company generally extends unsecured credit to its wholesale customers throughout the midwestern and eastern portions of the United States. Credit is generally extended to retail customers through delivery into company and customer owned propane gas storage tanks. Provisions for doubtful accounts receivable are reflected in the Company's consolidated financial statements and have consistently been within management's expectations.

 Unaudited Financial Information

   The financial information as of December 31, 2000 and for the three-month periods ended December 31, 1999 and 2000 contained herein is unaudited. The Company believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. The Company also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended. The results of operations for the three-month period ended December 31, 2000 are not necessarily indicative of the results of operations that may be expected for the entire year.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

 Inventories

   Inventories for retail operations, which mainly consist of liquid propane, are stated at the lower of cost, determined using the average cost method, or market. Inventories for wholesale operations, which consist mainly of liquid propane commodities, are stated at market, as discussed in Note 3. The market adjustment was an unrealized gain of $1,052 and $39 at September 30, 1999 and 2000, respectively, and $145 and $1,786 at December 31, 1999 and 2000, respectively.

 Accounting for Price Risk Management

   The Company, through its wholesale operations, offers price risk management services to its customers and, in addition, trades for its own account. Financial instruments utilized in connection with trading activities are accounted for using the mark-to-market method. Under the mark-to-market method of accounting, forwards, swaps, options and storage contracts are reflected at fair value, inclusive of reserves, and are shown in the consolidated balance sheet as assets and liabilities from price risk management activities. Unrealized gains and losses from newly originated contracts, contract restructuring and the impact of price movements are recognized as cost of sales. Changes in the assets and liabilities from trading and price risk management activities result primarily from changes in the market prices, newly originated transactions and the timing of settlement relative to the receipt of cash for certain contracts. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under present market conditions.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                    (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The cash flow impact of financial instruments is reflected as cash flows from operating activities in the consolidated statement of cash flows. See
Note 3 for further discussion of the Company's price risk management activities.

 Revenue Recognition

   Sales of propane are recognized at the time product is shipped or delivered to the customer. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the assets' estimated useful lives, as follows:

                                                                           Years
                                                                           -----
      Buildings and improvements..........................................    25
      Office furniture and equipment......................................  5-10
      Vehicles............................................................  5-10
      Tanks and plant equipment........................................... 10-30

 Intangible Assets

   Intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

                                                                           Years
                                                                           -----
      Covenants not to compete............................................ 5-10
      Deferred financing costs............................................  1-3
      Goodwill............................................................   15

   Deferred financing costs represent financing costs incurred in obtaining financing and are being amortized over the term of the debt. Covenants not to compete and goodwill arose from the various acquisitions by the Company and are discussed in Note 2. In accordance with Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," the Company expensed $58 of unamortized organization costs during the year ended September 30, 2000.

   Deferred acquisition costs represent costs incurred to date on acquisitions that the Company is actively pursuing, most of which relate to the acquisition completed subsequent to year end, as discussed in Note 11.

   The Company reviews its long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Income Taxes

   The members of the Company report their respective member interest in the Company's income and deductions on their personal income tax returns; therefore, federal and state income taxes have not been provided for in the Company's consolidated financial statements.

   Two of the Company's subsidiaries, Wilson and Rolesville, are C corporations and account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The liability method provides that deferred tax assets and liabilities are recorded based on the differences between financial reporting and tax bases of assets and liabilities as measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Customer Deposits

   Customer deposits primarily represent cash received by the Company from wholesale and retail customers for propane purchased that will be delivered at a future date.

 Fair Value

   The carrying amounts of cash, accounts receivable and accounts payable approximate their fair value. Based on the estimated borrowing rates currently available to the Company for long-term debt with similar terms and maturities, as evidenced by the refinancing completed in January 2001, as discussed in Note 4, the aggregate fair value of the Company's long-term debt approximates the aggregate carrying amount as of September 30, 1999 and 2000 and December 31, 2000.

 Recently Issued Accounting Pronouncements

   In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

   Adoption of SFAS No. 133 is required for fiscal years beginning after June 15, 2000. The Company will be required to adopt SFAS No. 133 during the first quarter of fiscal 2001. The Company believes that the effect of adopting SFAS 133 will be limited to disclosures in its financial statements since the Company utilizes the mark-to-market method of accounting.

 Segment Information

   In fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments as well as related disclosures about products and services, geographic areas, and major customers. Further, SFAS No. 131 defines operating segment as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resource and assessing performance. In determining the Company's reportable segments under the provisions of SFAS No. 131, the Company examined the way it organizes its business internally for making operating decisions and assessing business performance. Based on this examination, the Company has determined that it has a single reportable operating segment which engages in the sale, distribution, marketing and trading of propane and related equipment and supplies. No single customer represents 10% or more of consolidated revenues. In addition, nearly all of the Company's revenues are derived from sources within the United States, and all of its long-lived assets are located in the United States.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                    (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


2. Acquisitions

   During fiscal 1999, Inergy Propane acquired substantially all of the assets of Ernie Lee Oil & LP Gas, LLC (December 1998), Langston Gas & Oil Company, Inc. (May 1999), Castleberry's, Inc. (July 1999) and Bradley Propane, Inc. (September 1999). In addition, the Company acquired 100% of the outstanding stock of Wilson Oil Company of Johnston County, Inc. (December 1998) and Rolesville Gas & Oil Company, Inc. (August 1999) through a stock exchange and a purchase agreement. These acquired retail companies are involved in the sale and distribution of propane to local customer bases throughout the United States. The acquisitions have been accounted for using the purchase method of accounting. The acquired companies were purchased in separate transactions for an aggregate purchase price of $16,427. The consideration utilized in the fiscal 1999 acquisitions consisted of cash payments of $11,430 funded by the issuance of long-term debt, common and Class A preferred interests issued to certain former owners of these companies totaling $2,945, and the issuance of noncompete obligations in the amount of $2,052. Of the aggregate purchase price, $2,810 (including cash paid at closing) was allocated to covenants not to compete. The excess of aggregate purchase price over the fair market values of the net assets acquired amounted to $942 and has been recorded as an increase in goodwill. The operating results of all acquisitions are included in the Company's consolidated results of operations from the dates of acquisition.

   During fiscal 2000, Inergy Propane acquired substantially all of the assets of Butane-Propane Gas Company of Tenn., Inc. of Tennessee (November 1999), and the Company acquired substantially all of the assets of Country Gas Company, Inc. (June 2000). These acquired retail companies are involved in the sale of propane to local customer bases throughout the United States. The acquisitions have been accounted for using the purchase method of accounting. The acquired companies were purchased in separate transactions for an aggregate purchase price, including acquisition costs, of $18,632 in 2000. The consideration utilized in the 2000 acquisitions consisted of cash payments of $9,600 funded by the issuance of long-term debt, Class A preferred interest issued to certain former owners of these companies totaling $9,000 and the issuance of noncompete obligations in the amount of $32. Of the aggregate purchase price, $102 (including cash paid at closing) was allocated to covenants not to compete. The excess of aggregate purchase prices over the fair market values of the net assets acquired amounted to $9,094 and has been recorded as an increase in goodwill. The operating results of all acquisitions are included in the Company's consolidated results of operations from the dates of acquisition.

   During November 2000, the Company acquired substantially all the assets of Bear-Man Propane for $520.

   The following unaudited pro forma data summarize the results of operations for the periods indicated as if these acquisitions had been completed October 1, 1999 and 1998, the beginning of the 2000 and 1999 fiscal years. The pro forma data give effect to actual operating results prior to the acquisitions and adjustments to interest expense, goodwill amortization and income taxes. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on October 1, 1999 and 1998 or that will be obtained in the future. The pro forma data do not give effect to acquisitions completed subsequent to September 30, 2000.

                                                                  Year ended
                                                                September 30,
                                                               ----------------
                                                                1999     2000
                                                               ------- --------
      Sales................................................... $39,906 $101,437
      Net income (loss).......................................   1,727     (935)

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


3. Price Risk Management and Financial Instruments

   The Company has recorded its trading activities at fair value in accordance with Emerging Issues Task Force Issue (EITF) No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." EITF No. 98-10 requires energy trading contracts to be recorded at fair value on the balance sheet, with the changes in fair value included in earnings.

 Trading Activities

   The Company, through its wholesale operations, offers price risk management services to energy related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of propane. In addition, the Company manages its own trading portfolio using forward physical and futures contracts. The Company attempts to balance its contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on assessment of anticipated short-term needs or market conditions.

   The price risk management services are offered to propane retailers and other related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of propane, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for propane, options and other contractual arrangements.

   Instruments used for trading purposes include forwards, swaps and options, as defined above, as well as futures contracts.

 Notional Amounts and Terms

   The notional amounts and terms of these financial instruments at September 30, 1999 and 2000 include fixed price payor for 1,032 and 1,526 barrels, respectively and fixed price receiver for 1,185 and 1,479 barrels, respectively. The notional amounts and terms of these financial instruments at December 31, 2000 include fixed price payor for 802 barrels and fixed price receiver for 868 barrels.

   Notional amounts reflect the volume of the transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure the Company's exposure to market or credit risks.

 Fair Value

   The fair value of the financial instruments related to price risk management activities as of September 30, 1999 and 2000 was assets of $582 and $3,580, respectively and liabilities of $1,788 and $2,294, respectively related to propane. The fair value of the financial instruments related to price risk management activities as of December 31, 2000 was assets of $4,109 and liabilities of $4,711 related to propane. All intercompany transactions have been appropriately eliminated.

   The income before interest, taxes and certain unallocated expenses arising from trading and price risk management activities for the years ended September 30, 1999 and 2000 was immaterial.

 Market and Credit Risk

   Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. The Company takes an active role in managing and controlling market and credit risk and has established control procedures, which are reviewed on an ongoing basis. The Company monitors market risk through a variety of techniques, including daily reporting of the portfolio's value to senior management. The Company attempts to minimize credit risk exposure through credit policies and periodic monitoring procedures. The counterparties associated with assets from price risk management activities as of September 30, 1999 and 2000 are energy marketers.

4. Long-Term Debt

   Long-term debt consisted of the following:

                                                    September 30,
                                                   --------------- December 31,
                                                    1999    2000       2000
                                                   ------- ------- ------------
                                                                   (Unaudited)
   Credit agreement............................... $20,099 $33,250   $37,000
   Obligations under noncompetition agreements....   2,238   1,625     1,667
   Other..........................................     --       52       --
                                                   ------- -------   -------
                                                    22,337  34,927    38,667
   Less current portion...........................     732     605       605
                                                   ------- -------   -------
                                                   $21,605 $34,322   $38,062
                                                   ======= =======   =======

   During fiscal 1999, the Company entered into and later amended a credit agreement with a financial institution providing the Company with the capacity to borrow up to $27,000 ($5,000 under long-term working capital lines of credit and $22,000 under a long-term acquisition line of credit). At September 30, 1999, borrowings under the long-term working capital lines of credit and the long-term acquisition line of credit, due June 22, 2001, were $2,160 and $17,939, respectively. Interest only payments during the term of the agreement were based on "prime rate" and/or LIBOR plus the applicable spread. The applicable spread for each rate is based on the Company's ratio of total liabilities to tangible net worth. The prime rate and LIBOR plus the applicable spreads were 8.75% and 6.75% to 7.75%, respectively, at September 30, 1999.

   During fiscal 2000, the Company amended the credit agreement with the financial institution providing the Company with the capacity to borrow up to $41,000 ($9,000 under working capital lines of credit and $32,000 under a long-term acquisition line of credit). At September 30, 2000, borrowings under the working capital lines of credit and the acquisition line of credit were $4,900 and $28,350, respectively. The prime rate and LIBOR plus the applicable spreads were $9.5% and 9.37% to 9.93%, respectively, at September 30, 2000. At December 31, 2000, borrowings under the working capital lines of credit and the acquisition line of credit were $8,150 and $28,850, respectively. At December 31, 2000, all amounts remained due on June 22, 2001.

   The agreement contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of dividends and require financial reports to be submitted periodically to the financial institution. Unused borrowings under the credit agreement amounted to $7,750 at September 30, 2000.

   Noninterest-bearing obligations due under noncompetition agreements consist of agreements between the Company and the sellers of retail propane companies acquired during fiscal 1999 and 2000 with payments due through 2009 with imputed interest at 8.5% to 9.0%. Noninterest-bearing obligations consist of $2,808 and $2,130 in total payments due under noncompetition agreements, less unamortized discount based on imputed interest of $570 and $505 at September 30, 1999 and 2000, respectively.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   On January 12, 2001, the Company and its lenders again amended the credit agreement under which $33,250 was outstanding as of September 30, 2000. The amended credit agreement extended the maturity date of borrowings under the facilities from June 22, 2001 to January 10, 2004. In addition, the credit agreement provides for total available borrowings of $96,000 under three separate credit facilities. Borrowings under the revolving credit facility are ultimately due on January 10, 2004 with interest payments thereon due quarterly beginning March 31, 2001. The other two credit facilities, which were principally used to finance the Hoosier Propane Group acquisition discussed in
Note 11, require quarterly principal and interest payments beginning March 31, 2001. As the terms of the facility in place at September 30, 2000 have been modified subsequent to year end, the balance sheet presentation and footnote disclosure herein reflect the revised terms.

   The aggregate amounts of principal to be paid on the outstanding long-term debt during the next five years ending September 30 and thereafter, considering the terms of the amended credit facilities discussed above, are as follows:

   2001................................................................. $   605
   2002.................................................................     409
   2003.................................................................      75
   2004.................................................................  33,330
   2005.................................................................      87
   Thereafter...........................................................     421
                                                                         -------
                                                                         $34,927
                                                                         =======

5. Leases

   The Company has several noncancelable operating leases mainly for office space which expire at various times over the next nine years.

   Future minimum lease payments under noncancelable operating leases for the next five years ending September 30 and thereafter consist of the following:

   Year ending September 30,
   -------------------------
   2001................................................................. $  513
   2002.................................................................    501
   2003.................................................................    407
   2004.................................................................    369
   2005.................................................................    277
   Thereafter...........................................................    110
                                                                         ------
   Total minimum lease payments......................................... $2,177
                                                                         ======

   Rent expense for all operating leases during 1998, 1999 and 2000 amounted to $117, $196 and $424, respectively, and $79 and $129 for the three months ended December 31, 1999 and 2000, respectively.

6. Income Taxes

   Deferred income taxes related to Wilson and Rolesville reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the deferred taxes at September 30, 1999 and 2000 are a noncurrent deferred tax liability of $942 related to book/tax basis differences.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The provision for income taxes for the years ended September 30, 1998, 1999 and 2000 and the three months ended December 31, 1999 and 2000 consists of the following:

                                                                 September 30,
                                                                ----------------
                                                                1998  1999 2000
                                                                ----- ---- -----
   Current:
     Federal..................................................  $ --  $41  $ --
     State....................................................    --    7      7
                                                                ----- ---  -----
   Total current..............................................    --   48      7
   Deferred:
     Federal..................................................    --    7    --
     State....................................................    --    1    --
                                                                ----- ---  -----
   Total deferred.............................................    --    8    --
                                                                ----- ---  -----
                                                                $ --  $56  $   7
                                                                ===== ===  =====

   For the years ended September 30, 1999 and 2000, the Wilson and Rolesville effective tax rate differed from the statutory rate primarily due to the effect of graduated rates and state taxes.

   Wilson and Rolesville have federal net operating loss carryforwards of approximately $50 at September 30, 2000. Wilson has net operating loss carryforwards in the state of North Carolina of $220 at September 30, 2000.

7. Common and Class A Preferred Interests

   On September 30, 1998, the Company's members approved an amendment to its limited liability company agreement authorizing a Class A preferred interest. In connection with this amendment, certain investors contributed their interest in McCracken to the Company in exchange for the Class A preferred interest.

   During December 1999, the Company issued Class A preferred interests to a new member for total proceeds of $2,000 less offering costs of $104. During May 2000, the Company issued Class A preferred interests to certain former owners of Country Gas Company, Inc. totaling $9,000 in connection with the acquisition of Country Gas Company, Inc.

   The Class A preferred interest earns cumulative dividends of 8% to 10% per annum, depending on the date and amount of the preferred interest issued. Class A preferred members are not entitled to any voting rights. In the event of a public offering, the Company will use its best efforts to permit the holders of Class A preferred interest units to exchange their Class A preferred interest units for common units. Upon liquidation, Class A preferred members are entitled to an aggregate preference distribution of the unpaid dividends prior to any liabilities. Additionally, Class A preferred members are also entitled to preference over common interests subsequent to the payment of the Company's liabilities. Distributions totaling $180 and $547 were paid to Class A preferred members in 1999 and 2000, respectively. See Note 12.

   During fiscal 1999, the Company granted to four employees options to purchase an aggregate of 1.7025% of the common interest of the Company for an aggregate exercise price of $150,000. The exercise price of the options approximated the fair market value of the common interests at the date of grant. The options become exercisable five years from the date of grant except upon a change of control, as defined in the option agreement, and expire on the earlier of the employee's termination of service or ten years from the date of

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

grant. Pro forma net income (loss), assuming the Company had applied the fair-value method of SFAS No. 123, "Accounting for Stock Based Compensation" in measuring the compensation costs associated with these options would not be materially different from reported net income (loss).

8. Employee Benefit Plans

   The Company's subsidiaries have a 401(k) profit-sharing plan for those employees who have completed one year of service and have attained the age of
21. The plan permits employees to make contributions up to 15% of their salary and provides for matching contributions by the Company. Matching company contributions were $21, $21 and $52 in 1998, 1999 and 2000, respectively.

9. Commitments

   The Company periodically enters into agreements to purchase fixed quantities of liquid propane at fixed prices with suppliers. At September 30, 2000, the total of these firm purchase commitments was approximately $26,149.

10. Joint Venture

   On October 29, 1999, the Company entered into a joint venture with Volunteer First Services, Inc. to form Volunteer Energy, LLC to provide propane and related services to private residences, businesses and governmental entities in certain geographic areas of Tennessee. The Company accounts for its investment in Volunteer Energy, LLC under the equity method. As of September 30, 2000, the investment in Volunteer Energy, LLC was $109 and is included in other assets in the accompanying consolidated balance sheet. As part of the transaction, the Company contributed certain fixed assets to Volunteer Energy, LLC. Bradley earns a management fee of $2 per month and is reimbursed for other operating services based on rates stated in the agreement.

11. Subsequent Events

   During January 2001, the Company issued Class A preferred interests to new and existing members for total proceeds of $15,000. The preferred interests were issued to facilitate the refinancing of the Company's credit facilities described in Note 4 on a long-term basis and complete the acquisition discussed below. Further, as discussed in Note 4, the Company negotiated an amended credit facility in January 2001.

   In connection with this issuance of Class A preferred interests, the Company issued a warrant to one of the investors to acquire an additional $2,000 of Class A preferred interests. The warrant is exercisable immediately and expires on March 31, 2001 if unexercised. The Company must approve the exercise of greater than $1,500 of the warrant and has the ability to require the exercise of the warrant.

   Effective January 12, 2001, the Company acquired substantially all of the assets and assumed certain liabilities of Investors 300, Inc., Domex, Inc. and L&L Leasing, Inc., three companies owned by a common group of shareholders (referred to as the Hoosier Propane Group). The Hoosier Propane Group is involved in the sale and transportation of propane to local customer bases throughout the United States. The purchase price of approximately $70 million consisted of cash payments of approximately $55.4 million funded by the issuance of long-term debt and the Class A preferred interests discussed above, Class A preferred interest issued to certain former owners of the Hoosier Propane Group totaling $7.4 million, subordinated debentures issued to the Hoosier Propane Group shareholders totaling $5 million and $2.6 million of liabilities assumed. This acquisition will be accounted for using the purchase method of accounting.

                     INERGY PARTNERS, LLC AND SUBSIDIARIES
                     (a subsidiary of Inergy Holdings, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


12. Initial Public Offering of Common Units

   Inergy, L.P. (the "Partnership") was formed March 7, 2001, as a Delaware limited partnership. The Partnership was formed to acquire, own and operate the propane business and substantially all of the assets of the Company. In order to simplify the Partnership's obligations under the laws of several jurisdictions in which the Partnership will conduct business, the Partnership's activities will be conducted through a subsidiary operating company, Inergy Propane, LLC (the "Operating Company").

   The Partnership intends to offer 1,500,000 common units, representing limited partner interests in the Partnership, to the public and to concurrently issue subordinated units representing additional limited partner interests in the Partnership to an affiliate of Holdings and to Class A preferred interest holders of the Company, and a 2% general partner interest in the Partnership and the Operating Company, on a combined basis, to an affiliate of Holdings.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Domex, Inc., Investors 300, Inc., L & L Leasing, Inc.

   We have audited the accompanying combined balance sheets as of September 30, 1999 and 2000, of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. (the "Hoosier Propane Group"), and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the management of the Hoosier Propane Group. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at September 30, 1999 and 2000, of the Hoosier Propane Group, and the combined results of operations and cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Kansas City, Missouri
February 9, 2001

                             HOOSIER PROPANE GROUP

                            COMBINED BALANCE SHEETS
                       (In thousands, except share data)

                                                 September 30,
                                               ------------------  December 31,
                                                 1999      2000        2000
                                               --------  --------  ------------
                                                                   (Unaudited)
               ASSETS (Note 3)
Current assets:
 Cash and cash equivalents...................  $    777  $    702    $  1,711
 Marketable securities.......................       424       460         453
 Accounts receivable.........................     2,482     4,423      13,134
 Inventories.................................     7,537     2,301       3,172
 Prepaid expenses and other current assets...       211       491         207
                                               --------  --------    --------
Total current assets.........................    11,431     8,377      18,677
Property, plant and equipment:
 Land and buildings..........................     2,283     2,310       2,310
 Office furniture and equipment..............       698       704         704
 Vehicles....................................    11,894    12,296      12,363
 Tanks and plant equipment...................    17,523    18,215      18,401
                                               --------  --------    --------
                                                 32,398    33,525      33,778
 Less accumulated depreciation...............   (10,291)  (11,299)    (11,643)
                                               --------  --------    --------
                                                 22,107    22,226      22,135
Intangible assets (Note 2)...................     1,566     1,566       1,566
 Less accumulated amortization...............      (119)     (223)       (249)
                                               --------  --------    --------
                                                  1,447     1,343       1,317
Notes receivable from stockholders (Note 6)..       352       292         285
Other assets.................................       742       879         884
                                               --------  --------    --------
Total assets.................................  $ 36,079  $ 33,117    $ 43,298
                                               ========  ========    ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable to bank (Note 3)..............  $  3,000  $  1,575    $  5,575
 Accounts payable............................     2,204     1,552       7,576
 Customer deposits...........................     3,678     3,927       2,626
 Accrued expenses............................       689       933       1,460
 Notes payable to stockholders (Note 6)......       --        --          995
 Current portion of long-term debt (Note 3)..       803     4,950       4,668
                                               --------  --------    --------
Total current liabilities....................    10,374    12,937      22,900

Long-term debt, less current portion (Note
 3)..........................................     8,740     2,609       1,600

Notes payable to stockholders (Note 6).......     1,265     1,065         --

Stockholders' equity:
 Common stock, no par value (Note 4).........     1,218     1,218       1,218
 Retained earnings...........................    15,735    16,506      18,805
 Accumulated other comprehensive income......       359       394         387
 Less 520 shares of treasury stock, at cost..    (1,612)   (1,612)     (1,612)
                                               --------  --------    --------
Total stockholders' equity...................    15,700    16,506      18,798
                                               --------  --------    --------
Total liabilities and stockholders' equity...  $ 36,079  $ 33,117    $ 43,298
                                               ========  ========    ========

                            See accompanying notes.

                             HOOSIER PROPANE GROUP

                         COMBINED STATEMENTS OF INCOME
                                 (In thousands)

                                                               Three months
                                    Year ended September      ended December
                                             30,                    31,
                                   -------------------------  ----------------
                                    1998     1999     2000     1999     2000
                                   -------  -------  -------  -------  -------
                                                                (Unaudited)
Revenue:
 Propane.......................... $50,646  $38,792  $58,712  $19,050  $29,174
 Freight..........................   4,806    4,530    5,669    1,367    2,037
 Other............................     288      356    1,214      363      330
                                   -------  -------  -------  -------  -------
                                    55,740   43,678   65,595   20,780   31,541

Cost of product sold..............  42,823   28,889   49,049   15,604   25,172
                                   -------  -------  -------  -------  -------
Gross profit......................  12,917   14,789   16,546    5,176    6,369

Operating and administrative
 expenses.........................   7,617    8,274    9,375    2,493    2,538
Depreciation and amortization.....   1,529    1,690    1,623      389      373
                                   -------  -------  -------  -------  -------
Operating income..................   3,771    4,825    5,548    2,294    3,458

Other income (expense):
 Interest expense.................    (594)    (941)  (1,029)    (287)    (246)
 Interest and dividend income.....     239      205      230       32       57
 Gain (loss) on sale of property,
  plant and equipment.............     (43)     (63)      51       17       10
 Other income, net................     158      130      184       81       90
                                   -------  -------  -------  -------  -------
                                      (240)    (669)    (564)    (157)     (89)
                                   -------  -------  -------  -------  -------
Net income........................ $ 3,531  $ 4,156  $ 4,984  $ 2,137  $ 3,369
                                   =======  =======  =======  =======  =======



                            See accompanying notes.

                             HOOSIER PROPANE GROUP

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                            Accumulated
                                               Other                   Total
                          Common Retained  Comprehensive Treasury  Stockholders'
                          Stock  Earnings     Income      Stock       Equity
                          ------ --------  ------------- --------  -------------
Balance at September 30,
 1997...................  $1,218 $13,477       $510      $(1,612)     $13,593
Net income..............     --    3,531        --           --         3,531
Net unrealized loss on
 available-for-sale
 securities.............     --      --         (77)         --           (77)
                                                                      -------
Comprehensive income....                                                3,454
Distributions to
 stockholders...........     --   (3,137)       --           --        (3,137)
                          ------ -------       ----      -------      -------
Balance at September 30,
 1998...................   1,218  13,871        433       (1,612)      13,910
Net income..............     --    4,156        --           --         4,156
Net unrealized loss on
 available-for-sale
 securities.............     --      --         (74)         --           (74)
                                                                      -------
Comprehensive income....                                                4,082
Distributions to
 stockholders...........     --   (2,292)       --           --        (2,292)
                          ------ -------       ----      -------      -------
Balance at September 30,
 1999...................   1,218  15,735        359       (1,612)      15,700
Net income..............     --    4,984        --           --         4,984
Net unrealized gain on
 available-for-sale
 securities.............     --      --          35          --            35
                                                                      -------
Comprehensive income....                                                5,019
Distributions to
 stockholders...........     --   (4,213)       --           --        (4,213)
                          ------ -------       ----      -------      -------
Balance at September 30,
 2000...................   1,218  16,506        394       (1,612)      16,506
Net income (unaudited)..     --    3,369        --           --         3,369
Net unrealized loss on
 available-for-sale
 securities
 (unaudited)............     --      --          (7)         --            (7)
                                                                      -------
Comprehensive income
 (unaudited)............                                                3,362
Distributions to
 stockholders
 (unaudited)............     --   (1,070)       --           --        (1,070)
                          ------ -------       ----      -------      -------
Balance at December 31,
 2000 (unaudited).......  $1,218 $18,805       $387      $(1,612)     $18,798
                          ====== =======       ====      =======      =======


                            See accompanying notes.

                             HOOSIER PROPANE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                Three months
                                     Year ended September           ended
                                              30,               December 31,
                                    -------------------------  ----------------
                                     1998     1999     2000     1999     2000
                                    -------  -------  -------  -------  -------
                                                                 (Unaudited)
Operating activities
Net income........................  $ 3,531  $ 4,156  $ 4,984  $ 2,137  $ 3,369
Adjustments to reconcile net
 income to net cash provided by
 (used in) operating activities:
  Depreciation....................    1,515    1,586    1,519      363      347
  Amortization....................       14      104      104       26       26
  (Gain) loss on sale of property,
   plant and equipment............       43       63      (51)     (17)     (10)
  Changes in operating assets and
   liabilities:
   Accounts receivable............     (244)     397   (1,941)  (3,698)  (8,711)
   Inventories....................    3,909   (2,557)   5,236    4,214     (871)
   Prepaid expenses and other
    current assets................     (277)     232     (280)     197      284
   Other assets...................      545      (50)    (137)     (12)      (5)
   Accounts payable...............    1,240   (1,157)    (652)   1,069    6,024
   Customer deposits..............   (1,617)  (1,605)     249     (986)  (1,301)
   Accrued expenses...............      186      (17)     243      441      527
                                    -------  -------  -------  -------  -------
Net cash provided by (used in)
 operating activities.............    8,845    1,152    9,274    3,734     (321)
Investing activities
Acquisitions......................   (1,266)  (3,850)     --       --       --
Purchases of property, plant and
 equipment........................   (2,697)  (2,361)  (1,935)    (709)    (278)
Proceeds from sale of property,
 plant and equipment..............      172      385      348       89       32
Purchases of short-term
 investments......................     (901)     --       --       --       --
Proceeds from sale of short-term
 investments......................      --       901      --       --       --
Collections on note receivable
 from stockholder.................       44       32       60        5        7
                                    -------  -------  -------  -------  -------
Net cash used in investing
 activities.......................   (4,648)  (4,893)  (1,527)    (615)    (239)
Financing activities
Proceeds from issuance of notes
 payable..........................      --     3,000    2,575    1,000    4,000
Principal payments on notes
 payable..........................      --       --    (4,000)  (2,000)     --
Proceeds from issuance of long-
 term debt........................    2,000    5,000      500      500      --
Principal payments on long-term
 debt.............................   (1,503)  (3,168)  (2,484)    (176)  (1,291)
Principal payments on notes
 payable to stockholders..........      --       --      (200)     --       (70)
Distributions to stockholders.....   (3,137)  (2,292)  (4,213)    (331)  (1,070)
                                    -------  -------  -------  -------  -------
Net cash provided by (used in)
 financing activities.............   (2,640)   2,540   (7,822)  (1,007)   1,569
                                    -------  -------  -------  -------  -------
Net increase (decrease) in cash
 and cash equivalents.............    1,557   (1,201)     (75)   2,112    1,009
Cash and cash equivalent at
 beginning of period..............      421    1,978      777      777      702
                                    -------  -------  -------  -------  -------
Cash and cash equivalents at end
 of period........................  $ 1,978  $   777  $   702  $ 2,889  $ 1,711
                                    =======  =======  =======  =======  =======
(Supplemental disclosure of cash
 flow information)
Cash paid for interest during the
 period...........................  $   596  $   937  $ 1,042  $   224  $   245
                                    =======  =======  =======  =======  =======
(Supplemental schedule of noncash
 financing activity)
Acquisition of covenants not to
 compete through the issuance of
 noncompete obligations...........  $   949  $   --   $   --   $   --   $   --
                                    =======  =======  =======  =======  =======
Note payable issued to seller of
 acquired company.................  $   200  $   --   $   --   $   --   $   --
                                    =======  =======  =======  =======  =======

                            See accompanying notes.

                             HOOSIER PROPANE GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
               (Information pertaining to the three months ended
                    December 31, 1999 and 2000 is unaudited)
                        (In thousands except share data)

1. Significant Accounting Policies

 Principles of Combination

   The combined financial statements of the Hoosier Propane Group include the accounts of three companies under common ownership: Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. (collectively referred to as the Hoosier Propane Group). All significant intercompany accounts and transactions have been eliminated in the combination. Although Domex, Inc.'s year end has historically been October 31, Investors 300, Inc.'s year end has historically been September 30, and L & L Leasing, Inc.'s year end has historically been December 31, all accounts have been presented in these combined financial statements as of September 30, 1999 and 2000 and December 31, 2000 and for each of the three years in the period ended September 30, 2000 and the three months ended December 31, 1999 and 2000.

 Business Activities and Credit Concentrations

   The Hoosier Propane Group is involved in the transportation and wholesale and retail distribution of propane gas. The Hoosier Propane Group also builds and services trucks used to transport propane gas. The Hoosier Propane Group generally extends unsecured credit to their wholesale customers in the midwestern United States. Credit is generally extended to retail customers through delivery into company and customer owned propane gas storage tanks.

 Unaudited Financial Information

   The financial information as of December 31, 2000 and for the three-month periods ended December 31, 1999 and 2000 contained herein is unaudited. The Hoosier Propane Group believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. The Hoosier Propane Group also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended. The results of operations for the three-month period ended December 31, 2000 are not necessarily indicative of the results of operations that may be expected for the entire year.

 Use of Estimates

   The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   All highly liquid debt instruments purchased with a maturity of three months or less are deemed to be cash and cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.

                             HOOSIER PROPANE GROUP

 Inventories

   Propane inventories are stated at the lower of cost or market. Cost is determined using a weighted average method for propane and an actual cost basis for parts and materials. The major components of inventory consist of the following:

                                                      September 30,
                                                      ------------- December 31,
                                                       1999   2000      2000
                                                      ------ ------ ------------
                                                                    (Unaudited)
   Propane........................................... $6,769 $1,647    $2,606
   Parts and materials...............................    653    623       561
   Other.............................................    115     31         5
                                                      ------ ------    ------
                                                      $7,537 $2,301    $3,172
                                                      ====== ======    ======

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost. Depreciation of the cost of the related asset, less estimated salvage value on certain vehicles, is determined using straight-line and accelerated depreciation methods over the estimated useful lives of the assets, as follows:

                                                                         Years
                                                                        --------
Buildings.............................................................. 30 to 40
Office furniture and equipment.........................................  5 to 7
Vehicles...............................................................  5 to 7
Tanks and plant equipment..............................................  7 to 50

 Marketable Securities

   Investments in marketable equity securities are classified as available for sale and are carried at their fair market value. Unrealized gains and losses are recorded as a separate component of stockholders' equity. The aggregate cost of the marketable equity securities was $65 at September 30, 1999 and 2000 and at December 31, 2000.

 Intangible Assets

   Intangible assets consist of goodwill and covenants not to compete which were acquired primarily in the 1998 and 1999 acquisitions described in Note 2 and are amortized on a straight-line basis over their estimated useful lives, not to exceed 15 years.

   The Hoosier Propane Group reviews its long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of," for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

                             HOOSIER PROPANE GROUP

 Customer Deposits

   Customer deposits primarily represent cash received by the Hoosier Propane Group from wholesale and retail customers for propane purchased that will be delivered at a future date.

 Income Taxes

   The stockholders of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. have elected under Subchapter S of the Internal Revenue Code to include the income of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. in the stockholders' income for income tax reporting purposes. Accordingly, Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. are not subject to income taxes.

 Revenue Recognition

   The sales and related cost of products and services sold are recognized upon delivery.

 Fair Value

   The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, investments and accounts payable approximate their fair value. Based on the estimated borrowing rates currently available to the Hoosier Propane Group for notes payable and long-term debt with similar terms and maturities, the aggregate fair value of the Hoosier Propane Group's long-term debt approximates the aggregate carrying amount as of September 30, 1999 and 2000.

 Segment Information

   The Hoosier Propane Group adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in fiscal 1999. SFAS No. 131 established standards for reporting information about operating segments as well as related disclosures about products and services, geographic areas and major customers. In determining the Hoosier Propane Group's reportable segments under the provisions of SFAS No. 131, the Hoosier Propane Group examined the way they organize their business internally for making operating decisions and assessing business performance. Based on this examination, the Hoosier Propane Group has determined that it has a single reportable segment which engages in the distribution of propane and related equipment and supplies. No single customer represents 10% or more of combined revenues. In addition, all of the Hoosier Propane Group's revenues are derived from sources within the United States, and all of its long-lived assets are located in the United States.

 Pending Accounting Pronouncement

   In June 1988, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends on the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 (an amendment of FASB Statement No. 133)," which deferred the effective date of SFAS No. 133. The Hoosier Propane Group will be required to adopt SFAS No. 133 in fiscal 2001. As of September 30, 2000, the Hoosier Propane Group's only derivatives consist of contracts to purchase and sell fixed quantities of propane at fixed prices over specified periods, aggregating approximately $5,200 and $5,700, respectively. As these commitments are generally settled by the physical delivery of propane in the normal course of the Hoosier Propane Group's business, they are excluded from scope of SFAS No. 133. As such, the fair value of the contracts will not be required to be reflected in the Hoosier Propane Group's financial position or results of operations, and the method of accounting for these contracts will be unaffected by SFAS No. 133.

                             HOOSIER PROPANE GROUP

2. Acquisitions

   In October 1998, the Hoosier Propane Group acquired certain assets of Dekalb Agra, Inc. (Dekalb) for a cash purchase price of $3,850 which was financed through the issuance of long-term debt.

   During August 1998, the Hoosier Propane Group acquired certain assets of Tri-State Propane, Inc. and Wolverine Propane, Inc. for an aggregate purchase price of $2,416. The acquisitions were financed through cash in the amount of $1,266, a note payable to the sellers of one of the companies in the amount of $200 and the issuance of noncompete obligations in the amount of $950.

   Each of the acquired companies is involved in the retail sale of propane to local customer bases in northern Indiana. The acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price of each acquisition has been allocated to assets acquired based on the fair market values at the date of acquisition. The excess of the purchase price over the fair market values of the tangible and identifiable intangible assets acquired has been recorded as goodwill. The Hoosier Propane Group recorded goodwill of $400 in connection with the Dekalb acquisition and $209 in connection with the 1998 acquisitions. In addition, $950 of the aggregate purchase price in the 1998 acquisitions was allocated to covenants not to compete.

   The operating results of all acquisitions are included in the Hoosier Propane Group's combined results of operations from the dates of acquisitions. The following unaudited pro forma data summarize the results of operations for the year indicated as if this acquisition had been completed October 1, 1997, the beginning of fiscal 1998. The pro forma data give effect to actual operating results prior to the acquisitions and adjustments to interest expense, depreciation expense and amortization of intangible assets. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on October 1, 1997 or that the Hoosier Propane Group will obtain in the future. Reported operating results for 1999 and 2000 include the results of the acquired companies due to the dates of acquisition.

                                                                      Pro Forma
                                                                     Fiscal 1998
                                                                     -----------
                                                                     (Unaudited)
   Revenue..........................................................   $60,235
   Net income.......................................................     3,475

3. Notes Payable and Long-Term Debt

   In May 2000, L & L Leasing, Inc. entered into a revolving credit agreement with a bank which provides available borrowings up to $2,000 collateralized by L & L Leasing, Inc.'s accounts receivable, inventory and machinery and equipment balances, under which $1,575 was outstanding at September 30, 2000. Interest is payable monthly at the bank's prime rate less 0.5% or at the London Interbank Offered Rate (LIBOR) plus 2%, with principal payable on June 1, 2001. The effective interest rate was 9% at September 30, 2000. At December 31, 2000, the outstanding balance under this revolving credit agreement was $1,575.

   During 1999, Domex, Inc. entered into a revolving credit agreement with a bank which provided available borrowings up to $6,000, subject to specified percentages of Domex, Inc.'s accounts receivable, inventory and machinery and equipment balances, under which $2,500 and $-0- was outstanding at September 30, 1999 and 2000, respectively. Interest was payable monthly at the bank's prime rate less 0.25% or a formula based on eurocurrency funding plus 2%, with principal payable on May 1, 2000. The effective interest rate was 7.44% at September 30, 1999. Effective May 1, 2000, Domex, Inc. entered into a new revolving credit agreement with the bank which provides available borrowings up to $5,000, collateralized by Domex, Inc.'s accounts receivable and inventory balances, under which no borrowings were outstanding at September 30, 2000. Interest is payable

                             HOOSIER PROPANE GROUP
monthly at the bank's prime rate less 0.5% or at LIBOR plus 2%, with principal payable on May 1, 2001. At December 31, 2000, the outstanding balance under this revolving credit agreement was $4,000 (unaudited).

   Investors 300, Inc. entered into a revolving credit agreement with a bank which provides available borrowings up to $500, subject to a specified percentage of Investors 300, Inc.'s accounts receivable balance, under which $500 and $-0- was outstanding at September 30, 1999 and 2000, respectively. Interest on this credit agreement was payable monthly at 8.25%, with principal payable on May 1, 2000.

   Long-term debt consists of the following:

                                                  September 30,    December 31,
                                                  ---------------  ------------
                                                   1999    2000        2000
                                                  ------  -------  ------------
                                                                   (Unaudited)
Revolving credit agreement with a bank with
 interest payable monthly at the bank's prime
 rate or a formula based on eurocurrency funding
 plus 2.25% (effective interest rate of 7.63%
 and 8.88% at September 30, 1999 and 2000,
 respectively) and principal payable on May 1,
 2002...........................................  $2,281  $ 1,000    $ 1,000
Term loan with a bank with monthly payments of
 $50 plus interest at the bank's prime rate or a
 formula based on eurocurrency funding plus
 2.25% (effective interest rate of 7.75% and 9%
 at September 30, 1999 and 2000, respectively)
 with the remaining principal balance payable on
 June 1, 2003, as discussed further below.......   6,000    5,400      5,250
Term loan with a bank with monthly payments of
 $4, including interest at the bank's prime rate
 (effective interest rate of 8.25% and 9.5% at
 September 30, 1999 and 2000, respectively),
 with the remaining principal balance payable on
 December 15, 2000..............................     109       76        --
Term loan with a bank with monthly payments of
 $2 plus interest at the bank's prime rate
 (effective interest rate of 8.25% and 9.5% at
 September 30, 1999 and 2000, respectively) with
 the remaining principal balance payable on
 March 30, 2001.................................  $   47  $    24    $    18
Noncompete obligations with monthly payments of
 $9, including interest at 7.5%, repaid in
 December 2000                                       913      875        --
Note payable to sellers of retail propane
 companies acquired in 1998 with monthly
 payments of $2, including interest at 7.5%,
 repaid in December 2000........................     193      184        --
                                                  ------  -------    -------
                                                   9,543    7,559      6,268
Less current portion............................    (803)  (4,950)    (4,668)
                                                  ------  -------    -------
                                                  $8,740  $ 2,609    $ 1,600
                                                  ======  =======    =======

   In July 1999, Investors 300, Inc. entered into an amended and restated credit agreement with its bank to increase the level of financing and to refinance most of Investors 300, Inc.'s outstanding long-term debt. This credit agreement consisted of a $6,000 term loan and a revolving loan of up to $6,000, subject to specified percentages of the company's accounts receivable, inventory, and machinery and equipment balances. Investors 300, Inc. must pay sufficient principal to reduce the outstanding revolving loan balance to an amount not greater than $5,400 on May 1, 2000 and $600 on May 1, 2001, with the remaining principal due on June 1, 2003. All of the credit agreements with the Hoosier Propane Group's bank are collateralized by substantially all of the assets of the Hoosier Propane Group and contain covenants which, among other things, require the maintenance of various financial performance ratios. Repayment of borrowings pursuant to the credit agreements of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. is guaranteed by the other companies and, to a lesser extent, by the stockholders of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc.

                             HOOSIER PROPANE GROUP

   Due to the sale of the Hoosier Propane Group, as discussed in Note 7, management elected not to renew or negotiate extensions of its revolving credit and term loan agreements. As such, much of the Hoosier Propane Group's outstanding long-term debt is classified as a current liability in the accompanying fiscal year 2000 combined balance sheet.

   The noncompete obligations and notes payable to sellers of retail propane companies acquired in 1998 are collateralized by the assets purchased in the acquisition. These obligations and notes payable are subordinate to the obligations owed by the Hoosier Propane Group to its bank.

   Principal payments of long-term debt for each of the next five years ended September 30 and thereafter are as follows:

   2001.................................................................. $4,950
   2002..................................................................  1,054
   2003..................................................................    658
   2004..................................................................     63
   2005..................................................................     67
   Thereafter............................................................    767
                                                                          ------
                                                                          $7,559
                                                                          ======

4. Common Stock

   Shares of common stock of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. are as follows:

                                                         Investors     L & L
                                             Domex, Inc. 300, Inc. Leasing, Inc.
                                             ----------- --------- -------------
   Authorized shares........................    1,000      1,000       1,000
   Issued shares............................      666        315         515
   Outstanding shares.......................      346        315         315

5. Employee Benefit Plan

   The Hoosier Propane Group sponsors a multiemployer 401(k) profit-sharing plan for employees who have completed one year of service and have attained the age of 21. The Hoosier Propane Group's discretionary contributions charged to expense were $56, $54 and $55 in 1998, 1999 and 2000, respectively.

6. Related-Party Transactions

   The Hoosier Propane Group has notes receivable from and notes payable to various stockholders of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. The notes receivable bear interest of 7% and are due October 31, 2004. The Hoosier Propane Group received interest income from these notes of $31, $28 and $25 in 1998, 1999 and 2000, respectively. The unsecured notes payable bear interest of 7% and mature on October 1, 2001. The Hoosier Propane Group recorded interest expense related to these notes of $89, $89 and $88 in 1998, 1999 and 2000, respectively.

7. Subsequent Event

   On January 12, 2001, the Hoosier Propane Group sold substantially all of their assets to Inergy Partners, LLC for an aggregate purchase price of approximately $70,000. A portion of these proceeds was used to repay in full the Hoosier Propane Group's notes payable to bank, notes payable to stockholders and long-term debt.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Country Gas Company, Inc.

   We have audited the accompanying balance sheets of Country Gas Company, Inc. ("Country Gas") as of May 31, 1999 and 2000, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Country Gas's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Country Gas Company, Inc. at May 31, 1999 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Kansas City, Missouri
January 26, 2001

                           COUNTRY GAS COMPANY, INC.

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                                                  May 31,
                                                              ----------------
                                                               1999     2000
                                                              -------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 2,029  $ 1,797
  Accounts receivable, less allowance for uncollectible
   accounts of $ -0- in 1999 and $20 in 2000.................     637      972
  Inventories................................................      28       55
  Prepaid expenses and other current assets..................      10       38
  Current portion of note receivable from related party (Note
   2)........................................................      80       80
                                                              -------  -------
Total current assets.........................................   2,784    2,942
Property, plant and equipment, at cost:
  Office furniture and equipment.............................     239      249
  Vehicles...................................................   1,672    1,758
  Tanks and plant equipment..................................   3,373    3,486
  Leasehold improvements.....................................      88      160
                                                              -------  -------
                                                                5,372    5,653
  Less accumulated depreciation..............................  (2,807)  (3,127)
                                                              -------  -------
Net property, plant and equipment............................   2,565    2,526
Note receivable, less current portion from related party
 (Note 2)....................................................     300      220
Federal tax deposit..........................................     445      490
                                                              -------  -------
Total assets................................................. $ 6,094  $ 6,178
                                                              =======  =======

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable........................................... $   --   $   108
  Accrued salaries and wages.................................     217       78
  State income taxes payable.................................      33       27
  Other accrued expenses.....................................       8        1
  Customer deposits..........................................      26       97
                                                              -------  -------
Total current liabilities....................................     284      311

Stockholders' equity:
  Common stock, no par value:
    Authorized shares--100,000
    Issued shares--2,000.....................................     262      262
  Retained earnings..........................................   5,564    5,621
  Less 700 shares of treasury stock, at cost.................     (16)     (16)
                                                              -------  -------
Total stockholders' equity...................................   5,810    5,867
                                                              -------  -------
Total liabilities and stockholders' equity................... $ 6,094  $ 6,178
                                                              =======  =======

                            See accompanying notes.

                           COUNTRY GAS COMPANY, INC.

                              STATEMENTS OF INCOME
                                 (In thousands)

                                                                   Year ended
                                                                     May 31,
                                                                  -------------
                                                                   1999   2000
                                                                  ------ ------
Revenues:
  Propane........................................................ $7,724 $8,982
  Other..........................................................    763    659
                                                                  ------ ------
                                                                   8,487  9,641
Cost of product sold.............................................  3,181  4,672
                                                                  ------ ------
Gross profit.....................................................  5,306  4,969
Operating and administrative expenses............................  3,003  3,176
Depreciation.....................................................    354    342
                                                                  ------ ------
Operating income.................................................  1,949  1,451
Other income (expense):
  Interest income................................................    176    145
  Gain on sale of product line (Note 5)..........................    260    --
  Gain on sale of property, plant and equipment..................     44     21
                                                                  ------ ------
Net income....................................................... $2,429 $1,617
                                                                  ====== ======


                            See accompanying notes.

                           COUNTRY GAS COMPANY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       Years ended May 31, 1999 and 2000
                  (In thousands, except per share information)

                                                                       Total
                                         Common Retained  Treasury Stockholders'
                                         Stock  Earnings   Stock      Equity
                                         ------ --------  -------- -------------
Balance at May 31, 1998.................  $262  $ 5,995     $(16)     $ 6,241
  Net income............................   --     2,429      --         2,429
  Dividends ($1,430 per share)..........   --    (2,860)     --        (2,860)
                                          ----  -------     ----      -------
Balance at May 31, 1999.................   262    5,564      (16)       5,810
  Net income............................   --     1,617      --         1,617
  Dividends ($780 per share)............   --    (1,560)     --        (1,560)
                                          ----  -------     ----      -------
Balance at May 31, 2000.................  $262  $ 5,621     $(16)     $ 5,867
                                          ====  =======     ====      =======



                            See accompanying notes.

                           COUNTRY GAS COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               Year ended
                                                                 May 31,
                                                             ----------------
                                                              1999     2000
                                                             -------  -------
Operating activities
Net income.................................................. $ 2,429  $ 1,617
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation..............................................     354      342
  Provision for uncollectible accounts......................      46       73
  Gain on sale of property, plant and equipment.............     (44)     (21)
  Gain on sale of product line..............................    (260)     --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................      13     (409)
    Inventories.............................................      (9)     (27)
    Prepaid expenses and other current assets...............     (10)     (28)
    Other noncurrent assets.................................       6      (45)
    Accounts payable........................................      (4)     108
    Accrued expenses........................................     131     (146)
    State income taxes payable..............................       5       (6)
    Customer deposits.......................................     (62)      71
                                                             -------  -------
Net cash provided by operating activities...................   2,595    1,529
Investing activities
Purchases of property, plant and equipment..................    (498)    (331)
Proceeds from sale of property, plant and equipment.........      44       50
Proceeds from the sale of product line......................     260      --
Loan to related party.......................................    (400)     --
Collections on note receivable from related party...........      20       80
                                                             -------  -------
Net cash used in investing activities.......................    (574)    (201)
Financing activities
Dividends paid..............................................  (2,860)  (1,560)
                                                             -------  -------
Net decrease in cash........................................    (839)    (232)
Cash and cash equivalents at beginning of year..............   2,868    2,029
                                                             -------  -------
Cash and cash equivalents at end of year.................... $ 2,029  $ 1,797
                                                             =======  =======

                            See accompanying notes.

                           COUNTRY GAS COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  May 31, 2000
                                 (In thousands)

1. Summary of Significant Accounting Policies

 Nature of Operations

   Country Gas Company, Inc. ("Country Gas") is an S corporation that sells and distributes propane gas to industrial and domestic users. Country Gas serves the northern part of Illinois, including the Chicago area, and has been in business since 1963. Country Gas sells to households that use propane for heating, industrial customers that use propane to power machinery and commercial customers that use propane as a temporary heating source during building construction.

 Concentration of Credit Risk

   Credit is generally extended to retail customers in connection with the delivery of propane into customer owned gas storage tanks. Provisions for uncollectible accounts are reflected in the financial statements and have consistently been within management's expectations.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

   Sales of propane are recognized at the time the product is shipped or delivered to the customer. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

 Cash Equivalents

   Cash equivalents are defined as short-term, highly liquid investments with a maturity of three months or less when purchased and are stated at cost, which approximates market.

 Inventories

   Inventories, which mainly consist of liquid propane, are stated at the lower of cost, determined using the first-in, first-out method, or market.

 Property, Plant and Equipment

   Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line methodover the assets' estimated useful lives, as follows:

                                                                           Years
                                                                           -----
   Office furniture and equipment.........................................   4-8
   Vehicles...............................................................   5-7
   Tanks and plant equipment..............................................  5-30
   Leasehold improvements................................................. 10-15

                           COUNTRY GAS COMPANY, INC.

 Income Taxes

   The stockholders have elected to have Country Gas treated as an S corporation for federal income tax purposes under the Internal Revenue Code, as well as for purposes of state income taxes. Accordingly, Country Gas does not pay corporate tax on its income for federal purposes, nor in states in which the Company operates as an S corporation. Country Gas's stockholders include their pro rata share of Country Gas's taxable income in their individual income tax returns for such jurisdictions, and Country Gas pays dividends to its stockholders in amounts sufficient to cover the taxes resulting from such taxable income being included in the stockholders' individual income tax returns. State income taxes are payable, based on a fixed percentage of taxable income, to the state of Illinois.

   Because Country Gas has elected to maintain a fiscal year end of May 31, Country Gas must maintain a tax deposit with the IRS based on prior year earnings. The deposit is reported as a noncurrent asset on the accompanying balance sheets.

 Customer Deposits

   Customer deposits primarily represent cash received by Country Gas from advance payments from certain propane customers.

 Advertising Costs

   Country Gas expenses advertising costs as incurred. Advertising expenses amounted to $32 and $45 for the years ended May 31, 1999 and 2000, respectively, and are included in selling, general and administrative expenses in the accompanying statements of income.

2. Related Party Transactions

   During fiscal year 1999, Country Gas loaned $400 to a partnership owned by Country Gas's stockholders. The funds were used to purchase land adjacent to Country Gas's existing facilities. The unsecured note receivable matures on March 15, 2004 and provides for quarterly principal payments, totaling $80 per year, plus interest at 7%. For the years ended May 31, 1999 and 2000, Country Gas recorded interest income of $7 and $10, respectively, in connection with the unsecured note receivable. Leases with a related party are described in
Note 3.

3. Leases

   Country Gas has entered into noncancelable operating lease agreements with a stockholder for the lease of two facilities.

   Future minimum lease payments under these operating leases for the next five years ending May 31 are as follows:

   2001.................................................................... $192
   2002....................................................................  192
   2003....................................................................  192
   2004....................................................................  176
   2005....................................................................  --
                                                                            ----
                                                                            $752
                                                                            ====

   Total rent expense during the years ended May 31, 1999 and 2000 was $197 and $192, respectively.

                           COUNTRY GAS COMPANY, INC.

4. Employee Benefit Plan
   Country Gas has a discretionary profit-sharing plan covering substantially all of its employees. During the fiscal years ended May 31, 1999 and 2000, Country Gas made contributions to the plan of $140 and $105, respectively.

5. Sale of Product Line

   In fiscal 1999, Country Gas's "Turftreet" product line, which provided the application of liquid fertilizers and chemicals to lawns, was sold for approximately $260, yielding a gain of the same amount. This product line generated annual sales of approximately $260 with a gross margin of approximately 82%.

6. Subsequent Event

   During November 1999, Country Gas signed a letter of intent whereby it agreed to sell substantially all of its assets to Inergy Partners, LLC for approximately $17,000 plus the value of the accounts receivable and inventory at the closing date. The sale closed effective June 1, 2000.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Inergy Partners, LLC

   We have audited the accompanying balance sheet of Inergy, L.P. as of March 7, 2001. This balance sheet is the responsibility of Inergy Partners, LLC's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Inergy, L.P. at March 7, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Kansas City, Missouri
March 7, 2001

                                  INERGY, L.P.

                                 BALANCE SHEET
                                 March 7, 2001

                                 ASSETS
Current assets:
  Cash.................................................................. $1,000
                                                                         ------
    Total assets........................................................ $1,000
                                                                         ======
                            PARTNERS' EQUITY
Limited partner's equity................................................ $  990
Non-Managing general partner's equity...................................     10
                                                                         ------
    Total partners' equity.............................................. $1,000
                                                                         ======



                             See accompanying note.

                                  INERGY, L.P.

                             NOTE TO BALANCE SHEET

1. Nature of Operations

   Inergy, L.P. is a Delaware limited partnership formed on March 7, 2001 to ultimately acquire, own and operate the propane business and substantially all of the assets of Inergy Partners, LLC. In order to simplify Inergy, L.P.'s obligations under the laws of selected jurisdictions in which Inergy, L.P. will conduct business, Inergy, L.P.'s activities will be conducted through a 99%- owned operating company.

   Inergy, L.P. intends to offer 1,500,000 common units, representing limited partner interests, pursuant to a public offering and to concurrently issue (i) incentive distribution rights to Inergy Holdings, LLC and (ii) an aggregate 2% non-managing general partner interest in Inergy, L.P. and Inergy, L.P.'s operating company to Inergy Partners, LLC, (iii) 1,106,266 senior subordinated units and 572,542 junior subordinated units to New Inergy Propane, LLC and (iv) 2,207,101 senior subordinated units to an investor group and former owners of acquired businesses.

   Inergy Partners, LLC contributed $10 as the non-managing general partner and $990 as the limited partner on March 7, 2001. There have been no other transactions involving Inergy, L.P. as of March 7, 2001.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Inergy Partners, LLC

   We have audited the accompanying balance sheet of Inergy GP, LLC as of March 2, 2001. This balance sheet is the responsibility of Inergy Partners, LLC's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Inergy GP, LLC at March 2, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Kansas City, Missouri
March 2, 2001

                                 INERGY GP, LLC

                                 BALANCE SHEET
                                 March 2, 2001

                                 ASSETS

Current assets:
  Cash................................................................... $1,000
                                                                          ------
    Total assets......................................................... $1,000
                                                                          ======

                             OWNER'S EQUITY

Owner's equity........................................................... $1,000
                                                                          ------
    Total owner's equity................................................. $1,000
                                                                          ======



                             See accompanying note.

                                 INERGY GP, LLC

                             NOTE TO BALANCE SHEET

1. Nature of Operations

   Inergy GP, LLC is a Delaware limited liability company formed on March 2, 2001 to become the managing general partner of Inergy Partners, L.P. Inergy GP, LLC is a wholly-owned subsidiary of Inergy Holdings, LLC. Inergy GP, LLC owns a non-economic managing general partner interest in Inergy, L.P. Inergy GP, LLC will become the managing member of Inergy, L.P.'s 99%-owned operating company once the operating company is formed.

   On March 2, 2001, Inergy Holdings, LLC contributed $1,000 to Inergy GP, LLC in exchange for a 100% ownership interest.

   On March 7, 2001, Inergy GP, LLC received a managing general partner interest in Inergy, L.P. There have been no other transactions involving Inergy GP, LLC as of March 2, 2001.

                                                                      APPENDIX A



                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                                  INERGY, L.P.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                                   ARTICLE I
                                  Definitions

 Section 1.1.  Definitions..............................................     1
 Section 1.2.  Construction.............................................    15

                                   ARTICLE II
                                  Organization

 Section 2.1.  Formation................................................    15
 Section 2.2.  Name.....................................................    15
 Section 2.3.  Registered Office; Registered Agent; Principal Office;
                Other Offices...........................................    16
 Section 2.4.  Purpose and Business.....................................    16
 Section 2.5.  Powers...................................................    16
 Section 2.6.  Power of Attorney........................................    16
 Section 2.7.  Term.....................................................    18
 Section 2.8.  Title to Partnership Assets..............................    18

                                  ARTICLE III
                           Rights of Limited Partners

 Section 3.1.  Limitation of Liability..................................    18
 Section 3.2.  Management of Business...................................    18
 Section 3.3.  Outside Activities of the Limited Partners...............    18
 Section 3.4.  Rights of Limited Partners...............................    19

                                   ARTICLE IV
        Certificates; Record Holders; Transfer of Partnership Interests;
                      Redemption of Partnership Interests

 Section 4.1.  Certificates.............................................    19
 Section 4.2.  Mutilated, Destroyed, Lost or Stolen Certificates........    20
 Section 4.3.  Record Holders...........................................    20
 Section 4.4.  Transfer Generally.......................................    21
 Section 4.5.  Registration and Transfer of Limited Partner Interests...    21
 Section 4.6.  Transfer of the General Partners' General Partner
                Interests...............................................    22
 Section 4.7.  Transfer of Incentive Distribution Rights................    22
 Section 4.8.  Restrictions on Transfers................................    23
 Section 4.9.  Citizenship Certificates; Non-citizen Assignees..........    23
 Section 4.10. Redemption of Partnership Interests of Non-citizen
                Assignees...............................................    24

                                   ARTICLE V
          Capital Contributions and Issuance of Partnership Interests

 Section 5.1.  Organizational Contributions.............................    25
 Section 5.2.  Contributions by the Non-Managing General Partner and its
                Affiliates..............................................    25
 Section 5.3.  Contributions by Initial Limited Partners................    25
 Section 5.4.  Interest and Withdrawal..................................    26
 Section 5.5.  Capital Accounts.........................................    26
 Section 5.6.  Issuances of Additional Partnership Securities...........    28

                                                                            Page
                                                                            ----
 Section 5.7.  Limitations on Issuance of Additional Partnership
                Securities................................................   29
 Section 5.8.  Conversion of Subordinated Units...........................   30
 Section 5.9.  Limited Preemptive Right...................................   33
 Section 5.10. Splits and Combination.....................................   33
 Section 5.11. Fully Paid and Non-Assessable Nature of Limited Partner
                Interests.................................................   34

                                   ARTICLE VI
                         Allocations and Distributions

 Section 6.1.  Allocations for Capital Account Purposes...................   34
 Section 6.2.  Allocations for Tax Purposes...............................   40
 Section 6.3.  Requirement and Characterization of Distributions;
                Distributions to Record Holders...........................   42
 Section 6.4.  Distributions of Available Cash from Operating Surplus.....   42
 Section 6.5.  Distributions of Available Cash from Capital Surplus.......   44
 Section 6.6.  Adjustment of Minimum Quarterly Distribution and Target
                Distribution Levels.......................................   44
 Section 6.7.  Special Provisions Relating to the Holders of Senior
                Subordinated Units and Junior Subordinated Units..........   44
 Section 6.8.  Special Provisions Relating to the Holders of Incentive
                Distribution Rights.......................................   45
 Section 6.9.  Entity-Level Taxation......................................   45

                                  ARTICLE VII
                      Management and Operation of Business

 Section 7.1.  Management.................................................   45
 Section 7.2.  Certificate of Limited Partnership.........................   47
 Section 7.3.  Restrictions on General Partners' Authority................   47
 Section 7.4.  Reimbursement of the General Partners......................   48
 Section 7.5.  Outside Activities.........................................   49
 Section 7.6.  Loans from the General Partners; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain
                Restrictions on the General Partners......................   50
 Section 7.7.  Indemnification............................................   51
 Section 7.8.  Liability of Indemnitees...................................   52
 Section 7.9.  Resolution of Conflicts of Interest........................   53
 Section 7.10. Other Matters Concerning the General Partners..............   54
 Section 7.11. Purchase or Sale of Partnership Securities.................   54
 Section 7.12. Registration Rights of the General Partners and their
                Affiliates................................................   55
 Section 7.13. Reliance by Third Parties..................................   56

                                  ARTICLE VIII
                     Books, Records, Accounting and Reports

 Section 8.1.  Records and Accounting.....................................   57
 Section 8.2.  Fiscal Year................................................   57
 Section 8.3.  Reports....................................................   57

                                   ARTICLE IX
                                  Tax Matters

 Section 9.1.  Tax Returns and Information................................   57
 Section 9.2.  Tax Elections..............................................   58
 Section 9.3.  Tax Controversies..........................................   58
 Section 9.4.  Withholding................................................   58

                                                                            Page
                                                                            ----

                                   ARTICLE X
                             Admission of Partners

 Section 10.1.  Admission of Initial Limited Partners.....................   58
 Section 10.2.  Admission of Substituted Limited Partner..................   59
 Section 10.3.  Admission of Successor General Partners...................   59
 Section 10.4.  Admission of Additional Limited Partners..................   59
 Section 10.5.  Amendment of Agreement and Certificate of Limited
                 Partnership..............................................   60

                                   ARTICLE XI
                       Withdrawal or Removal of Partners

 Section 11.1.  Withdrawal of the Managing General Partner................   60
 Section 11.2.  Removal of the Managing General Partner...................   61
 Section 11.3.  Interest of Departing Partner and Successor General
                 Partners.................................................   62
 Section 11.4.  Withdrawal or Removal of Non-Managing General Partner.....   63
 Section 11.5.  Termination of Subordination Period, Conversion of Senior
                 Subordinated Units and Junior Subordinated Units and
                 Extinguishment of Cumulative Common Unit Arrearages......   64
 Section 11.6.  Withdrawal of Limited Partners............................   64

                                  ARTICLE XII
                          Dissolution and Liquidation

 Section 12.1.  Dissolution...............................................   64
 Section 12.2.  Continuation of the Business of the Partnership After
                 Dissolution..............................................   65
 Section 12.3.  Liquidator................................................   65
 Section 12.4.  Liquidation...............................................   66
 Section 12.5.  Cancellation of Certificate of Limited Partnership........   66
 Section 12.6.  Return of Contributions...................................   66
 Section 12.7.  Waiver of Partition.......................................   67
 Section 12.8.  Capital Account Restoration...............................   67

                                  ARTICLE XIII
           Amendment of Partnership Agreement; Meetings; Record Date

 Section 13.1.  Amendment to be Adopted Solely by the Managing General
                 Partner..................................................   67
 Section 13.2.  Amendment Procedures......................................   68
 Section 13.3.  Amendment Requirements....................................   68
 Section 13.4.  Special Meetings..........................................   69
 Section 13.5.  Notice of a Meeting.......................................   69
 Section 13.6.  Record Date...............................................   69
 Section 13.7.  Adjournment...............................................   70
 Section 13.8.  Waiver of Notice; Approval of Meeting; Approval of
                 Minutes..................................................   70
 Section 13.9.  Quorum....................................................   70
 Section 13.10. Conduct of a Meeting......................................   70
 Section 13.11. Action Without a Meeting..................................   71
 Section 13.12. Voting and Other Rights...................................   71

                                                                            Page
                                                                            ----

                                  ARTICLE XIV
                                     Merger

 Section 14.1.  Authority................................................    72
 Section 14.2.  Procedure for Merger or Consolidation....................    72
 Section 14.3.  Approval by Limited Partners of Merger or Consolidation..    73
 Section 14.4.  Certificate of Merger....................................    73
 Section 14.5.  Effect of Merger.........................................    73

                                   ARTICLE XV
                   Right to Acquire Limited Partner Interests

 Section 15.1.  Right to Acquire Limited Partner Interests...............    74

                                  ARTICLE XVI
                               General Provisions

 Section 16.1.  Addresses and Notices....................................    75
 Section 16.2.  Further Action...........................................    76
 Section 16.3.  Binding Effect...........................................    76
 Section 16.4.  Integration..............................................    76
 Section 16.5.  Creditors................................................    76
 Section 16.6.  Waiver...................................................    76
 Section 16.7.  Counterparts.............................................    76
 Section 16.8.  Applicable Law...........................................    76
 Section 16.9.  Invalidity of Provisions.................................    76
 Section 16.10. Consent of Partners......................................    77

             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                                  INERGY, L.P.

   THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INERGY, L.P.
dated as of             , 2001, is entered into by and among Inergy GP LLC, a
Delaware limited liability company, as the Managing General Partner, Inergy Partners, LLC, a Delaware limited liability company, as the Non-Managing General Partner and as the Organizational Limited Partner, New Inergy Propane, LLC, a Delaware limited liability company, Inergy Holdings, LLC, a Delaware limited liability company, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  Definitions

Section 1.1. Definitions.

   The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

   "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

   "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

  (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

  (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

   "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

   "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

   "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and
(b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Senior Subordinated Unit, a Junior Subordinated Unit or an Incentive Distribution Right or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Senior Subordinated Unit, Junior Subordinated Unit, Incentive Distribution Right or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Senior Subordinated Unit, Junior Subordinated Unit, Incentive Distribution Right or other interest was first issued.

   "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in Working Capital Borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in Working Capital Borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

   "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

   "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

   "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

   "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of
Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

   "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Managing General Partner using such reasonable method of valuation as it may adopt. The Managing General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

   "Agreement" means this Amended and Restated Agreement of Limited Partnership of Inergy, L.P., as it may be amended, supplemented or restated from time to time.

   "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

   "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

   "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

       (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

       (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the Managing General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing General Partner so determines.

     Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

   "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

   "Book-Down Event" means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

   "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to
Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

   "Book-Up Event" means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

   "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Oklahoma shall not be regarded as a Business Day.

   "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Senior Subordinated Unit, a Junior Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such General Partner Interest, Common Unit, Senior Subordinated Unit, Junior Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Senior Subordinated Unit, Junior Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

   "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution and Conveyance Agreement.

   "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new capital assets (including, without limitation, retail distribution centers, propane tanks, pipeline systems, storage facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

   "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

   "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the Managing General Partner.

   "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding a General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

   "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the Managing General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

   "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

   "Citizenship Certification" means a properly completed certificate in such form as may be specified by the Managing General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

   "Claim" has the meaning assigned to such term in Section 7.12(c).

   "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

   "Closing Price" has the meaning assigned to such term in Section 15.1(a).

   "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

   "Combined Interest" has the meaning assigned to such term in Section
11.3(a).

   "Commission" means the United States Securities and Exchange Commission.

   "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partners (exclusive of their interests as holders of the General Partner Interests and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Senior Subordinated Unit or a Junior Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

   "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

   "Conflicts Committee" means a committee of the Board of Directors of the Managing General Partner composed entirely of two or more directors who are not
(a) security holders, officers or employees of the Managing General Partner,
(b) officers, directors or employees of any Affiliate of the Managing General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.

   "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

   "Contribution and Conveyance Agreement" means that certain Contribution, Conveyance and Assignment Agreement, dated as of the Closing Date, among the Managing General Partner, the Non-Managing General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

   "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

   "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

   "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

   "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. (S) 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

   "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1, 11.2 or 11.4.

   "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

   "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.752-2(a).

   "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

   "Event of Withdrawal" has the meaning assigned to such term in Section
11.1(a).

   "Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

   "First Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(E).

   "First Target Distribution" means $0.66 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2001, it means the product of $0.66 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is
91), subject to adjustment in accordance with Sections 6.6 and 6.9.

   "General Partners" means the Managing General Partner and the Non-Managing General Partner and their successors and permitted assigns as managing general partner and non-managing general partner, respectively, of the Partnership.

   "General Partner Interest" means the ownership interest of a General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.

   "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

   "Group Member" means a member of the Partnership Group.

   "Holder" as used in Section 7.12, has the meaning assigned to such term in
Section 7.12(a).

   "Incentive Distribution Right" means a non-voting Limited Partner Interest issued to Inergy Holdings, LLC pursuant to Section 5.2, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

   "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(vi),
(vii) and (viii) and 6.4(b)(iii), (iv) and (v).

   "Indemnified Persons" has the meaning assigned to such term in Section
7.12(c).

   "Indemnitee" means (a) each General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of a General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, a General Partner or any Departing Partner or any Affiliate of any Group Member, a General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of a General Partner or any Departing Partner or any Affiliate of a General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

   "Initial Common Units" means the Common Units sold in the Initial Offering.

   "Initial Limited Partners" means Inergy Holdings, LLC (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2), New
Inergy Propane, LLC,                    ,                        and
                           and the Underwriters, in each case upon being
admitted to the Partnership in accordance with Section 10.1.

   "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

   "Initial Unit Price" means (a) with respect to the Common Units, the Senior Subordinated Units and the Junior Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the Managing General Partner, in each case adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

   "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (other than the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

   "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

   "Junior Subordinated Units" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (other than of holders of the Incentive Distribution Rights), and having the rights and obligations specified with respect to Junior Subordinated Units in this Agreement.

   "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

   "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Senior Subordinated Units, Junior Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

   "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

   "Liquidator" means one or more Persons selected by the Managing General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

   "Managing General Partner" means Inergy GP, LLC and its successors and permitted assigns as managing general partner of the Partnership.

   "Merger Agreement" has the meaning assigned to such term in Section 14.1.

   "Minimum Quarterly Distribution" means $0.60 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on June 30, 2001, it means the product of $0.60 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is
91), subject to adjustment in accordance with Sections 6.6 and 6.9.

   "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq National Market or any successor thereto.

   "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

   "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

   "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

   "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

   "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under
Section 6.1(d).

   "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under
Section 6.1(d).

   "Non-citizen Assignee" means a Person whom the Managing General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the Managing General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

   "Non-Managing General Partner" means Inergy Partners, LLC and its successors and permitted assigns as non-managing general partner of the Partnership.

   "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

   "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (including, without limitation, any expenditures described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

   "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

   "Notice of Election to Purchase" has the meaning assigned to such term in
Section 15.1(b).

   "Operating Company" means Inergy Propane, LLC, a Delaware limited liability company, and any successors thereto.

   "Operating Company Agreement" means the Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

   "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the Managing General Partner, repayment of Working Capital Borrowings, debt service payments, and capital expenditures, subject to the following:

       (a) Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures.

       (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or
  (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the Managing General Partner's good faith allocation between the amounts paid for each shall be conclusive.

   "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

       (a) the sum of (i) $8.5 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

       (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the Managing General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Managing General Partner so determines.

   Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

   "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or either of the General Partners or any of their Affiliates) acceptable to the Managing General Partner in its reasonable discretion.

   "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

   "Organizational Limited Partner" means Inergy Partners, LLC in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

   "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partners or their Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting, of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partners or their Affiliates or (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partners shall have notified such Person or Group in writing that such limitation shall not apply.

   "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

   "Parity Units" means Common Units and all other Units of any other class or series that have the right to participate (i) in distributions of Available Cash from Operating Surplus pursuant to each of subclauses (a)(i) and (a)(ii) of Section 6.4 in the same order of priority with respect to the participation of Common Units in such distributions or (ii) to participate in allocations of Net Termination Gain pursuant to Section 6.1(c)(i)(B) in the same order of priority with the Common Units. Units whose participation in such (i) distributions of Available Cash from Operating Surplus and (ii) allocations of Net Termination Gain are subordinate in order of priority to such distributions and allocations on Common Units shall not constitute Parity Units even if such Units are convertible under certain circumstances into Common Units or Parity Units.

   "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

   "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

   "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

   "Partners" means the General Partners and the Limited Partners.

   "Partnership" means Inergy, L.P., a Delaware limited partnership, and any successors thereto.

   "Partnership Group" means the Partnership, the Operating Company and any Subsidiary of any such entity, treated as a single consolidated entity.

   "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interests and Limited Partner Interests.

   "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

   "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Senior Subordinated Units, Junior Subordinated Units and Incentive Distribution Rights.

   "Percentage Interest" means as of any date of determination (a) as to the Non-Managing General Partner (with respect to its General Partner Interest), 1.0%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 99% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and
(c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the Managing General Partner's General Partner Interest shall be zero. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

   "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

   "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partners or any Affiliate of either of the General Partners who holds Units.

   "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number of Incentive Distribution Rights held by each such holder.

   "Purchase Date" means the date determined by the Managing General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partners and their Affiliates) pursuant to Article XV.

   "Quarter" means, unless the context requires otherwise, a fiscal quarter, or with respect to the first fiscal quarter after the Closing Date the portion of such fiscal quarter after the Closing Date, of the Partnership.

   "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the
Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

   "Record Date" means the date established by the Managing General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

   "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the Managing General Partner has caused to be kept as of the opening of business on such Business Day.

   "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to
Section 4.10.

   "Registration Statement" means the Registration Statement on Form S-1
(Registration No. 333-      ) as it has been or as it may be amended or
supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

   "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Senior Subordinated Units or Junior Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Senior Subordinated Units or Junior Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the Non-Managing General Partner (as holder of the Non-Managing Partner's General Partner Interest), the excess of (a) the Net Positive Adjustments of the Non-Managing General Partner as of the end of such period over (b) the sum of the Non-Managing General Partner's Share of Additional Book Basis Derivative Items with respect to its General Partner Interest for each prior taxable period, and
(iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

   "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to
Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

   "Residual Gain" or "Residual Loss" means any item of gain or loss; as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

   "Second Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(F).

   "Second Target Distribution" means $0.75 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2001, it means the product of $0.75 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

   "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

   "Senior Subordinated Units" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (other than of holders of the Incentive Distribution Rights), and having the rights and obligations specified with respect to Senior Subordinated Units in this Agreement.

   "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Senior Subordinated Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the Non-Managing General Partner (as holder of the Non-Managing Partner's General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the Non-Managing General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

   "Special Approval" means approval by a majority of the members of the Conflicts Committee.

   "Subordinated Unit" means a Senior Subordinated Unit or a Junior Subordinated Unit. The term "Subordinated Unit" as used herein does not include a Common Unit or Parity Unit. A Subordinated Unit that is convertible into a Common Unit or a Parity Unit shall not constitute a Common Unit or Parity Unit until such conversion occurs.

   "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

       (a) the first day of any Quarter beginning after June 30, 2006, in the case of the Senior Subordinated Units, or June 30, 2008, in the case of the Junior Subordinated Units, in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution (or portion thereof for the first fiscal quarter after the Closing Date) on all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units during such periods and
  (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Senior Subordinated Units and Junior Subordinated Units that were Outstanding during such periods on a fully diluted basis (i.e., taking into account for purposes of such determination all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units, all Common Units, Subordinated Units and Junior Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made, and all Common Units, Senior Subordinated Units and Junior Subordinated Units that have as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interest in the Partnership and on the managing member interest in the Operating Company, during such periods and
  (ii) there are no Cumulative Common Unit Arrearages; and

       (b) the date on which the Managing General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partners and their Affiliates are not voted in favor of such removal.

   "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such-Person.

   "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

   "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

   "Third Target Distribution" means $0.90 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2001, it means the product of $0.90 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

   "Third Target Liquidation Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(G).

   "Trading Day" has the meaning assigned to such term in Section 15.1(a).

   "Transfer" has the meaning assigned to such term in Section 4.4(a).

   "Transfer Agent" means such bank, trust company or other Person (including the Managing General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the Managing General Partner shall act in such capacity.

   "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

   "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

   "Underwriting Agreement" means the Underwriting Agreement dated
  , 2001 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

   "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.

   "Unitholders" means the holders of Common Units and Subordinated Units.

   "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units, voting as a class, and at least a majority of the Outstanding Senior Subordinated Units and Junior Subordinated Units, voting as a single class, in each case excluding Units owned by the General Partners and any Affiliate of either General Partner, and thereafter, at least a majority of the Outstanding Common Units.

   "Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

   "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

   "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

   "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

   "US GAAP" means United States Generally Accepted Accounting Principles consistently applied.

   "Withdrawal Opinion of Counsel" has the meaning assigned to such term in
Section 11.1(b).

   "Working Capital Borrowings" means borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

Section 1.2. Construction.

   Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

                                   ARTICLE II

                                  Organization

Section 2.1. Formation.

   The Managing General Partner, the Non-Managing General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Inergy, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act, All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2. Name.

   The name of the Partnership shall be "Inergy, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the Managing General Partner in its sole discretion, including the name of the Managing General Partner. The words "Limited Partnership," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3. Registered Office; Registered Agent; Principal Office; Other
Offices.

   Unless and until changed by the Managing General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1101 Walnut, Suite 1500, Kansas City, Missouri 64106 or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the Managing General Partner deems necessary or appropriate. The address of the Managing General Partner shall be 1101 Walnut, Suite 1500, Kansas City, Missouri 64106 or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4. Purpose and Business.

   The Purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon, the Partnership as a member of the Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity,
(c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that the Managing General Partner approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the Managing General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates "qualifying income" (as such term is defined pursuant to Section 7704 of the Code) or a Subsidiary, or a Partnership activity that generates qualifying income, or (ii) enhances the operations of an activity of the Operating Company and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The Managing General Partner has no obligation or duty to the Partnership, the Limited Partners, the Non-Managing General Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5. Powers.

   The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6. Power of Attorney.

       (a) Each Limited Partner and each Assignee hereby constitutes and appoints the Managing General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator, (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

         (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the Managing General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and
    (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

          (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the Managing General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the Managing General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the Managing General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

   Nothing contained in this Section 2.6(a) shall be construed as authorizing the Managing General Partner to amend this Agreement except in accordance with
Article XIII or as may be otherwise expressly provided for in this Agreement.

       (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the Managing General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the Managing General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Managing General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.7. Term.

   The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8. Title to Partnership Assets.

   Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the Managing General Partner, one or more of its Affiliates or one or more nominees, as the Managing General Partner may determine. The Managing General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the Managing General Partner or one or more of its Affiliates or one or more nominees shall be held by the Managing General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the Managing General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the Managing General Partner or as soon thereafter as practicable, the Managing General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Managing General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

                                  ARTICLE III

                           Rights Of Limited Partners

Section 3.1. Limitation of Liability.

   The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2. Management of Business.

   No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware
Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of a General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of a General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3. Outside Activities of the Limited Partners.

   Subject to the provisions of Section 7.5, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

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Section 3.4. Rights of Limited Partners.

       (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

         (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

          (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

           (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

          (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

         (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

       (b) The Managing General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the Managing General Partner deems reasonable, (i) any information that the Managing General Partner reasonably believes to be in the nature of trade secrets or
  (ii) other information the disclosure of which the Managing General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this
  Section 3.4).

                                   ARTICLE IV

        Certificates; Record Holders; Transfer Of Partnership Interests;
                      Redemption Of Partnership Interests

Section 4.1. Certificates.

   Upon the Partnership's issuance of Common Units, Senior Subordinated Units or Junior Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the Managing General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the Managing General Partner evidencing its interests in the Partnership and
(b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Senior Subordinated Units or Junior Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Senior Subordinated Units or Junior Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the Managing General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Managing General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Senior

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

Subordinated Units or Junior Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Senior Subordinated Units or Junior Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.

Section 4.2. Mutilated, Destroyed, Lost or Stolen Certificates.

       (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the Managing General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

       (b) The appropriate officers of the Managing General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

         (i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

       (iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the Managing General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

       (iv) satisfies any other reasonable requirements imposed by the Partnership.

   If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the Managing General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the Managing General Partner or the Transfer Agent for such transfer or for a new Certificate.

       (c)  As a condition to the issuance of any new Certificate under this
  Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3. Record Holders.

   The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.


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

Section 4.4. Transfer Generally.

       (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which a General Partner assigns its General Partner Interest to another Person who becomes a General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

     (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
  Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

     (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of a General Partner of any or all of the issued and outstanding membership interests of such General Partner.

Section 4.5. Registration and Transfer of Limited Partner Interests.

      (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the Managing General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

     (b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

     (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

     (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

     (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

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

       (f) Each General Partner and its Affiliates shall have the right at any time to transfer their Senior Subordinated Units, Junior Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6. Transfer of the General Partners' General Partner Interests.

       (a) Subject to Section 4.6(c) below, prior to June 30, 2011, a General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partners and their Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of one of the General Partners or (B) another Person in connection with the merger or consolidation of such General Partner with or into another Person or the transfer by such General Partner of all or substantially all of its assets to another Person.

       (b) Subject to Section 4.6(c) below, on or after June 30, 2011, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

       (c) Notwithstanding anything herein to the contrary, no transfer by a General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of such General Partner under this Agreement and the Operating Company Agreement and to be bound by the provisions of this Agreement and the Operating Company Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iii) in the case of the Managing General Partner's General Partner Interest, such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the Managing General Partner as the general partner or managing member of each other Group Member and (iv) in the case of the Non-Managing Partner's General Partner Interest, (x) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the Non-Managing General Partner as the general partner or member of each other Group Member and (y) the Managing General Partner consents to such transfer. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7. Transfer of Incentive Distribution Rights.

   Prior to June 30, 2011, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders (a) to an Affiliate or (b) to another Person in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person provided that the transferee also owns, controls or is controlled by the Managing General Partner. Any other transfer of the Incentive Distribution Rights prior to June 30, 2011, shall require the prior approval of holders at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partners and their Affiliates). On or after June 30, 2011, Inergy Holdings, LLC, or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The Managing General Partner shall have the authority (but shall not be required) to adopt such reasonable restrictions on the transfer of Incentive Distribution Rights and requirements for registering the transfer of Incentive Distribution Rights as the Managing General Partner, in its sole discretion, shall determine are necessary or appropriate.

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

Section 4.8. Restrictions on Transfers.

       (a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or Operating Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

       (b) The Managing General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or Operating Company becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the Managing General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the Managing General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

       (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

       (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.9. Citizenship Certificates; Non-citizen Assignees.

       (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the Managing General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the Managing General Partner may request any Limited Partner or Assignee to furnish to the Managing General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the Managing General Partner may request. If a Limited Partner or Assignee fails to furnish to the Managing General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the Managing General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the Managing General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the Managing General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

       (b) The Managing General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partners) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

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

       (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

       (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to
  Section 10.2, the Managing General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

Section 4.10. Redemption of Partnership Interests of Non-citizen Assignees.

       (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the Managing General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the Managing General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

         (i) The Managing General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the Managing General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

           (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

       (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

     (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Managing General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the Managing General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                   ARTICLE V

          Capital Contributions And Issuance Of Partnership Interests

Section 5.1. Organizational Contributions.

   In connection with the formation of the Partnership under the Delaware Act, the Managing General Partner has been admitted as the Managing General Partner of the Partnership without any economic interest in the Partnership, the Non-Managing General Partner made an initial Capital Contribution to the Partnership in the amount of $10.00 for an interest in the Partnership and has been admitted as the Non-Managing General Partner of the Partnership and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $990.00 for an interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution and Conveyance Agreement; the initial Capital Contribution of each Partner shall thereupon be refunded; and the Organizational Limited Partner shall cease to be a Limited Partner of the Partnership. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the Non-Managing General Partner.

Section 5.2. Contributions by the Non-Managing General Partner and its
Affiliates.

       (a) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, (i) the Non-Managing General Partner shall contribute to the Partnership, as a Capital Contribution, all of its interest in [the Operating Company], in exchange for the continuation of its 1% Non-Managing General Partner Interest, subject to all of the rights, privileges and duties of the Non-Managing General Partner under this Agreement, (ii) Inergy Holdings, LLC shall contribute to the Partnership, as a Capital Contribution, all of its interest in [the Operating Company] in exchange for the Incentive Distribution Rights, (iii) New Inergy Propane, LLC will contribute to the Partnership, as a Capital Contribution, all of its
  interest in [the Operating Company] in exchange for        Senior
  Subordinated Units and         Junior Subordinated Units and (iv)
  and         shall contribute their interests in [the Operating Company] in
  exchange for an aggregate of        Senior Subordinated Units and
  Junior Subordinated Units.

     (b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering or pursuant to the Over-Allotment Option), the Non-Managing General Partner shall be required to make additional Capital Contributions equal to 1/99th of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in the immediately preceding sentence and
  Article XII, the General Partners shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3. Contributions by Initial Limited Partners.

      (a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

       (b) Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

       (c) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 1,500,000 Units, (ii) the "Option Units" as such term is used in the Underwriting Agreement issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof in an aggregate number of up to 225,000 Units,
  (iii) the         Senior Subordinated Units and the         Junior
  Subordinated Units issuable to New Inergy Propane, LLC,, pursuant to
  Section 5.2 hereof, (iv) the        Senior Subordinated Units issuable and
  the        Junior Subordinated Units, to        and        pursuant to
  Section 5.2 hereof and (v) the Incentive Distribution Rights.

Section 5.4. Interest and Withdrawal.

   No interest on Capital Contributions shall be paid by the Partnership. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of 17-502(b) of the Delaware Act.

Section 5.5. Capital Accounts.

       (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation
  Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

       (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

         (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the Managing General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.

          (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

           (iii)  Except as otherwise provided in Treasury Regulation
    Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation
    Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

         (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same. method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Managing General Partner may adopt.

          (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to
    Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

       (c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

          (ii) Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 by a holder thereof (other than a transfer to an Affiliate unless the Managing General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated

    Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

       (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of a General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the Managing General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Managing General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The Managing General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

          (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

Section 5.6. Issuances of Additional Partnership Securities.

       (a) Subject to Section 5.7, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the Managing General Partner in its sole discretion, all without the approval of any Limited Partners.

       (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the Managing General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions;
  (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Security.

       (c) The Managing General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with
  (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this
  Section 5.6, (ii) the conversion of the Non-Managing General Partner Interest and Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and
  (iv) all additional issuances of Partnership Securities. The Managing General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The Managing General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the Non-Managing General Partner Interest and Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any, National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

Section 5.7. Limitations on Issuance of Additional Partnership Securities.

   The issuance of Partnership Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:

      (a) Until all Outstanding Senior Subordinated Units have been converted into Common Units, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating to) an aggregate of more than 750,000 additional Parity Units without the prior approval of the holders of a Unit Majority. In applying this limitation, there shall be excluded Common Units and other Parity Units issued (A) in connection with the exercise of the Over-Allotment Option pursuant to Section 5.3(b), (B) in accordance with Section 5.7(b), (C) upon conversion of Subordinated Units pursuant to Section 5.8, (D) upon conversion of the Non-Managing General Partner Interest and Incentive Distribution Rights pursuant to
  Section 11.3(b), (E) pursuant to the employee benefit plans of the Managing General Partner, the Partnership or any other Group Member and (F) in the event of a combination or subdivision of Common Units.

       (b) The Partnership may also issue an unlimited number of Parity Units, prior to the end of the Subordination Period and without the prior approval of the Unitholders, if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Improvement is to be completed, would have resulted, on a pro forma basis, in an increase in:

      (A) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to the four most recently completed Quarters taken as a whole (on a pro forma basis as described below) as compared to

      (B) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to such four most recently completed Quarters taken as a whole.

   If the issuance of Parity Units with respect to an Acquisition or Capital Improvement occurs within the first four full Quarters after the Closing Date, then Adjusted Operating Surplus as used in clauses (A) (subject to the succeeding sentence) and (B) above shall be calculated (i) for each Quarter, if any, that commenced after the Closing Date for which actual results of operations are available, based on the actual Adjusted Operating Surplus of the Partnership generated with respect to such Quarter, and (ii) for each other Quarter, on a pro forma basis consistent with the procedures, as applicable, set forth in Appendix D to the Registration Statement. Furthermore, the amount in clause (A) shall be determined on a pro forma basis assuming that (1) all of the Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding, (2) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such issuance of Parity Units) had been incurred or assumed, in each case as of the commencement of such four-Quarter period, (3) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (4) the non-personnel costs and expenses are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

       (c) Until all Outstanding Senior Subordinated Units have been converted into Common Units, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating to) additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of the holders of a Unit Majority.

       (d)  No fractional Units shall be issued by the Partnership.

Section 5.8. Conversion of Subordinated Units.

       (a) A total of 828,342 of the outstanding Senior Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after June 30, 2004, in respect of which:

         (i) distributions under Section 6.4 in respect of all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units during such periods;

          (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Senior Subordinated Units and Junior Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units; all Common Units, Senior Subordinated Units and Junior Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made; and all Common Units, Senior Subordinated Units and Junior Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interests in the Partnership and the Operating Company, during such periods; and

           (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.

       (b) An additional 828,342 of the Outstanding Senior Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after June 30, 2005, in respect of which:

         (i) distributions under Section 6.4 in respect of all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units during such periods;

          (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Senior Subordinated Units and Junior Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units; all Common Units, Senior Subordinated Units and Junior Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made; and all Common Units, Senior Subordinated Units and Junior Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interests in the Partnership and the Operating Company, during such periods; and

           (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero;

provided, however, that the conversion of Senior Subordinated Units pursuant to this Section 5.8(b) may not occur until at least one year following the conversion of Senior Subordinated Units pursuant to Section 5.8(a).

       (c) A total of 143,136 of the outstanding Junior Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after June 30, 2006, in respect of which:

         (i) distributions under Section 6.4 in respect of all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units during such periods;

          (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Senior Subordinated Units and Junior Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units; all Common Units, Senior Subordinated Units and Junior Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made; and all Common Units, Senior Subordinated Units and Junior Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interests in the Partnership and the Operating Company, during such periods; and

           (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.

       (d) An additional 143,136 of the Outstanding Junior Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after June 30, 2007, in respect of which:

         (i) distributions under Section 6.4 in respect of all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units during such periods;

          (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Senior Subordinated Units and Junior Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units; all Common Units, Senior Subordinated Units and Junior Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made; and all Common Units, Senior Subordinated Units and Junior Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interests in the Partnership and the Operating Company, during such periods;

           (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero;

provided, however, that the conversion of Junior Subordinated Units pursuant to this Section 5.8(d) may not occur until at least one year following the conversion of Junior Subordinated Units pursuant to Section 5.8(c).

       (e) In the event that less than all of the Outstanding Senior Subordinated Units shall convert into Common Units pursuant to Section 5.8(a) or 5.8(b) at a time when there shall be more than one holder of Senior Subordinated Units, then, unless all of the holders of Senior Subordinated Units shall agree to a different allocation, the Senior Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Senior Subordinated Units pro rata based on the number of Senior Subordinated Units held by each such holder.

       (f) In the event that less than all of the Outstanding Junior Subordinated Units shall convert into Common Units pursuant to Section 5.8(c) or 5.8(d) at a time when there shall be more than one holder of Senior Subordinated Units, then, unless all of the holders of Junior Subordinated Units shall agree to a different allocation, the Junior Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Junior Subordinated Units pro rata based on the number of Junior Subordinated Units held by each such holder.

       (g) Any Subordinated Units that are not converted into Common Units pursuant to Sections 5.8(a), 5.8(b), 5.8(c) and 5.8(d) shall convert into Common Units on a one-for-one basis on the first day following the Record Date for distributions in respect of the final Quarter of the Subordination Period.

       (h) Notwithstanding any other provision of this Agreement, all Outstanding Junior Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after June 30, 2006, in respect of which

         (i) distributions under Section 6.4 in respect of all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately prior to such date have equaled or exceeded $2.80,

          (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of $2.80 on all of the Common Units, Senior Subordinated Units and Junior Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units; all Common Units, Senior Subordinated Units and Junior Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made; and all Common Units, Senior Subordinated Units and Junior Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interests in the Partnership and the Operating Company, during such periods;

           (iii) All outstanding Senior Subordinated Units have converted into Common Units, and

          (iv) The Cumulative Common Unit Arrearage on all of the Common Units is zero.

       (i) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of,
  Section 11.4.

       (j) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

Section 5.9. Limited Preemptive Right.

   Except as provided in this Section 5.9 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The Non-Managing General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the Non-Managing General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the Non-Managing General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.10. Splits and Combination.

       (a) Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Senior Subordinated Units and Junior Subordinated Units that may convert prior to the end of the Subordination Period and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

       (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the Managing General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Managing General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

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       (c)  Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the Managing General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

       (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(d) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.11. Fully Paid and Non-Assessable Nature of Limited Partner
Interests.

   All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

                                   ARTICLE VI

                         Allocations and Distributions

Section 6.1. Allocations for Capital Account Purposes.

   For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

      (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

         (i) First, 100% to the Non-Managing General Partner in an amount equal to the aggregate Net Losses allocated to the Non-Managing General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the Non-Managing General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the Non-Managing General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

          (ii) Second, 1% to the Non-Managing General Partner in an amount equal to the aggregate Net Losses allocated to the Non-Managing General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years and 99% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

           (iii) Third, the balance, if any, 1% to the Non-Managing General Partner and 99% to the Unitholders, in accordance with their respective Percentage Interests.

       (b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

         (i) First, 1% to the Non-Managing General Partner and 99% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this

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    Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this
    Section 6. 1 (b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

          (ii) Second, 1% to the Non-Managing General Partner and 99% to the Unitholders in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

           (iii) Third, the balance, if any, 100% to the Non-Managing General Partner.

       (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

         (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

              (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

              (B) Second, 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the Non-Managing General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") plus (3) any then existing Cumulative Common Unit Arrearage;

              (C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 99% to all Unitholders holding Senior Subordinated Units, Pro Rata, and 1% to the Non-Managing General Partner until the Capital Account in respect of each Senior Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to
                   Section 6.4(a)(iii) with respect to such Senior Subordinated Unit for such Quarter;

              (D) Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 99% to all Unitholders holding

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

                 Junior Subordinated Units, Pro Rata, and 1% to the Non-Managing General Partner until the Capital Account in respect of each Junior Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iv) with respect to such Junior Subordinated Unit for such Quarter;

              (E) Fifth, 99% to all Unitholders, Pro Rata, and 1% to the Non-Managing General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(v) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the "First Liquidation Target Amount");

              (F) Sixth, 85.8673% to all Unitholders, Pro Rata, 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the Non-Managing General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(vi) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "Second Liquidation Target Amount");

              (G) Seventh, 75.7653% to all Unitholders, Pro Rata, 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the Non-Managing General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(vii) and 6.4(b)(iv) (the sum of (1) plus (2) is hereinafter defined as the "Third Liquidation Target Amount");

              (H) Finally, any remaining amount 50.5102% to all Unitholders, Pro Rata, 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the Non-Managing General Partner.

          (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

              (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Junior Subordinated Unit, 99% to the Unitholders holding Junior Subordinated Units, Pro Rata, and 1% to the Non-Managing General Partner until the Capital Account in respect of each Junior Subordinated Unit then Outstanding has been reduced to zero;

              (B) Second, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Senior Subordinated Unit, 99% to the Unitholders holding Senior Subordinated Units, Pro Rata, and 1% to the Non-

                 Managing General Partner until the Capital Account in respect of each Senior Subordinated Unit then Outstanding has been reduced to zero;

              (C) Third, 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the Non-Managing General Partner until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

              (D) Fourth, the balance, if any, 100% to the Non-Managing General Partner.

       (d)  Special Allocations. Notwithstanding any other provision of this
  Section 6.1, the following special allocations shall be made for such taxable period:

         (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-20)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-20)(2)(ii), or any successor provisions. For purposes of this
    Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

           (iii)  Priority Allocations.

              (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the Non-Managing General Partner shall be allocated gross income in an aggregate amount equal to 1/99th of the sum of the amounts allocated in clause (1) above.

              (B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year.

          (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of
    Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

         (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and
    (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

          (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the Managing General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

           (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

            (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

         (x) Economic Uniformity. At the election of the Managing General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partners and their Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the Managing General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

          (xi)  Curative Allocation.

              (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this
                   Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Managing General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

              (B) The Managing General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

           (xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

              (A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the

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

                 Managing General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the Non-Managing General Partner, or additional items of deduction and loss away from the Unitholders and the Non-Managing General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the Non-Managing General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the Non-Managing General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the Non-Managing General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

              (B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as reasonably determined by the Managing General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount which would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

              (C) In making the allocations required under this Section 6.1(d)(xii), the Managing General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 6.1(d)(xii).

Section 6.2. Allocations for Tax Purposes.

     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6. 1.

     (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

       (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

        (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed

  Property, be allocated among the Partners in a manner consistent with
  Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

         (iii) The Managing General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

     (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the Managing General Partner shall have sole discretion to
(i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The Managing General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

     (d) The Managing General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the Managing General Partner determines that such reporting position cannot reasonably be taken, the Managing General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the Managing General Partner chooses not to utilize such aggregate method, the Managing General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

     (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

     (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

     (g) Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the Managing General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The Managing General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by
Section 706 of the Code and the regulations or rulings promulgated thereunder.

     (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion.

Section 6.3. Requirement and Characterization of Distributions; Distributions to Record Holders.

     (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on June 30, 2001, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

     (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

     (c) The Managing General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

     (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4. Distributions of Available Cash from Operating Surplus.

     (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

       (i) First, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

        (ii) Second, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

         (iii) Third, 99% to the Unitholders holding Senior Subordinated Units, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Senior Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

        (iv) Fourth, 99% to the Unitholders holding Junior Subordinated Units, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Junior Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

       (v) Fifth, 99% to all Unitholders, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

        (vi) Sixth, 85.8673% to all Unitholders, Pro Rata, 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

         (vii) Seventh, 75.7653% to all Unitholders, Pro Rata, 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (viii) Thereafter, 50.5102% to all Unitholders, Pro Rata, 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the Non-Managing General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(viii).

     (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

       (i) First, 99% to all Unitholders, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

        (ii) Second, 99% to all Unitholders, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

         (iii) Third, 85.8673% to all Unitholders, Pro Rata, and 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

        (iv) Fourth, 75.7653% to all Unitholders, Pro Rata, and 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

       (v) Thereafter, 50.5102% to all Unitholders, Pro Rata, and 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the Non-Managing General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5. Distributions of Available Cash from Capital Surplus.

   Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 99% to all Unitholders, Pro Rata, and 1% to the Non-Managing General Partner until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the Non-Managing General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6. Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

    (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

     (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 6.9.

Section 6.7. Special Provisions Relating to the Holders of Senior Subordinated Units and Junior Subordinated Units.

     (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Senior Subordinated Unit or a Junior Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b).

     (b) The Unitholder holding a Senior Subordinated Unit or a Junior Subordinated Unit which has converted into a Common Unit pursuant to Section
5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person which is not an Affiliate of the holder until such time as the Managing General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the Managing General Partner may take whatever reasonable steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5 (c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

Section 6.8. Special Provisions Relating to the Holders of Incentive Distribution Rights.

   Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights, and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(vi), (vii) and (viii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9. Entity-Level Taxation.

   If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Company to entity-level taxation for federal income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership or such Operating Company for the taxable year of the Partnership or the Operating Company in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership or the Operating Company for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Company is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Company had been subject to such state and local taxes during such preceding taxable year.

                                  ARTICLE VII

                      Management and Operation of Business

Section 7.1. Management.

     (a) The Managing General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the Managing General Partner, and neither the Non-

Managing General Partner nor any Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the Managing General Partner under any other provision of this Agreement, the Managing General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

     (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

     (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

     (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

     (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Company); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

     (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partners or their assets other than their interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

     (vi) the distribution of Partnership cash;

     (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

     (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

     (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Company from time to time) subject to the restrictions set forth in Section 2.4;

     (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

     (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

     (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

     (xiii) unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

     (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Company as a partner.

     (b) Notwithstanding any other provision of this Agreement, the Operating Company Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Company Agreement, the Underwriting Agreement, the Contribution and Conveyance Agreement, and the other agreements and other described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the Managing General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and
(iii) agrees that the execution, delivery or performance by the General Partners, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the Managing General Partner or any Affiliate of the Managing General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partners of any duty that the General Partners may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2. Certificate of Limited Partnership.

   The Managing General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate, the Managing General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the Managing General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3. Restrictions on General Partners' Authority.

     (a) The General Partners may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or
(v) transferring its interest as general partner of the Partnership.

     (b) Except as provided in Articles XII and XIV, no General Partner may sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company, without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partners' ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partners shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a member of the Operating Company, in either case, that would have a material adverse effect on the Partnership as a member of the Operating Company or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership or a successor managing member of the Operating Company.

Section 7.4. Reimbursement of the General Partners.

     (a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Company Agreement, the General Partners shall not be compensated for their services as general partners or managing members of any Group Member.

     (b) Each of the General Partners shall be reimbursed on a monthly basis, or such other reasonable basis as the Managing General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of such General Partner to perform services for the Partnership or for such General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by such General Partner in connection with operating the Partnership's business (including expenses allocated to such General Partner by its Affiliates). The Managing General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partners as a result of indemnification pursuant to Section 7.7.

     (c) Subject to Section 5.7, the Managing General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by either of the General Partners or any one of its Affiliates, in each case for the benefit of employees of either of the General Partners, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partners or any of their Affiliates any Partnership Securities that the General Partners or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partners in connection with any such plans, programs and practices (including the net cost to the General Partners or such Affiliates of Partnership Securities purchased by the General Partners or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partners under any employee benefit plans, employee programs or employee practices adopted by the Managing General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partners hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1, 11.2 or 11.4 or the transferee of or successor to all of the Managing General Partner's General Partner Interest or the Non-Managing General Partner's General Partner Interest pursuant to
Section 4.6.

Section 7.5. Outside Activities.

     (a) After the Closing Date, the Managing General Partner, for so long as it is a General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member of the Partnership, the Operating Company, and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

     (b) Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the Managing General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Company Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

     (c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the Managing General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partners' fiduciary duties or any other obligation of any type whatsoever of the General Partners for the Indemnitees (other than the Managing General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and
(iii) the General Partners and the Indemnities shall have no obligation to present business opportunities to the Partnership.

     (d) The General Partners and any of their Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

     (e) The term "Affiliates" when used in Section 7.5(a) and Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

     (f) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partners to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partners have complied with their fiduciary duties in connection with determinations made by it under this
Section 7.5.

Section 7.6. Loans from the General Partners; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partners.

     (a) Each of the General Partners or any of their Affiliates may lend to any Group Member, and any Group Member may borrow from a General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Managing General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to a General Partner or any of its Affiliates (other than another Group Member).

   (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the Managing General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partners' financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the Managing General Partner in its sole discretion and shall not create any right or benefit. in favor of any Group Member or any other Person.

     (c) The General Partners may, or may enter into an agreement with any of their Affiliates to, render services to a Group Member or to the General Partners in the discharge of their duties as general partners of the Partnership. Any services rendered to a Group Member by a General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of
Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

     (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

     (e) Neither General Partner nor any of their Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution and Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

     (f) The General Partners and their Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partners and their Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partners or their Affiliates to enter into such contracts.

     (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7. Indemnification.

     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partners) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this
Section 7.7 shall be available to the General Partners with respect to their obligations incurred pursuant to the Underwriting Agreement or the Contribution and Conveyance Agreement (other than obligations incurred by the General Partners on behalf of the Partnership or the Operating Company). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partners shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to
Section 7.7(a) in defending any claim, demand, action; suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

     (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Partnership may purchase and maintain (or reimburse the General Partners or their Affiliates for the cost of) insurance, on behalf of the General Partners, their Affiliates and such other Persons as the Managing General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8. Liability of Indemnitees.

     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

     (b) Subject to its obligations and duties as Managing General Partner set forth in Section 7.1(a), the Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing General Partner in good faith.

     (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partners and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

     (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partners, and the Partnership's and General Partners' directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9. Resolution of Conflicts of Interest.

     (a) Unless otherwise expressly provided in this Agreement or the Operating Company Agreement, whenever a potential conflict of interest exists or arises between a General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Company, any Partner or any Assignee, on the other, any resolution or course of action by a General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Company Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The Managing General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the Managing General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The Managing General Partner may also adopt a resolution or course of action that has not received Special Approval. The Managing General Partner (including the Conflicts Committee in connection with any Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person;
(C) any applicable generally accepted accounting practices or principles; and
(D) such additional factors as the Managing General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Managing General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the Managing General Partner, the resolution, action or terms so made, taken or provided by the Managing General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

     (b) Whenever this Agreement or any other agreement contemplated hereby provides that the Managing General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the Managing General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Company, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the Managing General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Company Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the Managing General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The Managing General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the Managing General Partner shall be deemed to constitute a breach of any duty of the Managing General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions to the Non-Managing General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed 1% of the total amount distributed to all partners or (B) hasten the expiration of the Subordination Period or the conversion of any Senior Subordinated Units or Junior Subordinated Units into Common Units.

     (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

     (d) The Unitholders hereby authorize the Managing General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Managing General Partner pursuant to this Section 7.9.

Section 7.10. Other Matters Concerning the General Partners.

     (a) A General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (b) A General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     (c) A General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

     (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited to the extent permitted by law, as required to permit the General Partners to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11. Purchase or Sale of Partnership Securities.

   The Managing General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the Managing General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partners or any of their Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.

Section 7.12. Registration Rights of the General Partners and their Affiliates.

     (a) If (i) either of the General Partners or any Affiliate of either of the General Partners (including for purposes of this Section 7.12, any Person that is an Affiliate of either of the General Partners at the date of this Agreement notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule
144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of such General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this
Section 7.12(a); and provided further, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

     (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

     (c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent, permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities

(joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

     (d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partners (and any of the General Partners' Affiliates) after they cease to be Partners of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

     (e)  Any request to register Partnership Securities pursuant to this
Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13. Reliance by Third Parties.

   Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Managing General Partner and any officer of the Managing General Partner authorized by the Managing General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Managing General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the Managing General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Managing General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.


                                  ARTICLE VIII

                     Books, Records, Accounting and Reports

Section 8.1. Records and Accounting.

   The Managing General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to
Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2. Fiscal Year.

   The fiscal year of the Partnership shall be a fiscal year ending December
31.

Section 8.3. Reports.

     (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the Managing General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the Managing General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Managing General Partner.

   (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Managing General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the Managing General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the Managing General Partner determines to be necessary or appropriate.

                                   ARTICLE IX

                                  Tax Matters

Section 9.1. Tax Returns and Information.

   The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

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Section 9.2. Tax Elections.

     (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Managing General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Managing General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

     (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

     (c) Except as otherwise provided herein, the Managing General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3. Tax Controversies.

   Subject to the provisions hereof, the Managing General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Managing General Partner and to do or refrain from doing any or all things reasonably required by the Managing General Partner to conduct such proceedings.

Section 9.4. Withholding.

   Notwithstanding any other provision of this Agreement, the Managing General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the Operating Company to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the Managing General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

                                   ARTICLE X

                             Admission of Partners

Section 10.1. Admission of Initial Limited Partners.

   Upon the issuance by the Partnership of Common Units, Senior Subordinated Units, Junior Subordinated Units and Incentive Distribution Rights to New Inergy Propane, LLC, Inergy Holdings, LLC, Underwriters and the other Initial Limited Partners as described in Section 5.3 in connection with the Initial Offering and the execution by each party of a Transfer Application, the Managing General Partner shall admit such parties to the

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Partnership as Initial Limited Partners in respect of the Common Units, Senior
Subordinated Units, Junior Subordinated Units or Incentive Distribution Rights issued to them.

Section 10.2. Admission of Substituted Limited Partner.

   By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the Managing General Partner consents thereto, which consent may be given or withheld in the Managing General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the Managing General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3. Admission of Successor General Partners.

   A successor General Partner approved pursuant to Section 11.1, 11.2 or 11.4 or the transferee of or successor to such General Partner Interest pursuant to
Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the Non-Managing General Partner or the Managing General Partner, as the case may be, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1, 11.2 or 11.4 or the transfer of such General Partner's General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4. Admission of Additional Limited Partners.

     (a) A Person (other than the General Partners, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the Managing General Partner (i) evidence of acceptance in form satisfactory to the Managing General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the Managing General Partner to effect such Person's admission as an Additional Limited Partner.

     (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the Managing General Partner, which consent may be given or withheld in the Managing General Partner's discretion. The admission of any Person as an Additional

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

Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the Managing General Partner to such admission.

Section 10.5. Amendment of Agreement and Certificate of Limited Partnership.

   To effect the admission to the Partnership of any Partner, the Managing General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Managing General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the Managing General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

                                   ARTICLE XI

                       Withdrawal or Removal of Partners

Section 11.1. Withdrawal of the Managing General Partner.

     (a) The Managing General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

       (i) The Managing General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the Managing General Partner has withdrawn pursuant to this
  Section 11.1(a)(i) if the Managing General Partner voluntarily withdraws as managing member of the Operating Company);

        (ii) The Managing General Partner transfers all of its rights as Managing General Partner pursuant to Section 4.6;

         (iii)  The Managing General Partner is removed pursuant to Section
  11.2;

        (iv) The Managing General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Managing General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Managing General Partner or of all or any substantial part of its properties;

       (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the Managing General Partner; or

        (vi) (A) in the event the Managing General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the Managing General Partner, or 90 days expire after the date of notice to the Managing General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the Managing General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the Managing General Partner; (C) in the event the Managing General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the Managing General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the Managing General Partner.

   If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A),
(B), (C) or (E) occurs, the withdrawing Managing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this
Section 11.1 shall result in the withdrawal of the Managing General Partner from the Partnership.

     (b) Withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on June 30, 2011, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partners and their Affiliates) and the Managing General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor Managing General Partner) would not result in the loss of the limited liability of any Limited Partner or of a limited partner of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on June 30, 2011, the Managing General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the Managing General Partner ceases to be the Managing General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the Managing General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the Managing General Partner and their Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the Managing General Partner as general partner or managing member, as the case may be, of the other Group Members. If the Managing General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor Managing General Partner. The Person so elected as successor Managing General Partner shall automatically become the successor general partner or managing member, as the case may be, of the other Group Members of which the Managing General Partner is a general partner or a managing member. If, prior to the effective date of the Managing General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor Managing General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2. Removal of the Managing General Partner.

   The Managing General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partners and their Affiliates). Any such action by such holders for removal of the Managing General Partner must also provide for the election of a successor Managing General Partner by the Unitholders holding a Unit Majority (including Units held by the General Partners and their Affiliates). Such removal shall be effective immediately following the admission of a successor Managing General Partner pursuant to Section 10.3. The removal of the Managing General Partner shall also automatically constitute the removal of the Managing General Partner as general partner or managing member, as the case may be, of the other Group Members of which the Managing General Partner is a general partner or a managing member. If a Person is elected as a successor Managing General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, as the case may be, of the other Group Members of which the Managing General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the Managing General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor Managing General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3. Interest of Departing Partner and Successor General Partners.

     (a) In the event of (i) withdrawal of a General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of a General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1, 11.2 or 11.4, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase
(x) its General Partner Interest (y) its general partner interest (or equivalent interest) in the other Group Members and (z) in the case of the withdrawal or removal of the Managing General Partner, Inergy Holdings, LLC shall have the right to require the successor Managing General Partner to purchase the Incentive Distribution Rights ((x), (y) and (z) are collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If a General Partner is removed by the Unitholders under circumstances where Cause exists or if a General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Operating Company Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1, 11.2 or 11.4, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

   For purposes of this Section 11.3(a), the fair market value of a Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

     (b)  If the Combined Interest is not purchased in the manner set forth in
Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if such General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

     (c) If a successor General Partner is elected in accordance with the terms of Section 11.1, 11.2 or 11.4 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to its Percentage Interest of 1/99th of the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to 1% of all Partnership allocations and distributions. The successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1%.

Section 11.4. Withdrawal or Removal of Non-Managing General Partner.

     (a) The Non-Managing General Partner may withdraw from the Partnership in the capacity of Non-Managing General Partner (i) upon 90 days' advance written notice to the Managing General Partner or (ii) by transferring its General Partner Interest in the Partnership pursuant to Section 4.6 hereof. Such withdrawal shall take effect on the date specified in such notice. Upon receiving such notice, the Managing General Partner shall select a successor Non-Managing General Partner within such 90-day period. Any withdrawal of the Non-Managing General Partner shall not become effective unless the Partnership has received by the end of such 90-day period a Withdrawal Opinion of Counsel that such withdrawal will not result in the loss of limited liability of any Limited Partner or of a member of the Operating Company or cause the Partnership or the Operating Company to be treated as a corporation or as an association taxable as a corporation for federal income tax purposes. Following any withdrawal of the Non-Managing General Partner, the business and operations of the Partnership shall be continued by the Managing General Partner.

     (b) In addition to the voluntary withdrawal described above, the Non-Managing General Partner shall be deemed to have withdrawn (i) when and if, the Non-Managing General Partner (A) makes a general assignment for the benefit of creditors, (B) files a voluntary bankruptcy petition, (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Non-Managing General Partner in a proceeding of the type described in clauses (A)-(C) of this subsection, or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Non-Managing General Partner or of all or any substantial part of its properties; or (ii), when a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the Non-Managing General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the Non-Managing General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereinafter in effect; or (iii) (A) in the event the Non-Managing General Partner is a corporation, when a certificate of dissolution or its equivalent is filed for the Non-Managing General Partner, or 90 days expire after the date of notice to the Non-Managing General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation, (B) in the event the Non-Managing General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the Non-Managing General Partner, (C) in the event the Non-Managing General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust, (D) in the event the Non-Managing General Partner is a natural person, his death or adjudication of incompetency, and (E) otherwise in the event of the termination of the Non-Managing General Partner.

     (c) The Non-Managing General Partner may be removed only if such removal is approved by the written consent or affirmative vote of Limited Partners holding at least 66 2/3% of the Outstanding Units (including Units owned by the General Partners and their Affiliates). Any such action by the Limited Partners for removal of the Non-Managing General Partner must also provide for the approval of a successor Non-Managing

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General Partner. Such removal shall be effective immediately following the admission of the successor Non-Managing General Partner pursuant to Section
10.3. The right of the Limited Partners to remove the Non-Managing General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel that the removal of the Non-Managing General Partner and the selection of a successor Non-Managing General Partner will not result in (i) the loss of limited liability of any Limited Partner or of a member of the Operating Company or (ii) the taxation of the Partnership or the Operating Company as an association taxable as a corporation for federal income tax purposes unless already so taxed.

     (d) Notwithstanding the other provisions of this Section 11.4, a successor Non-Managing General Partner need not be selected if the Partnership has received an Opinion of Counsel that the failure to select a successor would not cause the Partnership or the Operating Company to be treated as a corporation or as an association taxable as a corporation for federal income tax purposes.

Section 11.5. Termination of Subordination Period, Conversion of Senior
           Subordinated Units and Junior Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

   Notwithstanding any provision of this Agreement, if the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Senior Subordinated Units and Junior Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis and (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished.

Section 11.6. Withdrawal of Limited Partners.

   No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

                                  ARTICLE XII

                          Dissolution and Liquidation

Section 12.1. Dissolution.

   The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor Managing General Partner or a successor Non-Managing General Partner in accordance with the terms of this Agreement or by the withdrawal of the Non-Managing General Partner pursuant to Section 11.4. Upon the removal or withdrawal of the Managing General Partner, if a successor Managing General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor Managing General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

       (a) an Event of Withdrawal of the Managing General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in
  Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

       (b) an election to dissolve the Partnership by the Managing General Partner that is approved by the holders of a Unit Majority;

       (c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

       (d) the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2. Continuation of the Business of the Partnership After
Dissolution.

   Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the Managing General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or
(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor managing general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

       (i) the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;

        (ii) if the successor Managing General Partner is not the former Managing General Partner, then the interest of the former Managing General Partner shall be treated in the manner provided in Section 11.3; and

         (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor managing general partner may for this purpose exercise the powers of attorney granted the Managing General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor Managing General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 12.3. Liquidator.

   Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 12.2, the Managing General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Managing General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the Managing General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing General Partner under

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

the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4. Liquidation.

   The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

       (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

       (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

       (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5. Cancellation of Certificate of Limited Partnership.

   Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6. Return of Contributions.

   No General Partner shall be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

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

Section 12.7. Waiver of Partition.

   To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8. Capital Account Restoration.

   No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. Each General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

                                 ARTICLE XIII

           Amendment of Partnership Agreement; Meetings; Record Date

Section 13.1. Amendment to be Adopted Solely by the Managing General Partner.

   Each Partner agrees that the Managing General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

       (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

       (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

       (c) a change that, in the sole discretion of the Managing General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

       (d)  a change that, in the discretion of the Managing General Partner,
  (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the Managing General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the Managing General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

       (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the Managing General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the Managing General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

       (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or either of the General Partners or their directors, officers, trustees or agents from in any manner being subjected

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

  to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

       (g) subject to the terms of Section 5.7, an amendment that, in the discretion of the Managing General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

       (h) any amendment expressly permitted in this Agreement to be made by the Managing General Partner acting alone;

       (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

       (j) an amendment that, in the discretion of the Managing General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

       (k)  a merger or conveyance pursuant to Section 14.3(d); or

       (l)  any other amendments substantially similar to the foregoing.

Section 13.2. Amendment Procedures.

   Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the Managing General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Managing General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Managing General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3. Amendment Requirements.

     (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partners) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

     (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, either of the General Partners or any of their Affiliates without the consent of the Managing General Partner, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

     (c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the Managing General Partner's authority to adopt amendments to this Agreement without the approval of

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

any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

     (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units, Senior Subordinated Units and Junior Subordinated Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

     (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4. Special Meetings.

   All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the Managing General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the Managing General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Managing General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Managing General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5. Notice of a Meeting.

   Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6. Record Date.

   For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the Managing General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or
(b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the Managing General Partner to give such approvals.

Section 13.7. Adjournment.

   When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8. Waiver of Notice; Approval of Meeting; Approval of Minutes.

   The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9. Quorum.

   The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partners) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partners). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partners) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10. Conduct of a Meeting.

   The Managing General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Managing General Partner. The Managing General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11. Action Without a Meeting.

   If authorized by the Managing General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The Managing General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the Managing General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the Managing General Partner, the written approvals shall have no force and effect unless and until
(a) they are deposited with the Partnership in care of the Managing General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the Managing General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) are otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12. Voting and Other Rights.

     (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

     (b) With respect to Limited Partner Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

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                                  ARTICLE XIV

                                     Merger

Section 14.1. Authority.

   The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

Section 14.2. Procedure for Merger or Consolidation.

   Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the Managing General Partner. If the Managing General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the Managing General Partner shall approve the Merger Agreement, which shall set forth:

       (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

       (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

       (c)  The terms and conditions of the proposed merger or consolidation;

       (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

       (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

       (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

       (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Managing General Partner.

Section 14.3. Approval by Limited Partners of Merger or Consolidation.

     (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article
VII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

     (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

     (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

     (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the Managing General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any partner in the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partners with the same rights and obligations as are herein contained.

Section 14.4. Certificate of Merger.

   Upon the required approval by the Managing General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5. Effect of Merger.

     (a)  At the effective time of the certificate of merger:

       (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

        (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

         (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

        (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

     (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

                                   ARTICLE XV

                   Right to Acquire Limited Partner Interests

Section 15.1. Right to Acquire Limited Partner Interests.

     (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partners and their Affiliates, the Managing General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the Managing General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partners and their Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15 is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the Managing General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the Managing General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

     (b) If the Managing General Partner, any Affiliate of the Managing General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the Managing General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the Managing General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan,

New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the Managing General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Managing General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the Managing General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the Managing General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

     (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this
Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

                                  ARTICLE XVI

                               General Provisions

Section 16.1. Addresses and Notices.

   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the Managing General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United

States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the Managing General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The Managing General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2. Further Action.

   The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3. Binding Effect.

   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4. Integration.

   This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5. Creditors.

   None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6. Waiver.

   No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7. Counterparts.

   This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8. Applicable Law.

   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9. Invalidity of Provisions.

   If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10. Consent of Partners.

   Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.
                    [Rest of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

                                          MANAGING GENERAL PARTNER:

                                          INERGY GP, LLC

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

                                          NON-MANAGING GENERAL PARTNER:

                                          INERGY PARTNERS, LLC

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

                                          ORGANIZATIONAL LIMITED PARTNER:

                                          INERGY PARTNERS, LLC

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

                                          LIMITED PARTNERS:
                                          All Limited Partners now and
                                          hereafter admitted as Limited
                                          Partners of the Partnership,
                                          pursuant to powers of attorney now
                                          and hereafter executed in favor of,
                                          and granted and delivered to the
                                          Managing General Partner.

                                          NEW INERGY PROPANE, LLC

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

                                          INERGY HOLDINGS, LLC

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

                                   EXHIBIT A
                               to the Amended and
                  Restated Agreement of Limited Partnership of
                                  Inergy, L.P.
                      Certificate Evidencing Common Units
                   Representing Limited Partner Interests in
                                  Inergy, L.P.

No.                                                                Common
                                                     Units

   In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of Inergy, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), Inergy, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1101 Walnut, Suite 1500, Kansas City, Missouri 64106. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

   The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement,
(ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

   This Certificate shall not be valid far any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.


Dated:

                                         Inergy, L.P.
Countersigned and Registered by:

                                         By:  Inergy GP LLC, Its Managing

as Transfer Agent and Registrar                General Partner


By:                                      By:

      Authorized Signature
                                         Name:

                                         By:
                                                     Secretary

                            [Reverse of Certificate]

                                 ABBREVIATIONS

   The following abbreviations, when used in the inscription on the face of the Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common             UNIF GIFT/TRANSFERS MIN ACT
TEN ENT - as tenants by the
entireties
                                            Custodian
                                           (Cust)(Minor)
JT TEN - as joint tenants with right       under Uniform Gifts/Transfers
       of survivorship and not as          to CD Minors Act (State)
       tenants in common

   Additional abbreviations, though not in the above list, may also be used.

                           ASSIGNMENT OF COMMON UNITS
                                       in
                                  INERGY, L.P.
              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
                   DUE TO TAX SHELTER STATUS OF INERGY, L.P.

   You have acquired an interest in Inergy, L.P., 1101 Walnut, Suite 1500,
Kansas City, Missouri 64106, whose taxpayer identification number is [    ].
The Internal Revenue Service has issued Inergy, L.P. the following tax shelter registration number:

   YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN INERGY, L.P.

   You must report the registration number as well as the name and taxpayer identification number of Inergy, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN INERGY, L.P.

   If you transfer your interest in Inergy, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Inergy, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

   ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

                                                                      APPENDIX B

                    APPLICATION FOR TRANSFER OF COMMON UNITS

   The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

   The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying         Signature of Assignee
number of Assignee

Purchase Price including commissions,        Name and Address of Assignee
if any

Type of Entity (check one):

   [_]Individual

                        [_]Partnership

                                             [_]Corporation
   [_]Trust             [_]Other (specify)

Nationality (check one):

   [_]U.S. Citizen, Resident or Domestic Entity


   [_]Foreign Corporation         [_]Non-resident Alien

   If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

   Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.Individual Interestholder

   1. I am not a non-resident alien for purposes of U.S. income taxation.

   2. My U.S. taxpayer identification number (Social Security Number) is
          .

   3. My home address is            .

B.Partnership, Corporation or Other Interestholder

  1. is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2. The interestholder's U.S. employer identification number is            .

  3. The interestholder's office address and place of incorporation (if
     applicable) is            .

   The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

   The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

   Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:


                              Name of Interestholder

                                Signature and Date

                               Title (if applicable)

   Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

   FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and       (Please insert Social Security or
address of Assignee)                      other identifying number of
                                          Assignee)

    Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably
constitute and appoint     as its attorney-in-fact with full power of
substitution to transfer the same on the books of Inergy, L.P.

Date:                                  NOTE: The signature to any endorsement
                                             hereon must correspond with the
                                             name as written upon the face of
                                             this Certificate in every
                                             particular, without alteration,
                                             enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A   (Signature)
MEMBER FIRM OF THE NATIONAL
ASSOCIATION OF SECURITIES DEALERS,
INC. OR BY A COMMERCIAL BANK OR
TRUST COMPANY SIGNATURE(S)
GUARANTEED

                                       (Signature)


   No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                                                                     Appendix C

                               GLOSSARY OF TERMS

   adjusted operating surplus: For any period, operating surplus generated during that period is adjusted to:

     (a) decrease operating surplus by:

       (1) any net increase in working capital borrowings during that period; and

       (2) any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; and

     (b) increase operating surplus by:

       (1) any net decrease in working capital borrowings during that period; and

       (2) any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

   Adjusted operating surplus does not include that portion of operating surplus included in clause (a)(1) or the definition of operating surplus.

   available cash: For any quarter ending prior to liquidation:

     (a) the sum of:

       (1) all cash and cash equivalents of Inergy, L.P. and its subsidiaries on hand at the end of that quarter; and

       (2) all additional cash and cash equivalents of Inergy, L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

     (b) less the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the managing general partner to:

       (1) provide for the proper conduct of the business of Inergy, L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Inergy, L.P. and its subsidiaries) after that quarter;

       (2) comply with applicable law or any debt instrument or other agreement or obligation to which Inergy, L.P. or any of its subsidiaries is a party or its assets are subject; and

       (3) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that the managing general partner may not establish cash reserves for distributions to the subordinated units unless the managing general partner has determined that in its judgment the establishment of reserves will not prevent Inergy, L.P. from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by Inergy, L.P. or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the managing general partner so determines.

   capital account: The capital account maintained for a partner under the partnership agreement. The capital account of a partner for a common unit, a senior subordinated unit, a junior subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that common unit, senior subordinated unit, junior subordinated unit, incentive distribution right or other partnership interest were the only interest in Inergy, L.P. held by a partner.

   capital surplus: All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

   closing price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the managing general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by the managing general partner.

   common unit arrearage: The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

   current market price: For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

   incentive distribution right: A non-voting limited partner partnership interest issued to Inergy Holdings, LLC in connection with the transfer of substantially all of its member interest in Inergy Propane, LLC to Inergy, L.P. under the partnership agreement. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

   incentive distributions: The distributions of available cash from operating surplus initially made to Inergy Holdings, LLC that are in excess of the non-managing general partner's aggregate 2% general partner interest.

   interim capital transactions: The following transactions if they occur prior to liquidation:

     borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Inergy, L.P. or any of its subsidiaries;

     sales of equity interests by Inergy, L.P. or any of its subsidiaries;

     sales or other voluntary or involuntary dispositions of any assets of Inergy, L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).

   operating expenditures: All expenditures of Inergy, L.P. and its subsidiaries, including, but not limited to, taxes, reimbursements of the general partners, repayment of working capital borrowings debt service payments and capital expenditures, subject to the following:

     (a) Payments (including prepayments) of principal of and premium on indebtedness other than working capital borrowings will not constitute operating expenditures.

     (b) Operating expenditures will not include:

       (1) capital expenditures made for acquisitions or for capital improvements;

       (2) payment of transaction expenses relating to interim capital transactions; or

       (3) distributions to partners.

   operating surplus: For any period prior to liquidation, on a cumulative basis and without duplication:

     (a) the sum of

       (1) $8.5 million plus all the cash of Inergy, L.P. and its subsidiaries on hand as of the closing date of our initial public offering;

       (2) all cash receipts of Inergy, L.P. and its subsidiaries for the period beginning on the closing date of our initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

       (3) all cash receipts of Inergy, L.P. and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

     (b) the sum of:

       (1) operating expenditures for the period beginning on the closing date of our initial public offering and ending with the last day of that period; and

       (2) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the managing general partner to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to Inergy, L.P. or its subsidiaries or disbursements on behalf of Inergy, L.P. or its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if the managing general partner so determines.

   subordination period: The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

     (a) the first day of any quarter beginning after June 30, 2006, in the case of the senior subordinated units, or June 30, 2008, in the case of the junior subordinated units, for which:

       (1) distributions of available cash from operating surplus on each of the outstanding common units, senior subordinated units and junior subordinated units equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units, senior subordinated units and junior subordinated units for each of the three consecutive non-overlapping four-quarter periods immediately preceding that date;

       (2) the adjusted operating surplus generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distribution on all of the common units, senior subordinated units and junior subordinated units that were outstanding during those periods on a fully-diluted basis, and the related distribution on the general partner interests in Inergy, L.P. and the operating company; and

       (3) there are no outstanding cumulative common units arrearages.

     (b) the date on which the managing general partner is removed as general partner of Inergy, L.P. upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by the general partners and their affiliates are not voted in favor of the removal.

   working capital borrowings: Borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

                                                                      Appendix D

                PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS

   The following table shows the calculation of pro forma available cash from operating surplus for the year ended September 30, 2000 and the twelve months ended December 31, 2000, and represents the combined results of operations Inergy Partners, the Hoosier Propane Group and Country Gas, as adjusted for the offering. These results should be read in conjunction with "Cash Available for Distribution," the Inergy, L.P. Unaudited Pro Forma Consolidated Statement of Operations, the Inergy Partners Financial Statements, the Country Gas Company, Inc. Financial Statements, and the Hoosier Propane Group Financial Statements.

                                                               Twelve Months
                                              Year Ended           Ended
                                          September 30, 2000 December 31, 2000
                                          ------------------ -----------------
                                                      (unaudited)
                                                     (in thousands)
Pro forma operating income...............       $4,673            $ 8,198
Add:
  Pro forma depreciation and
   amortization..........................        7,746              7,825
  Pro forma other income.................          419                441
                                                ------            -------
Pro forma EBITDA(a)......................       12,838             16,464
Less:
  Pro forma interest expense.............       (5,251)            (5,251)
  Pro forma maintenance capital
   expenditures(b).......................       (1,234)            (1,477)
                                                ------            -------
Pro forma available cash from operating
 surplus(c)(d)(e)........................       $6,353            $ 9,736
                                                ======            =======

--------
(a) EBITDA is defined as operating income plus depreciation and amortization, other income and non-cash charges (primarily deferred compensation). EBITDA should not be considered as an alternative to net income, as an indicator of operating performance, or as an alternative to cash flow, as a measure of liquidity or ability to service debt obligations. Instead, EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution. The definition of EBITDA that we use may be different from that used by other corporations or partnerships.
(b) We determined these amounts by combining actual amounts of maintenance capital expenditures for Inergy Partners, Country Gas and the Hoosier Propane Group.
(c) The pro forma adjustments in the pro forma financial statements are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the financial position or results of operations of Inergy, L.P. had the acquisition of Country Gas and the Hoosier Propane Group and the transactions to be effected at the closing of this offering actually been completed as of the date indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts whereas available cash from operating surplus is defined in the partnership agreement on a cash accounting basis. As a consequence, the amount of pro forma cash available from operating surplus shown above should be viewed as a general indication of the amounts of available cash from operating surplus that may in fact have been generated by Inergy, L.P. had it been formed in earlier periods.
(d) Upon completion of the offering, we anticipate that we will incur incremental general and administrative expenses (e.g. costs associated with reports to unitholders, preparation of tax information for unitholders and investor relations) at an annual rate of approximately $500,000, which have not been included in the pro forma amounts above.

(e) The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for four quarters on the common units and subordinated units to be outstanding immediately after this offering and on the combined 2% general partner interest is approximately:

                                                                  Four Quarters
                                                                  --------------
                                                                  (in thousands)
   Common units..................................................    $ 3,600
     Combined 2% interest........................................         74
   Senior subordinated units.....................................      7,952
     Combined 2% interest........................................        162
   Junior subordinated units.....................................      1,374
     Combined 2% interest........................................         28
                                                                     -------
     Total.......................................................    $13,190
                                                                     =======

    Our pro forma available cash from operating surplus for the fiscal year ended September 30, 2000 would have been sufficient to allow us to pay the minimum quarterly distribution on all of our common units and approximately 33% of the minimum quarterly distribution on the senior subordinated units. Our pro forma available cash from operating surplus for the twelve months ended December 31, 2000 would have been sufficient to allow us to pay the minimum quarterly distribution on all of the common units and approximately 75% of the minimum quarterly distribution on the senior subordinated units. In neither period would pro forma available cash from operating surplus have been sufficient to pay any amounts on the junior subordinated units.

                      [MAP OF INERGY'S AREAS OF OPERATION]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             1,500,000 Common Units

                              [Inergy, L.P. Logo]

                                  Representing
                           Limited Partner Interests

                               ----------------

                                   PROSPECTUS

                               ----------------

                           A.G. Edwards & Sons, Inc.

                          First Union Securities, Inc.

                                 Raymond James

                                         , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13. Other Expenses Of Issuance And Distribution

   Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

   Registration fee.................................................... $ 9,057
   NASD filing fee.....................................................   4,123
   Nasdaq Stock Market Listing Fee.....................................  38,750
   Printing and engraving expenses.....................................    *
   Fees and expenses of legal counsel..................................    *
   Accounting fees and expenses........................................    *
   Transfer agent and registrar fees...................................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total.............................................................    *
                                                                        =======

--------
*To be provided by amendment.

Item 14. Indemnification Of Directors And Officers.

   The section of the Prospectus entitled "The Partnership Agreement-- Indemnification" is incorporated herein by this reference. Reference is made to Section of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 16. Exhibits.

   The following documents are filed as exhibits to this registration statement:

 Exhibit
 Number                               Description
 -------                              -----------
  *1.1   --Form of Underwriting Agreement


   3.1   --Certificate of Limited Partnership of Inergy, L.P.


   3.2   --Form of Amended and Restated Agreement of Limited Partnership of
           Inergy, L.P. (included as Appendix A to the Prospectus)

  *3.3   --Certificate of Formation of Inergy Propane, LLC


  *3.4   --Amended and Restated Limited Liability Company Agreement of Inergy
          Propane, LLC


  *3.5   --Certificate of Formation of Inergy GP, LLC


  *3.6   --Amended and Restated Limited Liability Company Agreement of Inergy
          GP, LLC


  *3.7   --Certificate of Formation of Inergy Partners, LLC


  *3.8   --Amended and Restated Limited Liability Company Agreement of Inergy
          Partners, LLC


  *5.1   --Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered


  *8.1   --Opinion of Vinson & Elkins L.L.P. relating to tax matters

 Exhibit
 Number                               Description
 -------                              -----------
 *10.1   --Amended and Restated Credit Facility


 *10.2   --Asset Purchase Agreement by and between Inergy Partners, LLC and
           County Gas Company, Inc., dated as of May 31, 2000


 *10.3   --Securities Purchase Agreement by and among Inergy Partners, LLC and various investors, dated as of January 12, 2001


 *10.4   --Investor Rights Agreement by and among Inergy Partners, LLC and various investors, dated as of January 12, 2001.


 *10.5   --Asset Purchase Agreement by and among Inergy Partners, LLC and the
           Hoosier Group, dated as of January 12, 2001


 *10.6   --Long-Term Incentive Plan


 *10.7   --Unit Purchase Plan


 *10.8   --Employment Agreement--John J. Sherman


 *10.9   --Employment Agreement--Phillip L. Elbert


 *10.10  --Employment Agreement--R. Brooks Sherman Jr.


 *10.11  --Employment Agreement--Carl A. Hughes


 *10.12  --Employment Agreement--Michael D. Fox


 *10.13  --Employment Agreement--William C. Gautreaux


  21.1   --List of subsidiaries


  23.1   --Consent of Ernst & Young LLP.


  23.2   --Consent of Batchelor, Tillery & Roberts, LLP


 *23.3   --Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)


 *23.4   --Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)


  24.1   --Powers of Attorney (included on the signature page)

--------
*To be provided by amendment.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on March 13, 2001.

                                          Inergy, L.P.

                                          By:  Inergy GP, LLC
                                              its Managing General Partner

                                                  /s/ John J. Sherman
                                          By: _________________________________
                                            Name: John J. Sherman
                                            Title: President and Chief
                                                Executive Officer and Chairman
                                                of the Board

   Each person whose signature appears below appoints John J. Sherman and R. Brooks Sherman Jr., and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                 Title
              ---------                                 -----

        /s/ John J. Sherman             President and Chief Executive Officer
______________________________________   and Chairman of the Board (principal
           John J. Sherman               executive officer)

        /s/ Phillip L. Elbert           Senior Vice President--Operations and
______________________________________   Director
          Phillip L. Elbert

      /s/ R. Brooks Sherman Jr.         Chief Financial Officer (principal
______________________________________   accounting officer)
        R. Brooks Sherman Jr.

      /s/ Richard C. Green, Jr.         Director
______________________________________
        Richard C. Green, Jr.

        /s/ Warren H. Gfeller           Director
 ______________________________________
          Warren H. Gfeller

        /s/ David J. Schulte            Director
______________________________________
           David J. Schulte